Exhibit (a)-(1)

__________, 2014

Shareholders of Noah Education Holdings Ltd.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Noah Education Holdings Ltd. (the “Company”) to be held on _________, 2014, at _____ a.m. (Beijing time), at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof. We hope that you can attend.

We entered into an agreement and plan of merger dated as of April 2, 2014, which was amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of June 9, 2014 (the “Amendment”) with Rainbow Education Holding Limited (“Parent”) and Rainbow Education Merger Sub Holding Limited (“Merger Sub”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Such agreement and plan of merger or, as the context requires, such agreement and plan of merger as amended by the Amendment and as may be further amended from time to time, is referred to herein as the “Merger Agreement”. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize, approve and adopt the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, in the form attached as Part III of Annex A to the accompanying proxy statement (the “Cayman Plan of Merger”) and the transactions contemplated thereby, including the Merger. Copies of the Merger Agreement and the Cayman Plan of Merger are attached as Annex A to the accompanying proxy statement.

Immediately following the consummation of the transactions contemplated under the Merger Agreement, Parent will be beneficially owned by a consortium (the “Consortium”) comprised of MSPEA Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and an affiliate of Morgan Stanley Private Equity Asia, the private equity arm of Morgan Stanley, and its affiliates (“MSPEA”), along with the following existing shareholders of the Company who have elected to roll-over their interest in the Company in connection with the Merger: Mr. Dong Xu, Mr. Benguo Tang, Mr. Xiaotong Wang, Ms. Siyuan Du, Mr. Qicai Du, Baring Asia II Holdings (22) Limited and their respective affiliates (including Jointly Gold Technologies Limited, First Win Technologies Limited, Global Wise Technologies Limited, Sunshine Nation Limited, The Baring Asia Private Equity Fund II, L.P. 1 and The Baring Asia Private Equity Fund II, L.P. 2) (collectively, the “Rollover Shareholders”). As of the date of this letter, the Rollover Shareholders beneficially own in aggregate approximately 68.1% of the outstanding ordinary shares of the Company (the “Shares”) (including Shares represented by American Depositary Shares (“ADSs”)).

If the Merger is consummated, the Company will continue its operations as a privately held company. As a result of the Merger, the ADSs, each representing one Share, will no longer be listed on The New York Stock Exchange, and the ADS program will terminate.

If the Merger Agreement and Cayman Plan of Merger are authorized, approved and adopted by the requisite vote of the Company’s shareholders and the Merger is completed, at the effective time of the Merger, except as described below, each Share issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist, in consideration and exchange for the right to receive $2.85 and each ADSs will represent the right to receive $2.85 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated August 31, 2007 among the Company, The Bank of New York Mellon (the “ADS Depositary”) and all holders from time to time of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes, other than (a) certain Shares (including Shares represented by ADSs) held by each of the Rollover Shareholders as set forth in a support agreement (the “Support Agreement”), dated as of April 2, 2014, entered into by the Rollover Shareholders and Parent, (b) Shares held by the ADS Depositary that are not represented by ADSs ((a) and (b) collectively, the “Excluded Shares”), all of which will be cancelled and cease to exist at the effective time of the Merger for no consideration and (c) Shares beneficially owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 238 of the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”), (the “Dissenting Shares”), which will be cancelled and cease to exist at the effective time of the Merger and the holders of such Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares as determined in accordance with the provisions of the Cayman Companies Law.

The Consortium intends to fund the Merger consideration through a cash contribution from MSPEA pursuant to an equity commitment letter (as amended from time to time).

An independent committee (the “Independent Committee”) of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with any member of the Consortium, Parent, Merger Sub or any member of the Company’s management, has reviewed and considered the terms and conditions of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. The Independent Committee unanimously (a) determined that the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders and ADS holders other than members of the Consortium and the directors and officers of the Company (the “unaffiliated shareholders and unaffiliated ADS holders”), (b) declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (c) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (d) recommended that the board of directors of the Company approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

On April 2, 2014, the Company’s board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Independent Committee, (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (b) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (c) recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

The Company’s board of directors recommend that you vote FOR the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Independent Committee and the board of directors of the Company, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. Mr. Dong Xu, chairman, chief strategy officer and acting chief executive officer of the Company, beneficially owns approximately 22.0% of the Company’s total outstanding Shares. Mr. Benguo Tang, a director of the Company, beneficially owns approximately 14.3% of the Company’s total outstanding Shares. Mr. Xiaotong Wang, a director of the Company, beneficially owns approximately 11.7% of the Company’s total outstanding Shares. Ms. Siyuan Du, an employee of the Company, beneficially owns approximately 7.2% of the Company’s total outstanding Shares. Mr. Qicai Du, a director of the Company, beneficially owns approximately 3.8% of the Company’s total outstanding Shares. The Rollover Shareholders have agreed with Parent pursuant to the Support Agreement to vote their Shares in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

The accompanying proxy statement includes detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website www.sec.gov.

The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are authorized, approved and adopted by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is _________ at _________a.m. (Beijing time). Voting at the extraordinary general meeting will take place by a show of hands, or poll voting if so demanded by the chairman of the extraordinary general meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of the paid up voting share capital of the Company. The chairman of the board of directors of the Company, who shall act as chairman of the extraordinary general meeting, intends to demand a poll.

The Rollover Shareholders beneficially own an aggregate of 25,041,344 Shares (including Shares represented by ADSs), which represent approximately 68.1% of the total number of outstanding Shares. Accordingly, based on the number of Shares expected to be outstanding on the Share record date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, assuming the Rollover Shareholders comply with the terms of the Support Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder.

If you own ADSs as at the close of business in New York City on _________, 2014, the ADS record date, you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by ADSs, only the ADS Depositary (or its nominee) may vote those Shares at the extraordinary general meeting. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS Depositary will not vote or attempt to exercise the right to vote the Shares underlying your ADSs other than in accordance with those instructions.

If you hold your Shares or ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares or ADSs if you wish to vote at the extraordinary general meeting.

Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THAT THE ADS DEPOSITARY DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company’s Investor Relations Department by calling at +86-755-8288-9100, emailing to ir@noaheducation.com or mailing Noah Education Holdings Ltd., Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China.

On behalf of Noah Education Holdings Ltd., we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,

Mr. Rick Chen	Mr. Dong Xu
On behalf of the Independent Committee	Chairman of the board of directors and acting chief
executive officer

The accompanying proxy statement is dated _________, 2014 and is first being mailed to shareholders on or about _________, 2014.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON _________, 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting (the “EGM”) of the shareholders of Noah Education Holdings Ltd., referred to herein alternately as “the Company,” “us,” “our” or “we,” will be held on                , 2014, at              a.m. (Beijing time), at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value $0.00005 per share (the “Shares”), at the close of business in the Cayman Islands on                , 2014, the Share record date, or their proxy holders are entitled to vote at the EGM or any adjournment thereof. At the EGM, you will be asked to consider and vote upon the following resolutions:

1.	as a special resolution:

THAT the agreement and plan of merger dated April 2, 2014, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of June 9, 2014 (as amended and as may be further amended from time to time, the “Merger Agreement”), among Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies in the Cayman Islands (the “Cayman Plan of Merger”) (copies of the Merger Agreement and the Cayman Plan of Merger being in the form attached as Annex A to the proxy statement accompanying this notice of EGM, which will also be produced and made available for inspection at the EGM), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;

THAT each of the members of the independent committee of the board of directors of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Cayman Plan of Merger, and the transactions contemplated thereby, including the Merger; and,

2.	if necessary, as an ordinary resolution:

THAT, the chairman of the EGM be instructed to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Please refer to the proxy statement, which is attached to and made a part of this notice. A list of the shareholders of the Company will be available at its principal executive offices at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China, during ordinary business hours for the _____ business days immediately prior to the EGM.

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After careful consideration and upon the unanimous recommendation of an independent committee (the “Independent Committee”) of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with Parent, Merger Sub or any of the management members of the Company, the Company’s board of directors approved the Merger Agreement and recommends that you vote FOR the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, the Cayman Plan of Merger, and the transactions contemplated thereby, including the Merger; and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Certain existing shareholders of the Company, including Jointly Gold Technologies Limited, a company incorporated in the British Virgin Islands owned by Mr. Dong Xu, First Win Technologies Limited, a company incorporated in the British Virgin Islands owned by Mr. Benguo Tang , Global Wise Technologies Limited, a company incorporated in the British Virgin Islands owned by Mr. Xiaotong Wang, Sunshine Nation Limited, a company incorporated in the British Virgin Islands owned by Ms. Siyuan Du, Mr. Qicai Du, a management member of the Company, and Baring Asia II Holdings (22) Limited, a company incorporated in the British Virgin Islands (collectively, the “Rollover Shareholders”) have entered into a Support Agreement with Parent pursuant to which each has agreed, among other things, to vote all of his, her or its Shares in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. The Rollover Shareholders own an aggregate of approximately 68.1% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. The Rollover Shareholders along with a new investor, MSPEA Education Holding Limited, a company incorporated in the Cayman Islands, comprise a consortium which will beneficially own Parent immediately following the consummation of the Merger.

The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are authorized, approved and adopted by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the EGM. Given the Rollover Shareholders’ ownership as described above, based on the number of Shares expected to be outstanding on the Share record date, and assuming the Rollover Shareholders comply with the terms of the Support Agreement, a quorum will be present at the EGM and sufficient votes will be cast to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder.

Even if you plan to attend the EGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, this proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Ms. Dora Li) at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China no later than                 , 2014 at              a.m. (Beijing time). The proxy card is the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the EGM will take place by a show of hands, or by poll voting if so demanded by the chairman of the EGM or one or more by shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of the paid up voting share capital of the Company. The chairman of the board of directors of the Company, who shall act as chairman of the EGM, intends to demand a poll. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on                   , 2014. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or nominee and you wish to vote at the EGM in person, you must obtain from the record holder a proxy issued in your name.

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When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the EGM in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above and in the proxy holder’s discretion as to other matters that may properly come before the EGM. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal.

If you own ADSs at the close of business in New York City on _________, 2014, the ADS record date, you may instruct The Bank of New York Mellon (the “ADS Depositary”), in its capacity as Depositary of the ADSs (and as the holder of the Shares underlying the ADSs), how to vote the Shares underlying your ADSs. However, you cannot vote at the EGM directly. As the holder of record for all the Shares represented by ADSs, only the ADS Depositary (or its nominee) may vote those Shares at the EGM. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to vote the underlying Shares at the EGM. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote Shares represented by ADSs other than in accordance with properly executed voting instruction cards. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, provide instructions for the delivery and registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on             , 2014, and become a holder of Shares by the close of business in the Cayman Islands on           , 2014, the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM.

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THAT THE ADS DEPOSITARY DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON _________, 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON ________, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR THE CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

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If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company’s Investor Relations department by calling at +86-755-8288-9100, emailing to ir@noaheducation.com or mailing Noah Education Holdings Ltd., Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China.

The Merger Agreement, the Cayman Plan of Merger and the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Cayman Plan of Merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at its registered office before the commencement of the general meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS OF NOAH EDUCATION HOLDINGS LTD.,

Sincerely,

Name: Dong Xu

Title: Chairman of the board of directors and acting chief executive officer

________, 2014

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PROXY STATEMENT

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Noah Education Holdings Ltd. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee : check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name : submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call the Company’s Investor Relations
Department at +86-755-8288-9100.

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Material PRC Income Tax Consequences	84

Material Cayman Islands Tax Consequences	85

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS	86

Market Price of the ADSs	86

Dividend Policy	86

THE EXTRAORDINARY GENERAL MEETING	88

Date, Time and Place of the Extraordinary General Meeting	88

Proposals to be Considered at the Extraordinary General Meeting	88

Our Board’s Recommendation	88

Record Date; Shares and ADSs Entitled to Vote	89

Quorum	89

Vote Required	89

Procedures for Voting	90

Voting of Proxies and Failure to Vote	91

Revocability of Proxies	91

Rights of Shareholders Who Object to the Merger	92

Whom to Call for Assistance	92

Solicitation of Proxies	93

Other Business	93

THE Agreement and plan of Merger	94

Structure and Completion of the Merger	94

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation	94

Merger Consideration	95

Treatment of Share Incentive Plans and Outstanding Company Equity Awards	95

Exchange Procedures	96

Representations and Warranties	97

Conduct of Business Prior to Closing	101

No Solicitation of Competing Transactions	104

No Change of Recommendation	105

Shareholders’ Meeting	107

Indemnification; Directors’ and Officers’ Insurance	107

Financing	108

Agreement to Use Reasonable Best Efforts	108

Buyer Group Contracts	108

Certain additional Covenants	109

Conditions to the Merger	109

Termination of the Merger Agreement	110

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Termination Fee	112

Modification or Amendment; Waiver of Conditions	113

Remedies	113

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	115

DISSENTERS’ RIGHTS	116

Requirements for Exercising Dissenters’ Rights	116

financial information	118

Selected Historical Financial Information	118

Net Book Value per Share of Our Shares	119

Transactions in the shares and ADS	120

Purchases by the Company	120

Purchases by the Rollover Shareholders and Their Affiliates	120

Purchases by Other Members of Buyers’ Group	120

Prior Public Offerings	120

Transactions in Prior 60 Days	120

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	121

FUTURE SHAREHOLDER PROPOSALS	123

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	124

WHERE YOU CAN FIND MORE INFORMATION	126

ANNEX A	A-1

ANNEX B	B-1

ANNEX C	C-1

ANNEX D	D-1

ANNEX E	E-1

ANNEX F	F-1

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SUMMARY TERM SHEET

This “Summary Term Sheet,” and the “Questions and Answers about the Extraordinary General Meeting and the Merger,” summarize the material information contained in this proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed Merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement, and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 126. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Noah Education Holdings Ltd. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to United States dollars.

The Parties Involved in the Merger

Noah Education Holdings Ltd.

Noah Education Holdings Ltd., a Cayman Islands exempted company with limited liability headquartered in Shenzhen, Guangdong Province, China, is a leading provider of education services in China. We operate and manage high-end private kindergartens, private primary and secondary schools, and offer supplemental English training services for children aged between 2 and 18. We developed and marketed interactive multimedia learning materials mainly to complement prescribed textbooks used in China’s primary and secondary school curriculum, covering subjects such as English, Chinese, mathematics, physics, chemistry, biology, geography, political science and history. The Company’s principal executive office is located at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-755-8288-9100.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended June 30, 2013, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2013, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 126 for a description of how to obtain a copy of the Company’s Annual Report.

Mr. Dong Xu

Mr. Dong Xu is one of our founders and has served as chairman of our board of directors since our inception. Mr. Dong Xu has served as our chief strategy officer since April 1, 2011 and our acting chief executive officer since January 1, 2012. Mr. Dong Xu is also the founder and 100% owner of Leisen Education and 70% owner of Wentai Investment. Mr. Dong Xu served as our chief executive officer from April 2004 to March 2011. During the last five years, Mr. Dong Xu has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for Mr. Dong Xu is Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. Mr. Dong Xu’s telephone number is +86-755-8288-9100. Mr. Dong Xu is a PRC citizen.

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Mr.Benguo Tang

Mr. Benguo Tang is a founder and a member of our board of directors. He served as a member of our board of directors from our inception to 2011 and was re-elected to the board of directors of the Company in November 2012. He served as our president and chief operating officer, and an executive member of our board, from 2004 to 2011. During the last five years, Mr. Benguo Tang has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for Mr. Benguo Tang is Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. Mr. Benguo Tang’s telephone number is +86-755-8288-9100. Mr. Benguo Tang is a PRC citizen.

Mr. Xiaotong Wang

Mr. Xiaotong Wang is, and has been for the past five years, a founder of our company and a member of our board of directors. Outside our Company, Mr. Wang also serves as a director of Shenzhen Tiku Internet Technology Co., Ltd. and Noah Industrial. During the last five years, Mr. Xiaotong Wang has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for Mr. Xiaotong Wang is Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. Mr. Xiaotong Wang’s telephone number is +86-755-8288-9100. Mr. Xiaotong Wang is a PRC citizen.

Ms. Siyuan Du

Ms. Siyuan Du is, and has been for the past five years, an employee of the Company and the sole director of Sunshine Nation Limited. Ms. Siyuan Du has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for Ms. Siyuan Du is 5F Wuyi Xinganxian, No. 717 Wuyi West Road, Changsha, Hunan Province, China. Ms. Siyuan Du’s telephone number is +86-731-8268-2655. Ms. Siyuan Du is a citizen of Canada.

Mr. Qicai Du

Mr. Qicai Du has served as a member of our board since January 1, 2012. He has also served as the general manager of Shenzhen Wentai Education Industry Development Co., Ltd. since 2002 and the general manager and vice president of Zhongda Foundation Education Investment Management Co., Ltd. since 2008. During the last five years, Mr. Qicai Du has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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The business address for Mr. Qicai Du is Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. Mr. Qicai Du’s telephone number is +86-755-8288-9100. Mr. Qicai Du is a PRC citizen.

Jointly Gold Technologies Limited

Jointly Gold Technologies Limited is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands wholly owned by Mr. Dong Xu. The registered address of Jointly Gold Technologies Limited is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Mr. Dong Xu is the sole shareholder, director and officer of Jointly Gold Technologies Limited. The business telephone number of Jointly Gold Technologies Limited is +86-755-8288-9100.

First Win Technologies Limited

First Win Technologies Limited is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands wholly owned by Mr. Benguo Tang. The registered address of First Win Technologies Limited is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Mr. Benguo Tang is the sole shareholder, director and officer of First Win Technologies Limited. The business telephone number of First Win Technologies Limited is +86-755-8288-9100.

Global Wise Technologies Limited

Global Wise Technologies Limited is an investment holding company with limited liability incorporated under the laws of the British Virgin Islands wholly owned by Mr. Xiaotong Wang. The registered address of Global Wise Technologies Limited is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Mr. Xiaotong Wang is the sole shareholder, director and officer of Global Wise Technologies Limited. The business telephone number of Global Wise Technologies Limited is +86-755-8288-9100.

Sunshine Nation Limited

Sunshine Nation Limited is an investment holding company with limited liability incorporated under the laws of British Virgin Islands wholly owned by Ms. Siyuan Du. The registered address of Sunshine Nation Limited is Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands and the business address of Ms. Siyuan Du is Little New Star Education Group, 5th Floor, Wu Yi Xin Gan Xian, 717 Wu Yi Road, Tianxin District, Changsha, Hunan 410005, People’s Republic of China. Ms. Siyuan Du is the sole shareholder, director and officer of Sunshine Nation Limited. The business telephone number of Sunshine Nation Limited is +86-731-8268-2655.

The Baring Asia Private Equity Fund II, L.P. 1

The Baring Asia Private Equity Fund II, L.P. 1 ("Baring LP 1") is a Guernsey limited partnership. The principal business address of Baring LP 1 is 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL. The business telephone number of Baring LP 1 is (+44) 1481 735825.

The Baring Asia Private Equity Fund II, L.P. 2

The Baring Asia Private Equity Fund II, L.P. 2 ("Baring LP 2") is a Guernsey limited partnership. The principal business address of Baring LP 2 is 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL. The business telephone number of Baring LP 2 is (+44) 1481 735825.

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Baring Asia II Holdings (22) Limited

Baring Asia II Holdings (22) Limited (“Baring SPV” and, together with Baring LP 1 and Baring LP 2, “Baring”), a British Virgin Islands company with limited liability, is controlled by Baring LP 1 and Baring LP 2. Baring SPV was formed for the purpose of making investments for Baring LP 1, Baring LP 2 and their respective affiliates, including holding interests in the Company and in Holdco. The principal business address of Baring SPV is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands. The business telephone number of Baring SPV is (+44) 1481 735825.

Morgan Stanley Private Equity Asia IV, L.L.C.

Morgan Stanley Private Equity Asia IV, L.L.C. (“MS LC”), a Delaware limited liability company, is the general partner of MS LP (as defined below). Its principal business is investing in securities, and its principal business address is 1585 Broadway, New York, New York, 10036. Its business telephone number is 852-2848-5200.

Morgan Stanley Private Equity Asia IV, L.P.

Morgan Stanley Private Equity Asia IV, L.P. (“MS LP”) is a Cayman Islands exempted limited partnership and holds 100% of MSPEA IV (as defined below). Its principal business is investing in securities, and its principal business address is 1585 Broadway, New York, New York, 10036. Its business telephone number is 852-2848-5200.

Morgan Stanley Private Equity Asia IV Holdings Limited

Morgan Stanley Private Equity Asia IV Holdings Limited (“MSPEA IV”) is a Cayman Islands exempted company limited by shares and owns 100% of the issued share capital of MSPEA (as defined below). Its principal business is investment holding, and its registered office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. Its business telephone number is 852-2848-5200.

MSPEA Education Holding Limited

MSPEA Education Holding Limited (“MSPEA Education”) is a Cayman Islands exempted company limited by shares wholly owned by MSPEA IV. Its principal business is investment holding and its registered office is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. Its business telephone number is 852-2848-5200.

Rainbow Education Holding Limited

Rainbow Education Holding Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Immediately prior to the effective time of the Merger, Parent will be 100% owned by MSPEA Education. Parent is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and consummating certain transactions in connection with the Merger. As of the date of this proxy statement, Parent does not hold any Shares. The registered office of Parent is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its business telephone number is +852 2848 5200.

Rainbow Education Merger Sub Holding Limited

Rainbow Education Merger Sub Holding Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. As of the date of this proxy statement, Merger Sub does not hold any Shares. The registered office of Merger Sub is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005 and its business telephone number is +852 2848 5200.

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Throughout this proxy statement, MSPEA Education and its affiliates are referred to as “MSPEA.” Mr. Dong Xu, Mr. Benguo Tang, Mr. Xiaotong Wang, Ms. Siyuan Du, Mr. Qicai Du, Baring Asia II Holdings (22) Limited and their respective affiliates (including Jointly Gold Technologies Limited, First Win Technologies Limited, Global Wise Technologies Limited, Sunshine Nation Limited, The Baring Asia Private Equity Fund II, L.P. 1 and The Baring Asia Private Equity Fund II, L.P. 2) are collectively referred to as the “Rollover Shareholders.” MSPEA and the Rollover Shareholders are collectively referred to as the “Consortium.” Parent and Merger Sub, the Rollover Shareholders and MSPEA are collectively referred to as the “Buyer Group.”

The Merger (Page 94)

The Company, Parent, and Merger Sub entered into an agreement and plan of merger on April 2, 2014. Such agreement and plan of merger or, as the context requires, such agreement and plan of merger as amended by the Amendment and as may be further amended from time to time, is referred to herein as the “Merger Agreement”. Under the terms of the Merger Agreement, assuming the requisite vote of the shareholders of the Company is obtained and the other conditions to completion of the transactions contemplated thereunder are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

•	Merger Sub will merge with and into the Company (the “Merger”) at the effective time of the Merger, with the Company continuing as the surviving corporation in the Merger; and

•	each ordinary share of the Company, par value $0.00005 per share (“Share”), issued and outstanding immediately prior to the effective time of the Merger (including Shares represented by American depositary shares (“ADSs”), each representing one Share), will be cancelled and cease to exist, in consideration and exchange for the right to receive the consideration further described below, except for the Excluded Shares and the Dissenting Shares (each as defined below).

Following and as a result of the Merger:

•	the Company, as the surviving corporation, will do business under the name “Noah Education Holdings Ltd.” and will be a direct wholly-owned subsidiary of Parent;

•	the Company’s American depositary shares program for the ADSs will be terminated and the ADSs will cease to be listed on New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of the ADSs in the public market will no longer be available;

•	ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated;

•	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

•	the Company’s shareholders (other than the Rollover Shareholders) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

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If the Merger is authorized, approved and adopted, the Company will file a plan of merger substantially in the form attached as Annex A to the Merger Agreement (the “Cayman Plan of Merger”) with the Cayman Islands Registrar of Companies (the “Registrar”). The Merger will be effective on the date as specified in the Cayman Plan of Merger.

Merger Consideration (Page 95)

Under the terms of the Merger Agreement, at the effective time of the Merger, except as described below, each Share issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist in consideration and exchange for the right to receive $2.85 and each of the ADSs will represent the right to receive $2.85 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement dated as of August 31, 2007 among the Company, The Bank of New York Mellon (the “ADS Depositary”) and all holders from time to time of ADSs issued thereunder ), in each case, in cash, without interest and net of any applicable withholding taxes, other than (a) certain Shares (including Shares represented by ADSs) held by each of the Rollover Shareholders as set forth in a support agreement (the “Support Agreement”), dated as of April 2, 2014, entered into by the Rollover Shareholders and Parent, (b) Shares held by the ADS Depositary that are not represented by ADSs ((a) and (b) collectively, the "Excluded Shares"), all of which will be cancelled and cease to exist at the effective time of the Merger for no consideration and (c) Shares beneficially owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 238 of the Companies Law (2013 Revision) of the Cayman Islands, as amended (the “Cayman Companies Law”) (the “Dissenting Shares”), which will be cancelled and cease to exist at the effective time of the Merger, and the holders of such Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares as determined in accordance with the provisions of the Cayman Companies Law

Treatment of Share Incentive Plans and Outstanding Company Equity Awards Options (Page 95)

If the Merger is completed, the Company’s 2007 Share Incentive Plan, 2008 Share Incentive Plan and 2011 Share Incentive Plan and all amendments and modifications thereto (the “Share Incentive Plans”) and any relevant awards agreements applicable to the Share Incentive Plans will be terminated.

At the effective time of the Merger, except with respect to the Rollover Shareholders,

•	each vested option to purchase Shares granted pursuant to the Share Incentive Plans (a “Company Option”) that is then outstanding and unexercised will be cancelled in consideration and exchange for the right to receive a cash amount equal to the excess of $2.85 over the exercise price of such Company Option, without interest and net of any applicable withholding taxes;

•	each vested restricted share unit (a “ Company RSU”) and restricted share (the “Company Restricted Share”) granted pursuant to the Share Incentive Plans that is then outstanding will be cancelled in consideration and exchange for the right to receive $2.85 in cash, without interest and net of any applicable withholding taxes;

•	each unvested Company Option that is then outstanding will be cancelled in exchange for the right to receive a restricted cash award (each, an “RCA”) in an amount equal to the excess of $2.85 over the exercise price of such Company Option in cash upon vesting of the RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company Option without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months;

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•	each unvested Company RSU and Company Restricted Share that is then outstanding will be cancelled in exchanged for the right to receive an RCA of $2.85 in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company RSU or Company Restricted Share without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months; and

each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the exercise price of such Company Option is equal to or greater than $2.85.

Record Date and Voting (Page 89)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name as of the close of business in the Cayman Islands on _________, 2014, the Share record date for voting at the extraordinary general meeting. If you are a registered holder of Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is _____________, 2014 at ____________ a.m. (Beijing time). If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on __________, 2014, the ADS record date, and become a holder of Shares by the close of business in the Cayman Islands on __________, 2014, the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there would be 36,763,991 Shares entitled to be voted at the extraordinary general meeting (excluding 1,226,861 Shares issued to the ADS Depositary in anticipation of the vesting of Company options, restricted share units and restricted shares granted under the Company’s Share Incentive Plans). See “—Voting Information” below.

Shareholder Vote Required to Authorize, Approve and Adopt the Merger Agreement, the Cayman Plan of Merger and the Transactions Contemplated thereby, including the Merger (Page 89)

The Merger cannot be completed unless the Merger Agreement and the Cayman Plan of Merger are authorized, approved and adopted by a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

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As of the date of this proxy statement, the Consortium beneficially owns an aggregate of 25,041,344 Shares (including Shares represented by ADSs), which represent approximately 68.1% of the total number of outstanding Shares. Pursuant to the terms of the Merger Agreement as well as the Support Agreement, each Rollover Shareholder has agreed to vote in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the Share record date and the shareholdings of the Consortium as of the date of this proxy statement, assuming the Rollover Shareholders comply with the terms of the Support Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder. See “Special Factors—Voting by the Consortium at the Extraordinary General Meeting” beginning on page 79 for additional information on such voting arrangements and how they may impact the authorization approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting.

Voting Information (Page 90)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy is                 , 2014 at _____ a.m. (Beijing time). If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

The Company’s board of directors recommends that you vote for the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

If you own ADSs as of the close of business in New York City on __________, 2014, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on __________, 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on __________, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. If you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders (Page 92)

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THAT THE ADS DEPOSITARY DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON __________ , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON __________ , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 67)

The purpose of the Merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which shareholders of the Company and ADS holders other than members of the Buyer Group and the directors and officers of the Company (the “unaffiliated shareholders and unaffiliated ADS holders”) will be cashed out in exchange for $2.85 per Share (or $2.85 per ADS), so that the Buyer Group, through Parent, will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Purposes of and Reasons for the Merger” beginning on page 67 for additional information.

The ADSs are currently listed on the NYSE under the symbol “NED”. Following the consummation of the Merger, (i) the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group, (ii) the ADSs will cease to be listed on the NYSE, price quotations with respect to sales of the ADSs in the public market will no longer be available and registration of the ADSs and the underlying Shares under the Exchange Act will be terminated, and (iii) the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. Please see “Special Factors—Effects of the Merger on the Company” beginning on page 68 for additional information.

Plans for the Company after the Merger (Page 72)

Following the completion of the Merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and beneficially owned by the Buyer Group. The Company will no longer be subject to the Exchange Act, or NYSE compliance and reporting requirements and the related direct and indirect costs and expenses.

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The Buyer Group has advised the Company that, except for the transactions contemplated by the Merger Agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a Merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendation of the Independent Committee and Our Board of Directors (Page 45)

The Independent Committee unanimously (a) determined that the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its unaffiliated shareholders and unaffiliated ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger and (b) recommended that the board of directors of the Company approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. Based in part on the unanimous recommendation of the Independent Committee, our board of directors (x) determined that the Merger is fair to, and in the best interests of, the Company and the unaffiliated shareholders and unaffiliated ADS holders, (y) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (z) recommended that the Company’s shareholders vote FOR the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CAYMAN PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

The primary benefits of the Merger to the unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	the receipt by such shareholders and ADS holders of the Merger consideration of $2.85 per Share or $2.85 per ADS in cash which represents a 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal, and a 21.5% 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively; and

•	the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will not benefit from the possible growth of the Company after the completion of the Merger, if any;

•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws (see “Material U.S. Federal Income Tax Consequences”); and

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•	the fact that since the Company became publicly listed in October 2007, the highest historical closing price of the ADSs ($20.39 per ADS) exceeds the per Share and per ADS Merger consideration offered to the unaffiliated shareholders and unaffiliated ADS holders.

The foregoing summary of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the Independent Committee in determining to recommend the approval of the Merger Agreement and the approval of the transactions contemplated thereby and in determining that the Merger is fair to the unaffiliated shareholders and unaffiliated ADS holders, see “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 44 and “Special Factors—Effects of the Merger on the Company” beginning on page 68 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness of the Merger (Page 53)

Each member of the Buyer Group believes that the Merger is fair to the unaffiliated shareholders and unaffiliated ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 53.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Financing of the Merger (Page 74)

The Buyer Group estimates that the total amount of funds necessary to complete the Merger and the related transactions, including for the payment of the Merger consideration to the Company’s unaffiliated shareholders and unaffiliated ADS holders, is anticipated to be approximately $34 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Buyer Group did not consider the value of the Shares beneficially owned by the Rollover Shareholders, which will be cancelled for no consideration. This amount is expected to be funded through equity financing of up to $34 million to be funded by MSPEA. Please see “Special Factors—Financing” beginning on page 74 for additional information.

Rollover Equity (Page 74)

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent pursuant to which they have agreed, among other things, to have an aggregate of 25,041,344 Shares held by them (representing approximately 68.1% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $71.4 million at $2.85 per Share) cancelled in the Merger, which Shares will not be converted into the right to receive the Merger consideration. Each Rollover Shareholder will instead receive the same number of ordinary shares of Parent as the number of its Shares cancelled in the Merger. Please see “Special Factors—Rollover Equity” beginning on page 74 for additional information.

Limited Guaranty (Page 75)

Each member of the Consortium or their respective affiliates (the “Guarantors”) has agreed to guarantee a pro rata portion of the obligations of Parent under the Merger Agreement to pay, under certain circumstances in which the Merger Agreement is terminated, a termination fee to the Company and reimburse certain expenses incurred by the Company.

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Share Ownership of the Company Directors and Officers and Voting Commitments (Page 121)

As of the date of this proxy statement, Mr. Dong Xu, chairman, chief strategy officer and acting chief executive officer of the Company, beneficially owns approximately 22.0% of the Company’s total outstanding Shares. Mr. Benguo Tang, a director of the Company, beneficially owns approximately 14.3% of the Company’s total outstanding Shares. Mr. Xiaotong Wang, a director of the Company, beneficially owns approximately 11.7% of the Company’s total issued and outstanding Shares. Ms. Siyuan Du, an employee of the Company, beneficially owns approximately 7.2% of the Company’s total outstanding Shares. Mr. Qicai Du, a director of the Company, beneficially owns approximately 3.8% of the Company’s total outstanding Shares. As of the date of this proxy statement, none of the Company’s directors and executive officers (other than the Rollover Shareholders) beneficially owns any Shares (including Shares represented by ADSs). Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information.

Pursuant to the terms of the Merger Agreement as well as the Support Agreement, the Rollover Shareholders have agreed with Parent to vote all of the Shares beneficially owned by them in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, any related action reasonably required in furtherance of the Merger Agreement, and against any competing proposal at any shareholders’ meeting of the Company.

Opinion of Financial Advisor to the Independent Committee (Page 58)

On April 2, 2014, Duff & Phelps rendered its oral opinion to the Independent Committee (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date), as to the fairness, from a financial point of view, of the $2.85 per Share Merger consideration to be received by the holders of Shares and the $2.85 per ADS Merger consideration to be received by holders of the ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares represented by ADSs) in the Merger, as of April 2, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion.

Duff & Phelps’ opinion was addressed to the Independent Committee for its benefit and use in evaluating the Merger and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and ADSs (other than holders of Excluded Shares and/or Dissenting Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of Duff & Phelps’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and ADSs to carefully read the full text of Duff & Phelps’ written opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the Merger or any related matter. Please see “Special Factors—Opinion of Duff & Phelps, the Independent Committee’s Financial Advisor” beginning on page 58 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 76)

In considering the recommendations of the board of directors of the Company, the Company’s shareholders should be aware that certain of the Company’s directors and executives have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally. These interests include, among others:

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•	the beneficial ownership of equity interests in Parent by Rollover Shareholders as a result of which they will be able to enjoy benefits from future earnings and growth of the surviving corporation;

•	cash-out of vested in-the-money Company Options and vested Company RSU and Company Restricted Share held by certain of the Company’s directors (including members of the Independent Committee) and executive officers;

•	conversion of unvested in-the-money Company Options and unvested Company RSU and Company Restricted Share held by certain of the Company’s directors (including members of the Independent Committee) and executive officers into the right to receive RCA;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•

receipt by members of the board of directors of the Company, including members of the Independent Committee, of compensation for serving on the board of directors of the Company in the ordinary course; and

•	the compensation of members of the Independent Committee for their services in evaluating and negotiating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the payment of which was not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger.

As of the date of this proxy statement, our directors and executive officers (other than the Rollover Shareholders) own, in aggregate, 66,500 Company Options (with an exercise price less than $2.85 per Share), Company Restricted Shares and Company RSUs. The maximum amount of cash payments our directors and executive officers (other than the Rollover Shareholders) may receive in respect of their Shares, Company Options, Company Restricted Shares and Company RSUs if the Merger is consummated is approximately $0.09 million. As of the date of this proxy statement, none of our directors and executive officers (other than the Rollover Shareholders) beneficially owns any Shares (including Shares represented by ADSs). Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for additional information.

The Independent Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for additional information.

Limitation on Solicitation and Considering Acquisition Proposals (Page 104)

The Merger Agreement restricts our ability, until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding competing transactions (as defined in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”). However, subject to specified conditions and prior to obtaining the required shareholder approval of the Merger Agreement, we may provide information to a third party in response to an unsolicited proposal or offer regarding a competing transaction from a third party if the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the proposal constitutes, or could be reasonably expected to result in, a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation of Competing Transactions”), and, in light of such superior proposal, failure to do so would be inconsistent with the fiduciary duties of the directors of the Company. See and read carefully “The Merger Agreement — No Solicitation of Competing Transactions” and “The Merger Agreement — No Change of Recommendation” beginning on page 104 and page 105, respectively.

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Conditions to the Merger (Page 109)

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, being authorized, approved and adopted by the shareholders at the extraordinary general meeting;

•	no court or other governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule regulation, judgment, decree or executive order that is in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date); provided that (i) for certain representations and warranties of the Company, such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a “Company Material Adverse Effect,” as defined in the Merger Agreement and (ii) for certain representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the closing date, as if made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or based on the term “Company Material Adverse Effect” as defined in the Merger Agreement;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing date;

•	the Company having delivered to Parent a certificate dated the closing date, certifying as to the satisfaction of the foregoing;

•	since the date of the Merger Agreement, there not having occurred and be continuing a Company Material Adverse Effect, as defined in the Merger Agreement; and

•

The holders of Shares representing no more than fifteen percent of the total issued and outstanding Shares (including Shares represented by ADSs) shall have validly served a written objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date and time, as if made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date), except to the extent such failure to be true and correct would not reasonably be expected to prevent the consummation of any transactions contemplated by the Merger Agreement, including the Merger;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

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•	Parent having delivered to the Company a certificate dated the closing date, certifying as to the satisfaction of the foregoing.

Termination of the Merger Agreement (Page 110)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(a)	by mutual written consent of the Company and Parent; or

(b)	by either the Company or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied or the Merger to consummate), if:

•	the Merger is not completed by the termination date of the Merger Agreement, which is six months after the date of the Merger Agreement;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, which, or taken any other final and non-appealable action that, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement;

•	the shareholders of the Company do not authorize, approve and adopted the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting or any adjournment thereof; or

(c)	by the Company, if:

•	Parent or Merger Sub has breached or failed in any material respect of any of its representation, warranty, agreement or covenant under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Company’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, agreements or covenants under the Merger Agreement;

•	the Merger shall not have been consummated within ten business days of the satisfaction of all the mutual conditions to completion of the Merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period; or

•	prior to obtaining the shareholders’ authorization and approval, the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and immediately prior to or substantially concurrently with termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal or (ii) made a change of its recommendation pursuant to the Merger Agreement; provided that the Company has complied in all material respects with the terms of the Merger Agreement in connection with its “no-shop” obligations and “no change of recommendation” obligations described above and in all respects with the requirements of the Merger Agreement in connection with payment of termination fee; or

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(d)	by Parent (provided that this termination right is not available to Parent if Parent or Merger Sub’s failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the following events), if:

•	the Company has breached or failed in any material respect of any of its representation, warranty, agreement or covenant under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Parent’s and Merger Sub’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date;

•	(i) the board of directors of the Company has changed its recommendation to the shareholders of the Company, (ii) the board of directors of the Company has recommended to the shareholders of the Company a competing transaction or has entered into any alternative acquisition agreement, (iii) the Company has failed to include in this proxy statement the recommendation of its board of directors to the shareholders of the Company in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, or (iv) the board of director of the Company has publicly announced its intention to do any of the foregoing; or

•	a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; but not including a “stop, look and listen” communication or a statement that the board of directors of the Company has received and is currently evaluating such tender offer or exchange offer).

Termination Fee (Page 112)

The Company is required to pay Parent a termination fee of $3,000,000 in the event the Merger Agreement is terminated:

•	by Parent if (i) the Company breaches its obligations under the Merger Agreement, (ii) the Company’s board of directors (x) changes its recommendation in favor of the Merger, (y) recommends a competing transaction to its shareholders or enters into an agreement with respect thereto, or (z) fails to recommend against a tender offer that has been launched for 20% or more of the Shares, (iii) the Company fails to include its recommendation in favor of the Merger in this proxy statement relating to shareholder approval of the Merger, or (iv) the Company has publicly announced its intention to do any of the foregoing;

•	by the Company if prior to obtaining the shareholders’ authorization and approval, the board of directors of the Company (i) authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and immediately prior to or substantially concurrently with termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal or (ii) has made a change of its recommendation pursuant to the Merger Agreement; or

•	by either of the Company or Parent due to (i) the Merger is not completed by an end date of six months after the date of the Merger Agreement; or (ii) the failure of the Company’s shareholders to approve the transaction, if (x) a bona fide competing transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn prior to the termination date or prior to the shareholders’ meeting, and (y) within 12 months after the termination of the Merger Agreement, the Company enters into a definitive agreement in connection with any competing transaction.

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Parent is required to pay a reverse termination fee of $6,000,000 in the event that the Merger Agreement is terminated by the Company:

•	due to a breach by Parent or Merger Sub of their obligations under the Merger Agreement; or

•	due to the failure by Parent and Merger Sub to complete the closing of the Merger within ten business days after the closing should have occurred pursuant to the terms of Merger Agreement, and (i) all of the mutual conditions to completion of the Merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied, and (ii) the Company has delivered to Parent an irrevocable written commitment that it is ready, willing and able to consummate the closing.

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 81)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Because we believe we were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in past years, and we expect to be a PFIC for our current taxable year, certain adverse U.S. federal income tax consequences could apply to U.S. persons that own our Shares or ADSs with respect any “excess distribution” received and any gain from a sale or other distribution of our Shares or ADSs. See “Material United States Federal Income Tax Consequences” beginning on page 81. The U.S. federal income tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 84)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger or through the exercise of dissenters’ rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page 84 for additional information.

Material Cayman Islands Tax Consequences (Page 85)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Cayman Plan of Merger and fees will be payable in respect of publication of notice of the Merger in the Cayman Islands Gazette. Please see “Material Cayman Islands Tax Consequences” beginning on page 85 for additional information.

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Regulatory Matters (Page 81)

The Company does not believe that any material federal, state or non-U.S. regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Registrar of Companies in the Cayman Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger and notice of the Merger being published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 81)

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 86)

The closing price of the ADSs on the NYSE on December 23, 2013, the last trading date immediately prior to the Company’s announcement on December 24, 2013 that it had received a going private proposal, was $2.25 per ADS. The Merger consideration of $2.85 per ADS to be paid in the Merger represents (a) a premium of approximately 26.7% over that closing price and (b) a 21.5%, 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL

MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On April 2, 2014, 2014, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Q:	What is the proposed transaction?

A:	The Merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized, approved and adopted by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the Merger. If the Merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the Merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Consortium?

A:	If you own Shares and are not a member of the Consortium and the Merger is completed, you will be entitled to receive $2.85 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the Merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Companies Law with respect to the Merger, in which event you will be entitled to the fair value of each Share as determined pursuant to the Cayman Companies Law).

If you own ADSs and are not a member of the Consortium and the Merger is completed, you will be entitled to receive $2.85 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the Merger.

Cash distribution to holders of Shares (other than the Excluded Shares and Dissenting Shares) is conditioned on the Merger being completed and will be paid by the Consortium, through the paying agent.

Please see “Material United States Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material Cayman Islands Tax Considerations” beginning on page 81, page 84 and page 85, respectively, for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

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Q:	How will the Company Options, Company Restricted Share Unites and Company Restricted Shares be treated in the Merger?

A:	If the Merger is completed, the Company’s Share Incentive Plans and any relevant awards agreements applicable to the Share Incentive Plans will be terminated.

At the effective time of the Merger, except with respect to the Rollover Shareholders, each vested Company Option that is then outstanding and unexercised will be cancelled in consideration and exchange for the right to receive a cash amount equal to the excess of $2.85 over the exercise price of such Company Option, without interest and net of any applicable withholding taxes.

At the effective time of the Merger, except with respect to the Rollover Shareholders, each vested Company RSU and Company Restricted Share that is then outstanding will be cancelled in consideration and exchange for the right to receive $2.85 in cash, without interest and net of any applicable withholding taxes.

At the effective time of the Merger, except with respect to the Rollover Shareholders, each unvested Company Option that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to the excess of $2.85 over the exercise price of such Company Option in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company Option without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months.

At the effective time of the Merger, except with respect to the Rollover Shareholders, each unvested Company RSU and Company Restricted Share that is then outstanding will be cancelled in exchange for the right to receive an RCA of $2.85 in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced, Company RSU or Company Restricted Share without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months.

At the effective time of the Merger, except with respect to the Rollover Shareholders, each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the exercise price of such Company Option is equal to or greater than $2.85.

Q:	After the Merger is completed, how will I receive the Merger consideration for my Shares?

A:	If you are a registered holder of Shares and are not a member of the Consortium, promptly after the effective time of the Merger (in any event no later than three (3) business days after the effective time of the Merger), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates (or affidavit and indemnity of loss in lieu of the share certificates) or non-certificated Shares in exchange for the applicable Merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates (or affidavit and indemnity of loss in lieu of the share certificates) and/or other required documents, you will receive an amount equal to the number of your Shares multiplied by $2.85 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any per Share Merger consideration will be issued to such transferee if the share certificates (if any) which immediately prior to the effective time of the Merger represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

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If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the Merger consideration for my ADSs?

A:	If you are not a member of the Consortium and your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the effective time of the Merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time of the Merger), the ADS Depositary will send you the per ADS Merger consideration of $2.85 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs. If you are a registered holder of ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the effective time of the Merger, the ADS Depositary will automatically send you the per ADS Merger consideration of $2.85 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, upon the cancellation of each of your ADSs after the completion of the Merger.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS Merger consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” through your broker, bank or other nominee, you will not be required to take any action to receive the Merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the per ADS Merger consideration to The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution by it to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS Merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on _________, 2014, at _____ a.m., (Beijing time), at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People’s Republic of China.

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Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;

•	to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement; and, if necessary; and

•	to instruct the chairman of the extraordinary meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to authorize, approve and adopt the Merger Agreement?

A:	The Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, must be authorized, approved and adopted by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on , 2014, the Share record date for the extraordinary general meeting, Shares were outstanding and entitled to vote at the extraordinary general meeting.

Q:	Is any further vote of any shareholder other than the Rollover Shareholders required to authorize, approve and adopt the Merger Agreement?

A:	No further vote of any shareholder other than the Rollover Shareholders is required to authorize, approve and adopt the Merger Agreement. The Rollover Shareholders have entered into the Support Agreement, pursuant to which they have agreed, among other things, to vote all of their Shares, and have granted Parent a proxy to vote their Shares, in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and against any other acquisition proposal at any shareholders’ meeting of the Company. As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of 25,041,344 Shares (including Shares represented by ADSs), which represent approximately 68.1% of the total outstanding Shares. Accordingly, assuming the Rollover Shareholders comply with the terms of the Support Agreement, based on the shareholdings of the Consortium as of the date of this proxy statement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder. Please see “Special Factors—Voting by the Rollover Shareholders at the Extraordinary General Meeting” beginning on page 79 for additional information.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Independent Committee, our board of directors recommends that you vote:

•	FOR the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;

•	FOR the proposal to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement; and

•	FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

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You should read “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 44 for a discussion of the factors that our Independent Committee and board of directors considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of our Independent Committee and board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2014 in the Cayman Islands. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS Depositary to vote at the extraordinary general meeting is , 2014 in New York City. Only ADS holders at the close of business in New York City on the ADS record date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2014 and become a holder of Shares by the close of business in the Cayman Islands on , 2014, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Shareholders holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote, will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second quarter or third quarter of 2014. In order to complete the Merger, we must obtain shareholder authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated hereby, including the Merger, at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, or if the Merger is not completed for any other reason, our shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options, restricted share units or restricted shares receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares and ADSs.

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Under specified circumstances, the Company may be required to pay Parent a termination fee in connection with the Merger, or Parent may be required to pay the Company a termination fee in connection with the Merger, in each case, as described under the caption “The Merger Agreement—Termination Fee” beginning on page 112.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card is _________, 2014 at _____ a.m. (Beijing time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2014, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than ____ p.m. (New York City time) on _________, 2014. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares represented by such ADSs, in accordance with the instructions in the voting instruction cards received from holders of ADSs as of the close of business in New York City on , 2014, the ADS record date. The ADS Depositary must receive such voting instruction cards no later than _________ p.m. (New York City time) on _________, 2014. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, directly or indirectly, voting instructions to the ADS Depositary as to the ADSs being cancelled prior to the close of business in New York City on _________, 2014 and become a holder of Shares by the close of business in the Cayman Islands on _________, 2014, the Share record date. If your ADSs are held by your broker, bank or other nominee, see below.

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If you wish to cancel your ADSs and withdraw Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation. Your ability to withdraw Shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the ADS Depositary the fees for cancellation of ADSs ($0.05 per ADS to be cancelled) and any applicable taxes payable upon the transfer of the Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. If you hold an ADS registered in your name, the ADS Depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as it may deem appropriate before it will cancel such ADS. The withdrawal of the Shares represented by your ADSs may be delayed until the ADS Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the ADS Depositary will only accept ADSs for cancellation that represents a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of Shares, the ADS Depositary will either return the number of ADSs representing any remaining fractional Shares or sell the Shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash. If the Merger is not authorized, approved and adopted at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain a registered holder of Shares of the Company (but note that currently there is no trading market for our Shares); or (ii) deposit their Shares with the custodian of the ADS Depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

In the event the ADS Depositary receives voting instructions from ADS holders which exceed the number of corresponding Shares held on deposit on the Share record date, the ADS depository will pro-rate the voting instructions received and vote the Shares held as of the Share record date in accordance with such pro-rated voting instructions.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares and/or Shares represented by your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares or ADSs that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize, approve and adopt the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

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•	First, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to the Company's registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands, and a copy sent to Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China, Attention: Dora Li;

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a financial intermediary such as a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time no later than _____p.m. (New York City time) on _________, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a financial intermediary such as a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. Promptly after the Merger is completed, each holder of record of Shares as of the effective time of the Merger will be sent a letter of transmittal and written instructions for exchanging their share certificates for the per Share or per ADS Merger consideration. These instructions will tell you how and where to send in your share certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send share certificates now. Similarly, you should not send in ADRs that evidence your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the Merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

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All holders of uncertificated Shares and uncertificated ADSs will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” through your broker, bank or other nominee you will automatically receive your cash consideration and you would not need to take any action.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share Merger consideration of $2.85 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date for the extraordinary general meeting is , 2014 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS Merger consideration of $2.85 in cash without interest, less fees and applicable taxes, to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Do shareholders have dissenters’ rights?

A:	S hareholders who continue to hold their Shares in their own names until the consummation of the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger, written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined pursuant to the Cayman Companies Law could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the required ADS depositary fee for such surrender, provide instructions for the delivery and registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on _______, 2014, and become registered holders of Shares by no later than the close of business in the Cayman Islands on _______, 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Companies Law. Holders of options to purchase Shares wishing to exercise dissenters’ rights must exercise their options and become holders of Shares by the close of business in the Cayman Islands on _______, 2014. Thereafter, such former holders of options must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Companies Law. If holders of options to purchase Shares exercise their options prior to the closing of the Merger but after the close of business in the Cayman Islands on _________, 2014, they will not be entitled to exercise dissenters’ rights in connection with the Merger but will receive the Merger consideration if the Merger is consummated.

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We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 116 as well as “Annex C—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs at the ADS Depositary’s office at 101 Barclay Street, New York, NY 10286. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS Depositary in respect of the ADSs being cancelled, the ADS Depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS Depositary for these purposes is the close of business in New York City on       , 2014.

You must become a registered holder of your Shares and lodge a written objection to the Merger prior to the vote to approve the Merger being taken.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 76 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

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Q:	How will our directors and executive officers vote on the proposal to authorize, approve and adopt the Merger Agreement?

A:

As of the date of this proxy statement, the Consortium, beneficially owns an aggregate of 25,041,344 Shares (including Shares represented by ADSs), which represent approximately 68.1% of the total outstanding Shares. Pursuant to the terms of the Merger Agreement and the Support Agreement, the Rollover Shareholders have agreed, among other things, to vote all of their Shares (including Shares represented by ADSs), and have granted Parent a proxy to vote their Shares (including Shares represented by ADSs), in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and against any other acquisition proposal at any shareholders’ meeting of the Company. As of the date of this proxy statement, none of the Company’s directors and executive officers (other than the Rollover Shareholders) beneficially owns any Shares (including Shares represented by ADSs). Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 121 for additional information.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company’s Investor Relations Department by calling at +86-755-8288-9100, emailing to ir@noaheducation.com or mailing Noah Education Holdings Ltd., Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must request no later than five business days prior to the extraordinary general meeting.

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special factors

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

On May 13, 2013, a broker approached Morgan Stanley Private Equity Asia, the private equity arm of Morgan Stanley (“Morgan Stanley PE”) to introduce an opportunity for a potential investment in the Company. On the same day, at the request of the broker, Morgan Stanley Asia Limited, an affiliate of Morgan Stanley PE, signed a confidentiality undertaking with the Company according to which Morgan Stanley Asia Limited and its affiliates may receive confidential information from the Company for evaluating a potential investment or acquisition.

On May 23, 2013, representatives of Morgan Stanley PE held a meeting with Mr. Dong Xu and Ms. Dora Li, the Company’s chief financial officer, to discuss several alternative investment structures that Morgan Stanley PE would be interested to consider, including a potential PIPE investment or a potential going private transaction. No agreement, arrangement or undertaking was reached during this meeting. Over the course of several months thereafter, Morgan Stanley PE visited the Company’s facilities with the assistance of the Company and studied the Company’s business, operations and financial conditions. Morgan Stanley PE also consulted Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to explore the viability of various different types of transactions involving the Company, including the possibility of a going private transaction.

On October 9, 2013, Morgan Stanley Asia Limited retained Zhong Lun Law Firm, Ernst & Young Transactions Limited and The Parthenon Group to conduct due diligence on the Company.

On November 26, 2013, representatives of Morgan Stanley PE discussed with Mr. Benguo Tang and Mr. Xiaotong Wang the possibility of a going private transaction involving the Company and asked Mr. Benguo Tang and Mr. Xiaotong Wang to consider whether they would be interested in participating in such transaction. Mr. Benguo Tang and Mr. Xiaotong Wang listened to Morgan Stanley PE’s suggestions with an open-mind and expressed their interest in evaluating such transaction, but did not make any commitment with respect to their participation in such transaction during the meeting.

On November 29, 2013, representatives of Morgan Stanley PE, together with Skadden, had a conference call with Baring, to discuss the possibility of a going private transaction involving the Company and Baring’s participation in such transaction. Baring expressed interest in considering and evaluating such transaction, but did not make any commitment with respect to its participation in such transaction.

From December 12, 2013 to December 22, 2014, Mr. Dong Xu, on behalf of Mr. Benguo Tang, Mr. Xiaotong Wang, Ms. Siyuan Du and Mr. Qicai Du, and Morgan Stanley PE held a number of meetings to discuss the formation of a consortium and for the consortium to potentially submit a proposal to the board of directors of the Company with respect to a going private transaction and the terms of such proposal, including a price of $2.80 per Share and per ADS in cash for acquisition of the Shares and ADSs not owned by the consortium.

On December 24, 2013, Mr. Dong Xu, Mr. Benguo Tang, Mr. Xiaotong Wang, Ms. Siyuan Du, Mr. Qicai Du or affiliates of the foregoing, and MSPEA Education agreed to enter into a consortium agreement and delivered to our board of directors a proposal letter (the “Proposal Letter”) proposing to acquire all of the outstanding Shares and ADSs not currently owned by them or their affiliates in a going private transaction at a price of $2.80 in cash per Share and per ADS, on the principal terms and conditions described in the Proposal Letter. In the Proposal Letter, members of the buyer consortium stated that, among other things, (a) they had entered into the consortium agreement pursuant to which they would form an acquisition vehicle for the purpose of implementing the proposed transaction, and had agreed to work with each other exclusively in pursuing the proposed transaction, (b) they collectively owned 59.3% of the issued and outstanding Shares and ADSs and (c) they expected that the proposed transaction would be financed with equity capital funded or arranged by MSPEA Education and rollover equity provided by each other member of the buyer consortium. The Proposal Letter also made clear that the members of the buyer consortium that owned Shares and/or ADSs were interested only in pursuing the proposed transaction and were not interested in selling their Shares or ADSs in any other transaction involving the Company.

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On the same day, the Company’s board of directors held a meeting to identify and appoint qualified independent directors to serve on the Independent Committee. The board of directors of the Company discussed the qualifications of various directors to serve on the Independent Committee and whether such directors’ activities and associations outside their office presented any potential for an actual or perceived conflict of interest, The Company's board of directors passed a resolution appointing Mr. Rick Chen, Mr. Xiao Chen, Mr. Benzhong Wang and Mr. Shengli Zheng as members of the Independent Committee, with Mr. Rick Chan designated as its chairman.

The Company issued a press release announcing its board of directors’ receipt of the Proposal Letter and the formation of the Independent Committee to consider the Proposal Letter, and furnished the press release as an exhibit to its Form 6-K on December 24, 2013.

On December 31, 2013, Morgan Stanley, Ms. Siyuan Du and her affiliate and Mr. Qicai Du filed with the SEC a joint Schedule 13D announcing the submission of the Proposal Letter to the board of directors of the Company and the execution of the consortium agreement.

Between December 24, 2013 and December 31, 2013, the Independent Committee interviewed several financial advisors and law firms to serve as independent financial advisor and legal advisor, respectively, to the Independent Committee.

On December 31, 2013, the Independent Committee formally retained Latham & Watkins LLP (“Latham”) as its legal counsel. The Independent Committee’s decision was based on, among other factors, Latham’s qualifications, extensive experience with mergers and acquisitions transactions, and its significant history of working with China-based companies in privatization transactions. Latham also represents the Company on securities law compliance matters, and the Independent Committee considered Latham’s role as U.S. securities law compliance counsel and whether any conflict of interest existed that would impair Latham’s ability to provide independent advice to the Independent Committee in respect of the proposed going-private transaction or any alternative transaction. The Independent Committee discussed these matters with Latham, including the Independent Committee’s obligations under Cayman Islands law, the fact that different teams led by different partners would be engaged on compliance and privatization matters, and considered market practice in similar transactions involving U.S.-listed Cayman Islands companies. The Independent Committee concluded that Latham’s service to the Company as its U.S. securities law compliance counsel did not impair its ability to provide independent advice to the Independent Committee in respect of the proposed going-private transaction or any alternative transaction and, in fact, provided the benefit of familiarity with the Company and its business.

During the first week of January 2014, the Independent Committee held telephonic meetings to further discuss the engagement of a financial advisor. After considering the reputation, experience in similar transactions, knowledge of relevant industry, fee proposals, and relevant qualifications of five investment banks, and also taking into consideration the existence of any past, current or future conflicts or other circumstances which would undermine the candidate investment banks’ ability to evaluate the fairness of the proposed transaction in an objective manner, the Independent Committee decided to engage Duff & Phelps as its financial advisor in connection with the proposed transaction. As part of the engagement, the Independent Committee and Duff & Phelps agreed that services of Duff & Phelps would be delivered through two entities, with Duff & Phelps providing valuation related services including the issuance of a fairness opinion, and with Duff & Phelps Securities, LLC (“DPS”) providing financial and market related advice and assistance including assisting the Independent Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to signing of a merger agreement if the Independent Committee determined to perform a pre-signing market check.

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On January 8, 2014, the Independent Committee, Duff & Phelps, DPS and Latham held a meeting. At the meeting: (a) Duff & Phelps briefed the Independent Committee on the proposed timeline for the going private transaction and the role of the financial advisor in the proposed transaction; (b) Duff & Phelps briefed the Independent Committee on the valuation work that it would conduct to assist the Independent Committee with its analysis of the fairness of the Merger consideration; (c) Duff & Phelps and Latham explained the concepts and approaches of a pre-signing market check and go-shop and explained that there was no legal requirement to conduct a market check or to include a go-shop provision in the Merger Agreement. Latham explained that the high concentration of beneficial ownership of outstanding Shares and ADSs by the buyer consortium, as well as the buyer consortium’s public statement that its members were not interested in selling their Shares and/or ADSs in any other transaction involving the Company, could have a chilling effect on potential buyers in the context of a market check and a go-shop. In response to the Independent Committee’s inquiry, Latham explained the role of a potential active investor in the proposed transaction during the post-signing go-shop period, that such active investor might participate in discussions with the Independent Committee regarding deal terms (including price), and could potentially suggest a higher price based on its alternative valuation model. The Independent Committee, after a general discussion, decided that (i) DPS should conduct a pre-signing market check after the Chinese Spring Festival and (ii) the Independent Committee would not insist on including a go-shop provision in the Merger Agreement; (d) Latham explained to the Independent Committee the shareholder approval threshold and the concept of approval by a “majority of the minority,” which was not a requirement under Cayman Islands law, but would be an important issue in the negotiations with the buyer consortium; and (e) Duff & Phelps and Latham introduced the buyer consortium’s proposed financing structure, which contemplated members of the buyer consortium rolling over their Shares and MSPEA providing additional equity financing, and did not contain a requirement for any debt financing. Latham and Duff & Phelps also stated that, at or prior to the signing of the Merger Agreement, MSPEA would be expected to execute an equity commitment letter.

On January 9, 2014, the Independent Committee formally executed an engagement letter with Duff & Phelps and DPS.

On January 10, 2014, the Company issued a press release announcing that the Independent Committee had retained Duff & Phelps as its financial advisor and Latham as its U.S. legal counsel to assist it in reviewing and evaluating the Proposal Letter and any additional proposals that might be made by the buyer consortium or other parties, and furnished the press release as an exhibit to its Form 6-K.

On January 13, 2014, the Independent Committee, Duff & Phelps, DPS and Latham had a telephonic meeting, and Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams. The Independent Committee also proceeded to instruct DPS to commence the market check process immediately.

On January 14, 2014, DPS compiled and delivered to the Independent Committee a list of potential financial and strategic buyers to be contacted in connection with the pre-signing market check. The Independent Committee also instructed DPS to prepare a cover letter to be sent to potential strategic and financial buyers together with a fact sheet regarding the Company. After careful review and discussion, the Independent Committee approved the list of potential strategic and financial buyers to be contacted and the fact sheet, and authorized DPS to contact such potential buyers identified on the list.

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On January 15, 2014, Skadden provided an initial draft of the Merger Agreement to the Independent Committee and Latham.

On January 20, 2014, the Independent Committee, Duff & Phelps, DPS and Latham had a telephonic meeting. At the meeting, (a) DPS updated the Independent Committee regarding the status of the market check, that DPS had contacted 28 potential buyers, comprising nine potential strategic buyers and 19 potential financial buyers, among which, four strategic buyers expressed willingness to further discuss the opportunity with DPS and eight financial buyers had explicitly turned down the opportunity as of the date of the meeting; (b) Latham updated the Independent Committee that it was in the process of reviewing the draft Merger Agreement provided by Skadden; and (c) the Independent Committee asked whether the Company’s recent grant of restricted shares to its employees in January 2014 would impact the going-private transaction. Duff & Phelps and Latham explained that they had discussed with the Company and confirmed that the new grant would not impact the going-private transaction because it had been made in accordance with the Company’s usual corporate practice and the new grant had been duly approved by the compensation committee of the Company’s board of directors. It was agreed that the Independent Committee would engage Maples and Calder (“Maples”) as its counsel with respect to Cayman Islands law.

Between January 20, 2014 and February 28, 2014, Duff & Phelps had various discussions with the management of the Company regarding the business, operations and financial performance of the Company. These due diligence meetings focused on, among other things, understanding the nature of the Company’s business and prospects, its historical performances, the Company management’s view on industry outlook, market competition, the risks and challenges facing the Company and the rationale for the going private transaction.

On January 22, 2014, Latham provided an issues list covering the material issues in the draft Merger Agreement to the Independent Committee and Duff & Phelps.

On January 24, 2014, the Independent Committee, Duff & Phelps, Latham and Maples had a telephonic meeting to discuss certain outstanding issues in the Merger Agreement, including, among other things: (a) a “majority of the minority” vote condition to provide additional protection to the unaffiliated shareholders, whereby the transaction would be conditioned upon approval by a majority of the Shares held by the Company’s shareholders not affiliated with the buyer consortium; (b) the treatment of any fees and expenses payable to the ADS Depositary in connection with the cancellation of the ADSs and termination of the ADS program; (c) the treatment of the Company’s options, restricted shares and restricted share units, and the Independent Committee agreed with Latham’s proposal that the unvested equity incentive awards should be substituted for restricted cash awards with the same vesting schedule as the equity incentive awards being substituted; (d) scaling back Company representations and warranties; (e) expanding Parent and Merger Sub representation and warranties; (f) more flexibility in the Company’s conduct of business prior to closing of the Merger; (g) deletion of the “force the vote” provision proposed by the buyer consortium whereby the Company would be required to put the transaction to its shareholders for vote at the extraordinary general meeting, even if the Independent Committee were in favor of a superior transaction proposed by a third party and withdrew its recommendation in favor of the proposed transaction; (h) the Independent Committee’s ability to discuss unsolicited alternative proposals submitted by third parties; (i) maintenance of director and officer’s insurance after the closing of the Merger; (j) Parent’s covenants to arrange sufficient financing for the transaction; (k) deletion of Parent’s and Merger Sub’s closing condition as to the percentage of Shares exercising dissenters’ rights, or to increase such percentage from 10% to 15%; (l) the amount of the termination fee payable by the Company to Parent and reverse termination fee payable by Parent to the Company under certain circumstances in which the Merger Agreement is terminated; (m) the Company's right to seek specific performance under the Merger Agreement; and (n) reduction of the termination date in the Merger Agreement from 90 days to 60 days, which refers to the date after which any party may terminate the Merger Agreement if closing of the Merger has not yet occurred after all closing conditions are satisfied. It was agreed that Latham would circulate a revised draft of the Merger Agreement reflecting the Independent Committee’s position as to various identified issues to the buyer consortium and Skadden for further negotiation.

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On January 27, 2014, the Independent Committee, Duff & Phelps, DPS and Latham had a telephonic meeting. At the meeting, DPS updated the Independent Committee on the status of the market check, stating that among the 28 potential buyers contacted by DPS, four strategic buyers and 14 financial buyers had turned down the opportunity, and none of the potential strategic or financial buyers provided any written proposal to DPS or executed any non-disclosures agreement with respect to the opportunity.

On the same day, the chief financial officer of the Company provided Duff & Phelps with the Company’s financial projections for fiscal years 2014 through 2023.

On January 29, 2014, DPS reported that none of the nine potential strategic buyers and 19 potential financial buyers contacted by DPS in the market check process had shown interest in further pursuing an alternative transaction with the Company. The Independent Committee, with advice from DPS, concluded that the market check process had reasonably covered the pool of potential buyers that might have an interest in pursuing an alternative transaction with the Company, and that no other potential investors had indicated interest to DPS or the Independent Committee in making an alternative offer.

On January 30, 2014, Latham provided comments on the draft Merger Agreement to Skadden reflecting the Independent Committee’s positions on the material issues.

On February 10, 2014, the Independent Committee, Duff & Phelps, DPS and Latham had a telephonic meeting. At the meeting, (a) DPS updated the Independent Committee that a potential strategic investor whose response had been delayed approached DPS to discuss the opportunity; and (b) Latham updated the Independent Committee on the status of negotiations with respect to the Merger Agreement.

On February 10, 2014, Duff & Phelps forwarded to Latham a request from Briarwood Capital, a minority shareholder of the Company, to roll over its Shares instead of receiving Merger consideration upon the closing of the Merger.

On February 12, 2014, DPS updated the Independent Committee and Latham that the potential investor whose response had been delayed had informed DPS of its decision not to further pursue the opportunity, and no other potential investors had indicated interest to DPS or the Independent Committee in making an alternative offer.

On February 12, 2014, Skadden provided a revised draft of the Merger Agreement to the Independent Committee and Latham. In the revised draft Merger Agreement, the buyer consortium rejected the Independent Committee’s proposed position on, among other things, (a) inclusion of a “majority of the minority” vote requirement; (b) treatment of any fees and expenses payable to the ADS Depositary in connection with the cancellation of the ADSs and termination of the ADS program; (c) deletion of the “force the vote” provision proposed by the buyer consortium; (d) the ability of the board of directors of the Company to change its recommendation due to a “superior proposal” or an “intervening event;” and (e) deletion of Parent's and Merger Sub's closing condition as to the percentage of the Shares exercising dissenters’ rights.

On February 15, 2014, the Company through the Independent Committee entered into a confidentiality and non-disclosure agreement with MSPEA, which includes a standstill provision.

On February 17, 2014, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting, during which Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams.

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On the same day, Latham provided a list of outstanding material issues in the Merger Agreement to the Independent Committee and Duff & Phelps.

On February 18, Latham forwarded the request from an existing shareholder of the Company to roll over its Shares in the Merger to Skadden for the buyer consortium’s consideration. Later that day, Skadden replied with the buyer consortium’s determination that the buyer consortium had no interest in such shareholder joining its group.

On the same day, the Independent Committee, Duff & Phelps, Latham and Maples had a telephonic meeting to discuss the Independent Committee’s position on certain outstanding issues in the Merger Agreement and ancillary documents, including, among other things: (a) to insist on the inclusion of “majority of the minority” vote condition; (b) to insist that the buyer consortium pay any fees and expenses payable to the ADS Depositary in connection with the cancellation of the ADSs and termination of the ADS program; (c) to insist that the buyer consortium may not claim a breach of representation or warranty if the alleged breach was the result of an action or inaction taken by, or an action or inaction taken by the Company at the written direction of, any member of the Buyer Group without the approval or direction of the Company’s board of directors or the Independent Committee; (d) to further expand Parent and Merger Sub representation and warranties to be consistent with market practice; (e) to delete the Company’s VIE-related covenant for the reason that the buyer consortium should be knowledgeable of the Company’s VIE structure; (f) to insist on the deletion of the “force the vote” provision; (g) to insist on the Independent Committee’s ability to discuss unsolicited alternative proposals from third parties and to change its recommendation due to an “intervening event;” (h) to insist on the deletion of Parent’s and Merger Sub’s closing condition as to the percentage of Shares exercising dissenters’ rights, or to increase such percentage from 10% to 15%; and (i) to revise the termination events and termination fee structure in order to limit the scenarios in which the termination fee would be payable by the Company. The Independent Committee further discussed the price to be negotiated with the buyer consortium. Duff & Phelps provided market data on the range of price increase normally accepted in going private transactions. The Independent Committee discussed extensively and determined to propose a price of $2.98 per Share and per ADS, approximately 6% higher than the buyer consortium’s proposal of $2.80 per Share and per ADS, for the reason that the Company was in good financial condition and had sufficient cash flows, as well as favorable government policies for the Company’s industry. It was agreed that the proposed price of $2.98 per Share and per ADS be included in the next draft of the Merger Agreement as part of the negotiation package. It was agreed that Latham would circulate the revised Merger Agreement to the buyer consortium and Skadden reflecting the Independent Committee’s position for further negotiation.

On February 19, 2014, Latham provided comments on the draft Merger Agreement to Skadden reflecting the Independent Committee’s positions on all open issues.

On the same day, Latham provided an updated issues list to the Independent Committee, Duff & Phelps and Maples, ranked by priority of significance.

On the same day, Skadden provided initial drafts of (a) MSPEA's equity commitment letter, (b) MSPEA's limited guaranty and (c) the Support Agreement to the Independent Committee and Latham.

On February 20, 2014, Skadden and Latham held a telephonic meeting. At the meeting, Skadden and Latham discussed their respective positions on the outstanding material issues in the Merger Agreement.

On the same day, Zhong Lun Law Firm (“Zhong Lun”), PRC counsel to the Company, provided its comments to the Company with respect to certain PRC related issues in the Merger Agreement relating to PRC anti-trust law and foreign exchange registration.

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On February 24, 2014, Skadden provided a revised draft of the Merger Agreement and Cayman Plan of Merger to the Independent Committee and Latham. In the revised draft Merger Agreement, the Consortium rejected the Independent Committee’s proposals relating to, among other things, (a) providing compensation for vested options with an exercise price per Share higher than the per Share Merger consideration; (b) the inclusion of a “majority of the minority” vote requirement; (c) the ability of the board of directors of the Company to change its recommendation due to an “intervening event”; (d) tightening Parent’s financing covenants; (e) the deletion of Parent’s ability to claim a breach of representation or warranty if the alleged breach was the result of an action or inaction taken by, or an action or inaction taken by the Company at the written direction of, any member of the Buyer Group without the approval or direction of the Company’s board of directors or the Independent Committee; (f) the deletion of Parent's and Merger Sub's closing condition as to the percentage of the Shares exercising dissenters’ rights; (g) scaling back Company representations and warranties; (h) giving the Company more flexibility in conducting business prior to Closing; and (i) the deletion of the “force the vote” provision. The buyer consortium accepted the Independent Committee’s proposal (x) that the buyer consortium pay any fees and expenses payable to the ADS Depositary in connection with the termination of the ADS program; (y) that Parent’s and Merger Sub’s representations and warranties be expanded to be consistent with market practice; and (z) that the Company’s VIE-related covenant be deleted.

On the same day, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting, during which Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams.

On the same day, the Company provided written comments to the Independent Committee, Duff & Phelps and Latham on the draft Merger Agreement mainly with respect to the accuracy regarding the foreign exchange registration of the Company’s management, and proposed less restrictive covenant on the Company’s incurrence of capital expenditures.

On February 25, 2014, Latham provided an updated list of material issues in the Merger Agreement to the Independent Committee.

On February 27, 2014, the Independent Committee, Duff & Phelps, Latham and Maples had a telephonic meeting to discuss the Independent Committee’s position on certain outstanding issues in the Merger Agreement and ancillary documents, including, among other things: (a) to insist on the inclusion of a “majority of the minority” vote condition; (b) to insist on the Independent Committee’s ability to discuss unsolicited alternative proposals from third parties and to change its recommendation in favor of the Merger due to an “intervening event;” (c) to insist that Parent may not claim a breach of representation or warranty if the alleged breach was the result of an action or inaction taken by, or an action or inaction taken by the Company at the written direction of, any member of the Buyer Group without the approval or direction of the board or the Independent Committee; (d) to increase the maximum percentage of the Shares that could exercise dissenters’ rights from 10% to 15% as a condition to the obligation of Parent and Merger Sub to close the Merger; and (e) to delete the “force the vote” provision, as part of a larger negotiation package. It was agreed that Latham would circulate the revised Merger Agreement to the buyer consortium and Skadden reflecting the Independent Committee’s position for further negotiation.

On the same day, Latham provided to Skadden its comments on the draft (a) MSPEA's equity commitment letter; (b) MSPEA's limited guaranty and (c) Support Agreement.

On the same day, Skadden provided all draft agreements to Baring for Baring to consider whether to participate in the transaction as a rollover shareholder.

On February 28, 2014, Latham provided its comments and Maples’ comments on the draft Merger Agreement to Skadden reflecting the Independent Committee’s positions on the material open issues. Latham also provided to Skadden an initial draft of Company’s disclosure schedule to the Merger Agreement.

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On March 1, 2014, Skadden and Latham held a telephonic meeting, during which, Skadden and Latham discussed the buyer consortium and the Independent Committee’s respective positions on the outstanding issues in the Merger Agreement.

On March 3, 2014, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting. At the meeting, (a) Duff & Phelps updated the Independent Committee that the buyer consortium proposed a counter offer price of $2.82 per Share and per ADS against the Independent Committee’s previously proposed price of $2.98 per Share and per ADS. After thorough discussion and taking into consideration MSPEA’s position on the offered price, the Independent Committee unanimously agreed to counter with a price of $2.88 per Share and per ADS; and (b) Latham suggested that the Independent Committee should propose that certain key issues be included as part of the price negotiation with Skadden and the buyer consortium, such as (i) “majority of minority vote” requirement; (ii) the Independent Committee’s ability to discuss unsolicited proposals from third parties; (iii) the Independent Committee’s ability to change its recommendation in favor of the Merger upon receiving a superior proposal and not accepting a “force the vote;” and (iv) the Company termination fee and buyer consortium termination fee structure. It was agreed that Latham and Duff & Phelps would, on behalf of the Independent Committee, further negotiate with Skadden and the buyer consortium the package proposal consisting of these issues and the Merger consideration of $2.88 per Share and per ADS.

On March 4, 2014, Skadden provided its comments on the Company’s disclosure schedule to the Merger Agreement to Latham.

On the same day, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting. At the meeting, Duff & Phelps updated the Independent Committee that the buyer consortium made two package proposals consisting of (a) Merger consideration of $2.84 per Share and per ADS, with a Company termination fee of $4.0 million (4% of the total Merger consideration) and a buyer consortium termination fee of $8.0 million (8% of the total Merger consideration), or (b) Merger consideration of $2.85 per Share and per ADS with a Company termination fee of $1.0 million (1% of the total Merger consideration) and a buyer consortium termination fee of $2.0 million (2% of the total Merger consideration). In addition, as part of the package proposals, the Consortium proposed (a) to exclude the “majority of minority” provision from the Merger Agreement because it is neither required under Cayman Islands law nor reflects prevailing market practice; (b) to exclude the Independent Committee’s ability to change recommendation in case of an “intervening event,” (c) to cash out all the outstanding options, restricted shares and restricted share units at the per Share Merger consideration rather than at the current market price, and the unvested options would be cancelled and exchanged for restricted cash awards equal to the per Share Merger consideration (minus any exercise price with respect to any unvested options), while it agreed to accept the Independent Committee’s position on the following: (x) that the Independent Committee may consider a superior proposal from a third party; (y) that no “force the vote” would be applicable in the event that the Independent Committee changes its recommendation in favor of the Merger upon receiving a superior proposal; and (z) that the buyer consortium may not claim a breach of representation or warranty in the Merger Agreement if the alleged breach was the result of an action or inaction taken by, or an action or inaction taken by the Company at the written direction of, any member of the Buyer Group without the approval or direction of the board or the Independent Committee. The Independent Committee discussed extensively based on input from Duff & Phelps and Latham, and agreed to counter with a proposal to accept (a) Merger consideration of $2.85 per Share and per ADS, a Company termination fee of $3.0 million and a buyer consortium termination fee of $6.0 million; and (b) the trade-off of the above terms.

On March 6, 2014, Duff & Phelps provided the counter offer package proposal on behalf of the Independent Committee to Skadden.

Later the same day, Skadden and the buyer consortium accepted the Independent Committee’s package proposal, and provided revised drafts of the Merger Agreement and ancillary documents (including the Company’s disclosure schedule to the Merger Agreement, MSPEA's equity commitment letter, MSPEA's limited guaranty and Support Agreement) to reflect the agreed provisions.

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On the same day, Skadden circulated revised drafts of the Merger Agreement and ancillary documents to Weil, Gotshal & Manges LLP (“Weil”), counsel to Baring. Between March 6, 2014 and April 1, 2014, Skadden, Weil and Latham had various discussions regarding Baring’s comments on the ancillary documents.

On March 7, 2014, Latham provided its comments on the Company’s disclosure schedule to the Merger Agreement to Skadden.

On the same day, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting. At the meeting, Duff & Phelps explained that the price would fall into a range it would consider fair and Latham explained that the terms in its package proposal were consistent with market practice. The Independent Committee further expressed its view that, while its members considered the terms in the Merger Agreement generally fair based on discussions with Duff & Phelps and Latham with respect to the key provisions, it would like to review the Chinese translation of the Merger Agreement before coming to a final agreement on the terms and requested that Latham finalize the Merger Agreement and the ancillary documents in the meantime.

On March 10, 2014 and March 17, 2014, respectively, the Independent Committee, Duff & Phelps and Latham had telephonic meetings, and Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams.

On March 17, 2014, Latham provided a Chinese translation of the Merger Agreement to the Independent Committee for the members’ review.

On March 19, 2014, Latham provided Maples’ comments on the Cayman Plan of Merger to Skadden.

On March 20, 2014, Latham provided comments on the draft Merger Agreement and MSPEA’s equity commitment letter to Skadden to resolve the remaining issues in the documents.

On March 21, 2014, Skadden and Latham held a telephonic meeting, during which, Skadden and Latham discussed the parties’ respective positions on the outstanding issues in the Merger Agreement and ancillary documents.

On March 24, 2014, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting, during which Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams.

On the same day, Latham provided comments on the draft Merger Agreement and MSPEA’s equity commitment letter to Skadden to resolve the remaining outstanding issues in the documents.

On March 25, 2014, Latham provided comments on MSPEA’s limited guaranty to Skadden to resolve the remaining outstanding issues in the document.

On the same day, Skadden and Latham held a telephonic meeting, during which Skadden and Latham discussed the parties’ respective positions on the outstanding issues in MSPEA’s limited guaranty.

On the same day, Latham provided an updated Chinese translation of the Merger Agreement to the Independent Committee for the members’ review.

On the same day, Latham provided its comments on the Company’s disclosure schedule to the Merger Agreement to Skadden.

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On March 26, 2014, Skadden provided its comments on the Company’s disclosure schedule to the Merger Agreement to Latham.

On the same day, Skadden provided final versions of the Merger Agreement and ancillary documents to Latham for confirmation.

On March 31, 2014, the Independent Committee, Duff & Phelps and Latham had a telephonic meeting, during which Duff & Phelps and Latham reported to the Independent Committee on the status of the various work streams and stated that Latham had finalized all open points in the Merger Agreement and ancillary documents with Skadden, pending confirmation from the counsel to other members of the Consortium.

Later on the same day, Skadden provided execution versions of the Merger Agreement and ancillary documents.

On April 2, 2014, a meeting of the Independent Committee was held with representatives of Duff & Phelps and Latham. Latham summarized the key terms of the Merger Agreement and the Merger, and reviewed with the Independent Committee the factors to be considered by the Independent Committee and the Company’s board of directors that are relevant to the decision whether to approve and authorize the Merger, including those that were positive and factors it considered as potentially negative. Latham also noted that the Merger Agreement contained a number of improved terms, including an increased price per Share and per ADS and protections for unaffiliated shareholders and unaffiliated ADS holders that were reasonable in scope, including the Independent Committee’s ability to change its recommendation in favor of the Merger in case of a superior proposal from a third party. Duff & Phelps then reviewed and discussed with the Independent Committee its financial analyses with respect to the Company and the transaction proposed by the Consortium to acquire the Shares and the ADSs (other than the Excluded Shares and Dissenting Shares) at a price of $2.85 per Share and $2.85 per ADS. Duff & Phelps then rendered its oral opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of its written opinion to the Independent Committee dated the same date) to the effect that, as of April 2, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the $2.85 per Share Merger consideration to be received by holders of the Shares and the $2.85 per ADS Merger consideration to be received by holders of the ADSs (in each case, other than holders of the Excluded Shares and Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders. Please see “— Opinion of Duff & Phelps, the Independent Committee’s Financial Advisor” beginning on page 58 for additional information regarding the financial analyses performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Independent Committee. The full text of the written opinion of Duff & Phelps to the Independent Committee, dated April 2, 2014, is attached as Annex B to this proxy statement.

Following a comprehensive and detailed discussion of the terms of the draft Merger Agreement, Duff & Phelps’ financial presentation and delivery of its fairness opinion, as well as a variety of potential positive and negative factors with respect to the Merger, the Independent Committee unanimously resolved to recommend that the board of directors of the Company approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Following the meeting of the Independent Committee, based upon the unanimous recommendation of the Independent Committee, our board of directors on the same date adopted resolutions approving and authorizing the terms of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and unanimously adopted resolutions recommending that the Company’s shareholders vote for the approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. Other than adopting the board resolutions on April 2, 2014, none of the directors of the Company who are also members of the Buyer Group, including Mr. Dong Xu, Mr. Benguo Tang, Mr. Xiaotong Wang and Mr. Qicai Du, was involved in (i) the formation of the Independent Committee, (ii) the review, consideration, deliberation, discussion, evaluation of the Independent Committee in connection with the proposed transaction and/or alternative transactions, (iii) the determination by and recommendation of the Independent Committee to the board of directors of the Company that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the unaffiliated shareholders and unaffiliated ADS holders or (iv) the negotiation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the Independent Committee and the Company.

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Also on April 2, 2014, Parent, Merger Sub and the Company executed the Merger Agreement (with Ms. Dora Li, as the chief financial officer and authorized person of the Company, executing the Merger Agreement on behalf of the Company). Simultaneously, the equity commitment letter, the Support Agreement, and the limited guaranties were executed by the parties thereto.

Later on the same day, the Company issued a press release announcing the execution of the Merger Agreement, and the press release and the Merger Agreement were furnished to the SEC as exhibits to its Form 6-K on April 3, 2014.

On April 4, 2014, Morgan Stanley, Ms. Siyuan Du and her affiliate and Mr. Qicai Du filed with the SEC a joint Schedule 13D amendment announcing the execution of the Merger Agreement and certain ancillary agreements.

On April 11, 2014, Baring and its affiliates filed with the SEC a Schedule 13D announcing the execution of the Merger Agreement and certain ancillary agreements.

On May 25, 2014, Mr. Xiaotong Wang informed the other members of the Consortium that his broker sold 3,600 Shares held by Global Wise Technologies Ltd. to settle an outstanding fee with the broker.

On May 28, 2014, Mr. Dong Xu informed the other members of the Consortium that his broker sold 5,000 Shares held by Jointly Gold Technologies Limited to settle an outstanding fee with the broker.

On June 4, 2014, Ms. Siyuan Du informed the other members of the Consortium that she wished to reduce the number of her Shares which she is rolling over by 100,000.

On June 4, 2014, in light of the reduction in the number of Shares Ms. Siyuan Du would roller over, MSPEA agreed to increase its commitment under the equity commitment letter from $34,000,000 to $35,000,000.

On June 9, 2014, the Company, Parent and Merger Sub entered into the Amendment. Concurrently, the parties to the Support Agreement entered into an amendment to the Support Agreement, and MSPEA, Parent and the Company entered into an amendment to the equity commitment letter.

On June 9, 2014, Mr. Dong Xu, Mr. Xiaotong Wang, Mr. Benguo Tang, Ms. Siyuan Du, Mr. Qicai Du, Morgan Stanley, and certain of their respective affiliates filed a joint statement on Schedule 13D announcing the execution of the Amendment, the amendment to the equity commitment letter and the amendment to the Support Agreement.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

The Independent Committee and the Company’s board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on the long-term development of the Company’s business and improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

The Independent Committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the Merger and terminate the registration of the ADSs at this time due to the high costs of remaining a publicly traded company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. In particular, the Independent Committee and the Company’s board of directors believe the limited trading volume of the ADSs on the NYSE does not justify the costs of remaining a public company. The cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $1.1 million and $1.1 million for the years ended June 30, 2012 and June 30, 2013, respectively. These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

In addition, the Company has determined to undertake the Merger and terminate the registration of the ADSs at this time based on and because of the analyses, determinations and conclusions of the Independent Committee and the Company's board of directors described in detail below under “Recommendation of Our Board of Directors,” including but not limited to the management’s view that the Company’s operations face increasing uncertainties in the near future. The Independent Committee reviewed the financial projections for the fiscal year ending June 30, 2014 through the fiscal year ending June 30, 2023 that were prepared by the Company’s management in January 2014 and reviewed by Duff & Phelps in the preparation of its fairness opinion, which are subject to assumptions and uncertainties presented under “Special Factors – Certain Financial Projections”. The Company’s projected net income for the fiscal year ending June 30, 2014 would be much lower than that of the prior fiscal year. The financial projections indicated that the Company’s net income and net income margins would continue to decline from fiscal 2014 to fiscal 2017, and would not be higher than those for fiscal 2013 until fiscal 2022.

The Independent Committee also noted that Duff & Phelps was of the opinion that, as of April 2, 2014 and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the holders of the ADSs (other than the ADSs representing the Excluded Shares and the Dissenting Shares) is fair from a financial point of view to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or the ADSs other than in their capacity as a holder of the Shares or the ADSs). The $2.85 per Share and $2.85 per ADS Merger consideration represented a 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal, and a 21.5% 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively. The Independent Committee also noted that the Buyer Group had secured financing to complete the Merger.

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Neither the Independent Committee nor the Company’s board of directors reconsidered any other form of transaction such as a scheme of arrangement or reverse stock split because the Company believed that the structure of the proposed transaction was the most direct and least confusing to the unaffiliated shareholders and unaffiliated ADS holders.

In addition, the Independent Committee and the Company’s board of directors believed that sufficient procedural safeguards were and are present to ensure that the Merger is substantively and procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders and to permit the Independent Committee and the Company’s board of directors to represent effectively the interests of the unaffiliated shareholders and unaffiliated ADS holders. The Merger is substantively and procedurally fair notwithstanding the absence of any requirement of approval by a majority of the unaffiliated shareholders and ADS holders of the Company because of numerous factors including, among others, (i) a majority vote of unaffiliated shareholders and ADS holders is neither required under the laws of the Cayman Islands nor the prevailing market practice for privatization transactions involving companies incorporated under the laws of the Cayman Islands; (ii) the interests of the unaffiliated shareholders and ADS holders are represented by a well-functioning and broadly empowered Independent Committee, which consists only of directors who are not affiliated with the Buyer Group or the Company management, which is not required under the laws of the Cayman Islands; (iii) consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Independent Committee with assistance from competent and experienced independent advisors, including Latham & Watkins as legal counsel and Duff & Phelps as financial advisor, (iv) the Independent Committee was given broad authorities to consider and evaluate the proposed transaction with the buyer group, including the authority to reject the proposed transaction, (v) the Independent Committee’s recommendation to approve the Merger, and (vi) the unaffiliated shareholders are able to seek appraisal of the fair value of their shares of the Company by the Grand Court of the Cayman Islands and are entitled to be paid such fair value by exercising their dissenters' rights under the laws of the Cayman Islands.

Recommendation of Independent Committee and Our Board of Directors

In its entirety, the Independent Committee considered the overall terms of the Merger Agreement together to be in the best interests of the Company as a whole in all of the circumstances. As part of this determination, the Independent Committee also considered that it had successfully negotiated for an increase in the offer price from $2.80 per Share and $2.80 per ADS to $2.85 per Share and $2.85 per ADS, and had received a fairness opinion from Duff & Phelps, as well as that, in the context of its review and evaluation of the Merger, the Independent Committee through DPS conducted a market check which resulted in no competing offer being received from any third party.

Our board of directors, following receipt of the unanimous recommendation of the Independent Committee, which acted with the advice and assistance of its financial and legal advisors as well as our management (other than members of the Buyer Group), evaluated the Merger, including the terms and conditions of the Merger Agreement. In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Independent Committee and the board of directors of the Company considered a number of factors, including those described below and in “Special Factors — Background of the Merger.” Some of the factors considered by the Independent Committee and the Company's board of directors weighed in favor of having the Company continue as a public company and not making the board approval and recommendation contained in this proxy statement. However, the Company's board of directors determined that more of the factors that it considered, including the qualitative importance of such factors, weighed in favor of the board recommendation and approval and outweighed the potential benefits of the Company continuing as a public company.

At a meeting on April 2, 2014, the Independent Committee unanimously recommended that our board of directors approve resolutions that:

•	determined that the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and is in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, and declares it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;

•	approved the execution, delivery and performance of the Merger Agreement, the Cayman Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger; and

•	recommended the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted by the Company to its shareholders for their authorization, approval and adoption at an extraordinary general meeting of the Company’s shareholders.

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On April 2, 2014, our board of directors approved the resolutions recommended by the Independent Committee, and approved the execution, delivery and performance by the Company of the Merger Agreement and the transaction contemplated thereby, including the Merger.

In the course of reaching their respective determinations, the Independent Committee and our board of directors considered the following substantive factors and potential benefits of the Merger, each of which the Independent Committee and our board of directors believed supported their respective decisions to recommend the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and that the Merger is substantively fair to the unaffiliated shareholders and unaffiliated ADS holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

•	the current and historical market prices of the ADSs, including the fact that the Merger consideration of $2.85 per share and $2.85 per ADS offered to the unaffiliated shareholders and unaffiliated ADS holders represents a (i) 26.7% premium over the closing price of $2.25 per ADS on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal; and (ii) a 21.5%, 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively;

•

the purchase price of ADSs in previous purchases by the Company during the past two years. In 2012, the Company repurchased a total of 19,475 ADSs. The range of price paid was from $1.11 per ADS to $1.45 per ADS and the average purchase price was $1.27 per ADS in the second quarter of 2012. The range of price paid was from $1.30 per ADS to $1.44 per ADS and the average purchase price was $1.40 per ADS in the third quarter of 2012;

•	the board of directors’ knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is more favorable to the unaffiliated shareholders and unaffiliated ADS holders than any other alternative reasonably available to the Company and the unaffiliated shareholders and unaffiliated ADS holders, including the alternative of remaining a publicly-traded company;

•

the private education sector in China, in which the Company operates, is rapidly evolving and has become highly fragmented and competitive, and competition in this sector is expected to persist and intensify;

•

China’s economy is expected to slow down in the next few years, and uncertainty or adverse changes in the economy could lead to a significant decline in discretionary consumer spending, which, in turn, could result in a decline in the demand for the Company’s services;

•	the board of directors' recognition of the challenges to the Company's efforts to increase shareholder value as an independent publicly-traded company, including competition from companies with substantially greater resources than the Company has;

•	the board of directors’ recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•	the Company, as an SEC-reporting company, is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as a publicly traded company and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the board of director’s assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders and ADS holders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the limited trading volume of the ADSs on the NYSE;

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•	the belief of the Independent Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash Merger consideration, which will allow shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares and ADSs, while avoiding the risks inherent in the Company’s long-term business plan;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS Merger consideration of $2.85, as adjusted for present value, and that the possibility of such value might never be obtained, particularly in light of the heightened scrutiny by the SEC of certain PRC–based companies that had initially been listed in the U.S. through reverse mergers and the trading price of the ADSs;

•	the negotiations with respect to the Merger Consideration that, among other things, led to an increase in the offer price from $2.80 per Share or $2.80 per ADS to $2.85 per Share and $2.85 per ADS and the Independent Committee’s determination that, following elaborate negotiations with the Buyer Group, $2.85 per Share and $2.85 per ADS was the highest price that the Buyer Group would agree to pay, with the Independent Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Independent Committee and its advisors;

•	the availability of dissenters' rights to those unaffiliated shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek payment of the fair value of their shares as determined by the Grand Court of the Cayman Islands;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that Parent had obtained an equity commitment from MSPEA for the transaction and the limited number and nature of the conditions to the financing, the reputation of the financing source and the obligation of Parent to use its reasonable best efforts to obtain the financing, each of which, in the reasonable judgment of the Independent Committee, increases the likelihood of such financing being completed;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

•	the Company’s ability, in certain circumstances as set out in the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, and cause the equity financing to be funded pursuant to the equity commitment letter;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a $6.0 million termination fee, as applicable, and the limited guaranties by the Guarantors, pursuant to which each Guarantor has committed to guarantee its pro rata share of the termination fee; and

•	the business reputation, experience, capabilities and financial resources of MSPEA, which the Independent Committee and the board believed supported the conclusion that a transaction with MSPEA and other members of the Buyer Group could be completed in an orderly manner;

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•	the financial analysis reviewed and discussed with the Independent Committee by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps rendered to the Independent Committee on April 2, 2014 (which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date); with respect to the fairness, from a financial point of view, of the $2.85 per Share and $2.85 per ADS Merger consideration to be received by holders of the Shares and ADSs (in each case other than holders of Excluded Shares and Dissenting Shares) in the Merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (please see “—Opinion of Duff & Phelps, the Independent Committee's Financial Advisor” beginning on page 58 for additional information);

•	following its formation, the Independent Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps, Latham and Maples as its financial advisor, United States legal advisor and Cayman Islands legal advisor, respectively, reporting solely to the Independent Committee, and the fact that no limitations were placed on the Independent Committee’s authority;

•	the Independent Committee's belief that it was unlikely that any transaction with a third party could be completed at this time since each of the Rollover Shareholders agreed, under the Support Agreement, not to sell or offer to sell its shares to any third party and to vote in favor of the Merger Agreement, as well as because no competing offers from third party bidders had emerged since December 24, 2013 when the Company had announced that it had received a “going private” proposal, despite the market check process conducted by DPS during January and February 2014;

•	the Company's ability to recommend an adjournment of the shareholders' meeting, under certain circumstances, including with respect to a superior proposal;

•	the Company's ability, subject to compliance with the terms of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the shareholder approval the Merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” if our board of directors determines that its exercise of fiduciary duties requires a change in its recommendation to its shareholders with respect to the Merger;

•	the ability of the board of directors, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement, including with respect to a superior proposal;

•	the ability of the board of directors to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by our shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to Parent of a termination fee, and accept a superior proposal, consistent with our board of directors’ fiduciary obligations; and

•	the belief that the $3.0 million termination fee that would be payable by the Company to Parent in connection with the termination of the Merger Agreement to enter into a superior proposal (which represents approximately 3.0% of the Company’s total equity value implied by the Merger consideration) was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the Merger Agreement.

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In addition, although approval of the transaction appears to be assured given the number of Shares committed to vote in favor of the Merger, the Independent Committee and our board of directors nevertheless believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders and to permit the Independent Committee and our board of directors to represent effectively the interests of the unaffiliated shareholders and unaffiliated ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Independent Committee, which consists of four (4) independent directors, each of whom is an outside, non−employee director, and that no limitations were placed on the Independent Committee’s authority;

•	in considering the transaction with the Buyer Group, the Independent Committee acted solely to represent the interests of the unaffiliated shareholders and unaffiliated ADS holders, and the Independent Committee had independent control of the extensive negotiations with the Buyer Group and its legal advisor on behalf of the unaffiliated shareholders and unaffiliated ADS holders;

•	all of the directors serving on the Independent Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the Merger that is different from that of the unaffiliated shareholders and unaffiliated ADS holders other than such directors’ receipt of board and Independent Committee compensation (which are not contingent upon the completion of the Merger or the Independent Committee’s or board of directors’ recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•

the Independent Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps, Latham and Maples, its financial advisor, United States legal advisor and Cayman Islands legal advisor, respectively;

•	the Independent Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from certain members of the Consortium and the transactions contemplated thereby from the date the Independent Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the Independent Committee had recommended such action to our board of directors;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Independent Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, which, among other things, resulted in an increase in the offer price from $2.80 per Share and $2.80 per ADS to $2.85 per Share and $2.85 per ADS;

•	the Independent Committee had the authority to reject the terms of any strategic transaction, including the Merger;

•	the Independent Committee met regularly to consider and review the terms of the Merger;

•	the recognition by the Independent Committee and our board of directors that it had no obligation to recommend the approval of the Merger proposal from certain members of the Consortium or any other transaction;

•	the recognition by the Independent Committee and the board of directors of the Company that, under the terms of the Merger Agreement, it has the ability to consider an acquisition proposal which reasonably could be expected to result in a superior proposal until the date the holders of the shares vote upon the Merger Agreement;

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•	the availability of dissenters’ rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	the requirement that the Merger be approved by a majority vote of the unaffiliated shareholders and unaffiliated ADS holders is neither required under the Cayman Companies Law nor the prevailing market practice for privatization transactions involving companies incorporated under the laws of the Cayman Islands;

•	the fact that DPS conducted a market check process to identify and seek offers from potential interested third parties, during which, DPS contacted 28 potential buyers regarding their interest in the Company (including nine potential strategic buyers and 19 potential financial buyers); and

•	the approximately four-month period between the public announcement that we had received a merger proposal from certain members of the Consortium and the signing of the Merger Agreement provided an opportunity for other potentially interested buyers to indicate their interest in acquiring our Company.

The Independent Committee and the board of directors of the Company also considered a variety of potentially negative factors concerning the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, which are not listed in any relative order of importance:

•	the fact that approval of the Merger Agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated Shares, and the fact that the Rollover Shareholders are not required to vote their Shares in support of a superior proposal, even if it were to offer a higher price;

•	the fact that the Company will no longer exist as an independent public company and its unaffiliated shareholders and unaffiliated ADS holders will have no ongoing equity participation in the Company following the Merger, and that the unaffiliated shareholders and unaffiliated ADS holders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company or other options to enhance shareholder value, which could include minority investments from strategic investors, share repurchases and one-time or recurring dividends to shareholders;

•	the fact that the Merger Agreement does not include a post-signing “go shop” provision that would permit the Company to actively solicit bids and negotiate with other bidders for a period of time (typically 30-60 days) after signing the Merger Agreement;

•	the fact that the substantial shareholdings of the Rollover Shareholders, who beneficially own an aggregate of approximately 68.1% of the outstanding Shares, and their voting commitments to vote in favor of the Merger and against competing transactions, as contained in the Support Agreement, as well as their stated expression of unwillingness to consider a sale of their equity interests to a third party, may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the Merger, and as a result may have adversely affected the effectiveness of the market check conducted by DPS;

•	that the Company was financially solvent and did not currently suffer any difficulties with liquidity, such that there was no pressing need for the Company to access financing or enter into a business combination transaction at this time;

•	the fact that since the Company became publicly listed in October 2007, the highest historical closing price of its ADSs ($20.39 per ADS) exceeds the Merger Consideration offered to the unaffiliated shareholders and unaffiliated ADS holders;

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•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the restrictions under the Merger Agreement on the conduct of the Company’s business prior to the completion or termination of the proposed Merger, which include restrictions on the Company's ability, without the consent of Parent, to declare or pay dividends on its shares, to make acquisitions or investments or enter into business combination transactions, to incur debt, to issue shares of the Company, to make capital expenditures, to enter into material contracts, to commence legal proceedings, to engage in the conduct of any new line of business, and to take or fail to take other specified actions prior to the completion or termination of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion or termination of the Merger;

•	the conditions to Parent’s obligation to complete the Merger and the right of Parent to terminate the Merger Agreement in certain circumstances, including for breaches by the Company of its representations, warranties, covenants and agreements in the Merger Agreement;

•	the fact that, under the terms of the Merger Agreement, the Company cannot solicit other acquisition proposals and must pay to Parent a termination fee of $3.0 million if the board of directors of the Company were to change its recommendation to its shareholders to vote in favor of the Merger or if the Merger Agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to shareholders than the Merger;

•	the fact that the Company’s right to terminate to accept a superior proposal is subject to Parent’s matching rights and payment by the Company of the termination fee;

•	the possibility that the Buyer Group could sell part or all of the Company following the Merger to one or more purchasers at a valuation higher than that being paid in the Merger;

•	the fact that Parent and Merger Sub are corporations with essentially no assets other than the equity financing commitment of MSPEA and the Support Agreement and that the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of $6.0 million, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

•	the terms of the Rollover Shareholders' participation in the Merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of the unaffiliated shareholders and unaffiliated ADS holders (please see “— Interests of Certain Persons in the Merger” beginning on page 76 for additional information);

•	the possibility that the Merger might not be consummated and the negative impact of a public announcement of the Merger on the price of our ADSs on the NYSE and on our sales and operating results and our ability to attract and retain key management, marketing and operational personnel;

•	the taxability of an all cash transaction to the unaffiliated shareholders and unaffiliated ADS holders who are U.S. Holders for U.S. federal income tax purposes; and

•	the possibility that Parent and Merger Sub may be unable or unwilling to complete the Merger, including if the financing sources do not provide the financing pursuant to the equity commitment letter by MSPEA if MSPEA fails to meet its commitments to provide the equity financing, either due to the condition precedent to the equity commitment letter not having been satisfied in full without any waiver (for a further discussion of these conditions precedent, see “— Financing —”), or due to its inability to do so, for any reason.

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During its consideration of the transaction with Parent, our board of directors was also aware that some of our directors and executive officers and other existing shareholders, including the Rollover Shareholders, may have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally, as described in “—Interests of Certain Persons in the Merger” beginning on page 76.

The foregoing discussion of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive, but includes a number of the material factors considered by the Independent Committee and our board of directors. In view of the wide variety of factors considered by the Independent Committee and our board of directors, neither the Independent Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Independent Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Independent Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders and its decision to recommend the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, the Independent Committee considered financial analyses presented by Duff & Phelps. All of the material analyses as presented to the Independent Committee on April 2, 2014 are summarized below under the caption “— Opinion of Duff & Phelps, the Independent Committee’s Financial Advisor” beginning on page 58. The Independent Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger.

Neither the Independent Committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Independent Committee and the board of directors of the Company believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the Independent Committee and the board of directors of the Company believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the Independent Committee and the board of directors of the Company also considered the historical market prices of our ADSs as described under the caption “Market Price of the ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 86.

The net book value per Share as of June 30, 2013 was $3.27 based on the weighted average number of outstanding Shares during fiscal year 2013. Although the historical net book value is higher than the Merger Consideration, neither the Independent Committee nor the Company’s board of directors considered the Company’s net book value as a factor. Net book value, which is an accounting concept based on historical costs, does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, marketing of education services or the business risks inherent in competing with larger companies in that industry. Therefore, the Independent Committee and the board of directors of the Company believe that net book value is not a material indicator of the value of the Company as a going concern.

Neither the Independent Committee nor our board of directors considered firm offers made by any unaffiliated person as, other than as described in this proxy statement, the Company is not aware of any firm offers made by any other persons during the two years prior to the date of Merger Agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company. In this regard, no competing offers for a transaction with the Company from third party bidders had emerged during the market check process conducted by DPS during January and February 2014 or since December 24, 2014 when the Company announced that it had received a "going private" proposal.

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In reaching its determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders and its decision to approve the Merger Agreement and recommend the approval of the Merger Agreement by our shareholders, our board of directors considered (i) the analysis, conclusions and unanimous recommendation of the Independent Committee, which acted with the advice and assistance of its financial and legal advisors as well as our management (other than members of the Buyer Group); (ii) the factors examined by the Independent Committee as described above under this section and under “— Background of the Merger;” (iii) the fact that the Independent Committee consists of four independent and disinterested directors of the Company who are not affiliated with any member of the Buyer Group and have no financial interest in the Merger different from, or in addition to the unaffiliated shareholders and unaffiliated ADS holders other than their interests described under “— Interests of Certain Persons in the Merger — The Independent Committee” beginning on page 78; and (iv) the financial analyses of Duff & Phelps, financial advisor to the Independent Committee, and the opinion of Duff & Phelps, dated April 2, 2014, to the Independent Committee with respect to the fairness, from a financial point of view, of the per share Merger consideration to be paid to the holders of Shares and the per ADS Merger consideration to be paid to the holders of ADSs (in each case other than holders of Excluded Shares and Dissenting Shares, including Excluded Shares represented by ADSs) in the proposed Merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. For the foregoing reasons, our board of directors believes that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the unaffiliated shareholders and unaffiliated ADS holders.

To the extent known by each filing person after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the Merger.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “Special Factors—Opinion of Duff & Phelps, the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder as to how that shareholder or ADS holder should vote on the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the unaffiliated shareholders and unaffiliated ADS holders by virtue of their continuing interests in the surviving corporation after the completion of the Merger. These interests are described under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 76.

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The Buyer Group believes the interests of the unaffiliated shareholders and unaffiliated ADS holders were represented by the Independent Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the unaffiliated shareholders and unaffiliated ADS holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Independent Committee regarding, and did not receive any advice from the Independent Committee’s independent legal or financial advisors as to, the fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders. Furthermore, the Buyer Group did not undertake or engage any financial advisor to perform any independent evaluation or other analyses of the fairness of the Merger consideration to the unaffiliated shareholders and unaffiliated ADS holders. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger consideration to the unaffiliated shareholders and unaffiliated ADS holders.

Based on its knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Independent Committee and the board of directors of the Company discussed under “—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 44, although approval of the transaction appears to be assured given the number of Shares committed to vote in favor of the Merger, the Buyer Group nevertheless believes that the Merger is substantively and procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders based on its consideration of the following factors, which are not listed in any relative order of importance:

•	the Independent Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the Merger;

•	members of the Independent Committee do not have any interests in the Merger different from, or in addition to, those of the unaffiliated shareholders and unaffiliated ADS holders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) Independent Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or recommendation of the Merger by the Independent Committee or the board of directors of the Company) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

•	the Independent Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Independent Committee in similar transactions;

•	the Independent Committee and the Company’s board of directors had no obligation to recommend the approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or any other transaction;

•	the current and historical market prices of the ADSs, including the fact that the Merger consideration of $2.85 per share and $2.85 per ADS represents a (i) 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the trading day immediately prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal; and (ii) a 21.5%, 32.3% and 49.0% premium over the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively;

•

the purchase price of ADSs in previous purchases by the Company during the past two years. In 2012, the Company repurchased a total of 19,475 ADSs. The range of price paid was from $1.11 per ADS to $1.45 per ADS and the average purchase price was $1.27 per ADS in the second quarter of 2012. The range of price paid was from $1.30 per ADS to $1.44 per ADS and the average purchase price was $1.40 per ADS in the third quarter of 2012;

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•	the Merger consideration is all cash, which allows the unaffiliated shareholders and unaffiliated ADS holders to immediately realize certainty of value and liquidity without incurring brokerage and other costs typically associated with market sales and allows the unaffiliated shareholders and unaffiliated ADS holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the Merger consideration, other terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were the result of extensive negotiations over an extended period of time between the Independent Committee and its advisors on the one side and the Buyer Group and its advisors on the other side;

•	Parent obtained an equity commitment for the Merger, as well as the limited number and nature of the conditions to the equity commitment;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Independent Committee, the Independent Committee received from Duff & Phelps an opinion, dated April 2, 2014, as to the fairness, from a financial point of view, of the $2.85 per Share and $2.85 per ADS Merger consideration to be received by the unaffiliated shareholders and unaffiliated ADS holders in the Merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion;

•	no competing offers for a transaction with the Company from third party bidders had emerged during the market check process conducted by DPS during January and February 2014;

•	in certain circumstances under the terms of the Merger Agreement, the Independent Committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger;

•	the fee payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances will be $3.0 million, or approximately 3.0% of the Company’s total equity value implied by the Merger consideration, whereas the fee payable by Parent to the Company if the Merger Agreement is terminated under certain other circumstances will be $6.0 million;

•	the Company is able to, subject to compliance with the terms and conditions of the Merger Agreement, terminate the Merger Agreement prior to the completion of the Merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the Merger Agreement and further described under the caption “The Agreement and Plan of Merger – No Solicitation of Competing Transactions” beginning on page 104);

•	the Company, under certain circumstances as set out in the Merger Agreement, is able to specifically enforce the terms of the Merger Agreement and the equity commitment letter from MSPEA;

•	the availability of dissenters' rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Companies Law for exercising the dissenters' rights, which allow such shareholders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	each Guarantor has agreed to guarantee a pro rata share of Parent's obligations under the Merger Agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the Merger Agreement is terminated under certain circumstances;

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•	the board of directors of the Company was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the unaffiliated shareholders and unaffiliated ADS holders;

•	no members of the Buyer Group nor any of their advisors participated in or sought to influence the deliberative process of the Independent Committee; and

•	the requirement that the Merger be approved by a majority vote of the unaffiliated shareholders and unaffiliated ADS holders is neither required under the Cayman Companies Law nor the prevailing market practice for privatization transactions involving companies incorporated under the laws of the Cayman Islands.

  The net book value per Share as of June 30, 2013 was $3.27 based on the weighted average number of outstanding Shares during fiscal year 2013. Although the historical net book value is higher than the Merger Consideration, the Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The Buyer Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

In its consideration of the fairness of the Merger, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because the Company will continue to operate its business following the Merger.

The Buyer Group did not seek to establish a pre-Merger going concern value for the Shares and the ADSs to determine the fairness of the Merger consideration to the unaffiliated shareholders and ADS holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the Merger consideration represented a premium to the going concern value of the Company.

Members of the Buyer Group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the Merger to the unaffiliated shareholders and unaffiliated ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is substantively and procedurally fair to the unaffiliated shareholders and unaffiliated ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the Merger Agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting.

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Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending June 30, 2014 through the fiscal year ending June 30, 2023 for the Independent Committee and Duff & Phelps in connection with the financial analysis of the Merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and to assist Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding revenues, gross profit, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. The major assumptions and estimates as to future events made by our management in preparing the projections were prepared, including the following:

•	there will be no material change in the existing political, legal, fiscal, foreign trade and economic conditions in China where the Company is carrying on its businesses;

•	there will be no significant deviation in the industry trends and market conditions from the current market expectation;

•	there will be no material change in interest rates or foreign currency exchange rates from those currently prevailing;

•	there will be no material change in the current taxation law in China where the Company is carrying on its businesses, the rates of tax payable by the Company will remain unchanged, and all applicable taxation laws and regulations will be complied with by the Company;

•	projected revenues, cost and expenses of the Company will conform to the level as estimated in the operation budgets prepared by our management;

•	the Company will implement all of its business and marketing plans to conform with the operation budgets;

•	all relevant legal approvals, business certificates or licenses for the normal course of operation will be formally obtained, in good standing and that no additional costs or fees will be needed to procure such during the application;

•	there will be a sufficient supply of labor and staff in the industries in which the Company operates; and

•	the Company will retain competent management, key personnel, sales staff, and technical staff to support its ongoing operation and development.

However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For example, the projections do not give effect to completion of the Merger or any changes to our operations or strategy that were not anticipated or may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, Deloitte Touche Tohmatsu, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Independent Committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favour of approval of the Merger Agreement or to elect not to seek appraisal for his or her Shares.

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The following table summarizes the financial projections prepared by our management and considered by the Independent Committee and Duff & Phelps in connection with their analysis of the proposed transaction:

	Management Projections
	Fiscal Year Ending June 30,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
	(in RMB million except percentage)

Net Revenues	236.6	267.7	307.9	357.5	405.6	459.7	517.3	578.6	644.0	713.5
	11.7%	13.2%	15.0%	16.1%	13.4%	13.3%	12.5%	11.9%	11.3%	10.8%

Gross Profit*	92.2	98.2	109.2	125.6	142.1	162.5	184.6	208.4	236.7	266.9
% Margin	39.0%	36.7%	35.5%	35.1%	35.0%	35.3%	35.7%	36.0%	36.8%	37.4%

Operating Expenses	87.4	98.6	111.6	127.1	140.8	155.7	170.8	186.5	203.2	220.9

Income from Operations*	4.8	(0.4)	(2.3)	(1.5)	1.4	6.8	13.9	21.8	33.5	46.0
% Margin	2.0%	-0.2%	-0.8%	-0.4%	0.3%	1.5%	2.7%	3.8%	5.2%	6.4%

Net Income	14.7	11.3	9.8	9.6	10.7	13.3	16.9	21.0	27.2	33.8
% Margin	6.2%	4.2%	3.2%	2.7%	2.6%	2.9%	3.3%	3.6%	4.2%	4.7%

* Management projected gross profit and income from operations include depreciation and amortization.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

Although the student enrollment in its primary and secondary schools and the ramping up of its kindergartens’ utilization in the quarter ended December 31, 2013 had been better than expected, the Company believes that various factors may have contributed to the performance of a single quarter. The high performance of student enrollment and kindergartens’ utilization in a single quarter may not be sustainable. Therefore, although the Company noticed that the results of operation for the quarter ended December 31, 2013 were better than expected when preparing the financial projections, the Company nevertheless believes that the current financial projections are reasonable based on its long-term views of the operations of the Company.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements “on page 124 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2013, incorporated by reference into this proxy statement.

Opinion of Duff & Phelps, the Independent Committee’s Financial Advisor

Pursuant to an engagement letter dated January 9, 2014, the Independent Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

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At the meeting of the Independent Committee on April 2, 2014, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the Independent Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share Merger consideration to be paid to the holders of the Shares and the per ADS Merger consideration to be paid to the holders of ADSs (other than in each case holders of Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Independent Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the written opinion of Duff & Phelps dated April 2, 2014, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the Independent Committee (in its capacity as such), and is directed only to the per Share Merger consideration and the per ADS Merger consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’s procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended June 30, 2012 and 2013;

•	reviewed the Company’s unaudited financial statements for the 6 months ended December 31, 2012 and the 6 months ended December 31, 2013;

•	reviewed certain financial projections ending June 30, 2014 through 2023, prepared and provided to Duff & Phelps by the chief financial officer of the Company, upon which Duff & Phelps has relied in performing its analysis (the “management projections”);

•	reviewed other internal documents relating to the past and current business operations and financial conditions of the Company, including franchise contracts, internal control policies and operating data, provided to Duff & Phelps by the chief financial officer of the Company on January 27, 2014;

•	reviewed a letter dated March 26, 2014 from the chief financial officer of the Company which made certain representations as to the management projections and the underlying assumptions for the Company;

•	reviewed documents related to the Merger, including a draft of the Merger Agreement received on March 26, 2014;

•	discussed the information referred to above and the business, operations and financial condition and prospects of the Company as well as the background and other elements of the Merger with the management of the Company;

•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

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•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Independent Committee’s consent and without independent verification:

•	relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company management;

•	relied upon the fact that the Independent Committee, the board of directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the management projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available estimates and good faith judgment of the person furnishing the same; Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based;

•	assumed that information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Merger;

•	assumed that the representations and warranties made by all parties in the Merger Agreement and the management representation letter dated and delivered to Duff & Phelps on March 26, 2014 (the “Management Representation Letter”) are true and correct and each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in a timely manner in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’s opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’s analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters as follows:

•	impact of competition on the business of the Company is in line with that on the industry generally;

•	industry growth is consistent with the historical pattern;

•	there is no adverse material change in the financial condition and prospects of the Company; and

•	there is no adverse material change in the industry or the financial markets in general.

Such assumptions are beyond the control of any party involved in the Merger and Duff & Phelps does not express any view or opinion as to such assumptions in its opinion, including as to the reasonableness of such assumptions.

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Duff & Phelps has prepared its opinion effective as of the date thereof. Its opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps has not undertaken to reaffirm or revise its opinion or otherwise comment upon any event occurring after the date thereof and does not have any obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, or express any opinion regarding, the liquidation value of any entity or business. Duff & Phelps did not negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be agreed upon among the parties to the Merger Agreement and the Merger. Duff & Phelps did not advise the Independent Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger consideration, or with respect to the fairness of any such compensation. In addition, its opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares and the Dissenting Shares).

Duff & Phelps’s opinion was furnished for the use and benefit of the Independent Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Independent Committee , the Company's board of directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction, and (iv) does not indicate that the Merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Independent Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Independent Committee, it is not a comprehensive description of all analyses performed and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis performed or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’s own experience and judgment. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described below should not be taken to be Duff & Phelps’s view of the actual value of the Company.

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The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’s financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending June 30, 2014 through June 30, 2023, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the management projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’ beginning on page 57. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2023 (the ‘‘terminal value’’) using a perpetuity growth formula assuming a 4.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 17.0% to 19.0%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of $15.5 million to $21.3 million and a range of implied values of the Company’s ADSs of $2.67 to $2.86 per ADS. The implied value of the Company’s ADSs was derived by dividing the net estimated enterprise value of the Company by the total number of outstanding ADSs which was 37.7 million. The net estimated enterprise value of the Company was derived by starting from the estimated enterprise value for the Company of $15.5 million to $21.3 million and:

•	subtracting non-controlling interests, discounted at the Company’s cost of equity, of $2.7 million to $3.8 million;

•	subtracting estimated additional rent expense that the Company would incur without the Chengdu property, discounted at the Company’s cost of equity, of $6.0 million to $7.0 million;

•	adding excess cash of $70.3 million to $73.6 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $1.2 million based on the $17.6 million to $24.2 million range of the concluded enterprise value;

•	adding the Chengdu property at cost of $15.8 million;

•	adding long-term investments of $2.3 million as of December 31, 2013;

•	adding headquarters rental income, discounted at the Company’s cost of equity, of $0.46 million to $0.47 million;

•	adding intangible asset amortization tax shields, discounted at the Company’s cost of equity, of $1.2 million to $1.3 million; and

•	adding excess net working capital of $1.9 million as of December 31, 2013.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

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The companies utilized for comparative purposes in the following analysis were not identical to the Company, and the transactions utilized for comparative purposes in the following analysis were not identical to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analyses are subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the education services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The ten companies included in the selected public companies analysis in the education services industry were:

China Education Companies	•	China Distance Education Holdings Limited
	•	New Oriental Education & Technology Group Inc.
	•	TAL Education Group
	•	Xueda Education Group

U.S. Education Companies	•	Apollo Education Group, Inc.
	•	Corinthian Colleges Inc.
	•	DeVry Education Group Inc.
	•	ITT Educational Services Inc.
	•	K12, Inc.
	•	Strayer Education Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2014 and 2015 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth			EBITDA Growth			EBITDA Margin
	LTM [1]	2014	2015	LTM	2014	2015	LTM	2014	2015

China Education Companies Group Median	26.9%	29.1%	23.1%	48.3%	70.1%	21.4%	20.7%	21.0%	20.5%

U.S. Education Companies Group Median	-7.7%	-11.3%	-2.4%	-18.3%	-19.5%	-3.0%	16.8%	14.9%	14.4%

Aggregate
Mean	7.2%	6.7%	8.3%	1.2%	21.3%	7.4%	16.7%	16.6%	16.1%
Median	4.2%	2.0%	5.6%	-12.2%	9.2%	14.0%	19.0%	17.6%	16.2%

Noah Education Holdings Ltd.	23.9%	11.7%	13.2%	54.4%	-23.5%	-10.2%	19.8%	12.6%	10.0%

1 Latest twelve months

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	Price as Multiple of								Enterprise Value as a Multiple of
	LTM EPS		2014 EPS		2015 EPS		Book Value		LTM EBITDA		2014 EBITDA		2015 EBITDA		LTM Revenue		2014 Revenue		2015 Revenue

China Education Companies Group Median	30.0	x	25.9	x	20.5	x	6.0	x	21.2	x	18.0	x	14.6	x	4.32	x	3.77	x	2.95	x

U.S. Education Companies Group Median	15.2	x	17.8	x	16.6	x	2.5	x	4.1	x	4.9	x	4.4	x	0.87	x	0.88	x	0.88	x

Aggregate
Mean	25.9	x	22.1	x	18.0	x	4.7	x	10.9	x	10.0	x	8.5	x	2.12	x	1.97	x	1.67	x
Median	22.3	x	19.7	x	17.4	x	3.2	x	6.4	x	6.6	x	5.5	x	1.03	x	1.06	x	1.10	x

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected Chinese and international education services transactions indicated enterprise value to LTM EBITDA multiples ranging from 4.3x to 18.3x with a median of 9.2x, and enterprise value to LTM revenue multiples ranging from 0.29x to 13.89x with a median of 1.50x.

The Company is not directly comparable to the target companies in the selected merger and acquisition transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of China-based private education services focused targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected merger and acquisition transactions analysis.

Chinese Education Services Transactions

Date Announced	Acquirer Name	Target Name
11/23/2013	Shaanxi Yuhualong Investment Group Co., Ltd.	Shaanxi Dade Education Development Co., Ltd.
6/20/2013	Management Buyout	ChinaEdu Corporation
8/29/2012	Shanghai Yuanbo Education Information and Consulting Corporation Ltd.	Xiaoxiao Education Limited
12/31/2011	Xihua Investment Group	Beijing Century College
11/19/2011	Pearson plc	Global Education & Technology Group Limited
7/7/2011	China Bilingual Technology & Education Group Inc.	Shanxi Rising Education Investment Co., Ltd.

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International Education Services Transactions

Date Announced	Acquirer Name	Target Name
12/5/2013	Southern Capital Group; Southern Capital Fund III	Help International Corporation Bhd
10/22/2013	Apax Partners France	Educational Institutions And Associations
9/12/2013	Estácio Participações S.A	União dos. Cursos Superiores SEB Ltda.
9/6/2013	Cookpad Inc.	Coach United, Inc.
8/31/2013	Loyalist Group Limited	KGIC Education Group, Inc. And KGIC Language College (2010) Corp.
8/23/2013	Laureate Education, Inc.	Faculdades Metropolitanas Unidas
8/13/2013	Gakken Juku Holdings Co., Ltd.	Zenkyoken Co., Ltd.
7/22/2013	Bright Horizons Family Solutions, Inc.	Children's Choice Learning Centers, Inc.
6/21/2013	Management Buyout	Grupo Ibmec Educacional S/A
4/10/2013	Bright Horizons Family Solutions, Inc.	Kidsunlimited Limited
8/23/2012	Graphite Capital Management LLP	Explore Learning Ltd.
5/28/2012	Editora e Distribuidora Educacional Ltda.	Grupo Uniasselvi
5/16/2012	Pearson VUE	Certiport, Inc.
5/11/2012	Nippon Mirai Capital Co., Ltd.	ALC Press Inc.
3/3/2012	PLATO Learning, Inc. (nka:Edmentum, Inc.)	Archipelago Learning, Inc.
12/20/2011	NA Holdings Co., Ltd.	WAO Corporation
10/4/2011	LDC Ltd.	Ufi Limited (nka:learndirect Limited)
8/5/2011	Nichii Gakkan Co.	GABA Corporation
5/17/2011	Leeds Equity Partners; Leeds Equity Partners V, L.P.	Nobel Learning Communities, Inc.
5/6/2011	Capella University, Inc.	Resource Development International Ltd.
3/7/2011	Pearson plc	Education Development International plc
2/15/2011	Procuritas Partners AB; Procuritas Capital Investors IV	Sonans AS

Summary of Selected Public Companies and Merger and Acquisition Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected Pro Forma EBITDA for the fiscal years ending June 30, 2014 and June 30, 2015. The projected Pro Forma EBITDA was adjusted to exclude public company costs and non-recurring income (expenses) and pro forma for full-year performance of kindergartens and schools opened in each year. Duff & Phelps’s selected valuation multiples were as follows: projected Pro Forma fiscal 2014 EBITDA multiple ranged from 4.0x to 5.0x, and projected Pro Forma fiscal 2015 EBITDA multiple ranged from 3.5x to 4.5x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Duff & Phelps noted that while it reviewed the selected merger and acquisition transactions, it did not select valuation multiples for the Company based on the selected merger and acquisition transactions analysis for the reasons described above. As a result of these selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of $19.8 million to $27.1 million. Based on the said estimated enterprise value of the Company, Duff & Phelps estimated the range of implied common equity value of the Company to be $17.6 million to $24.2 million by making the following calculations to the said estimated enterprise value of the Company:

•	subtracting non-controlling interests, discounted at the Company’s cost of equity, of $2.7 million to $3.8 million;

•	subtracting estimated additional rent expense that the Company would incur without the Chengdu property, discounted at the Company’s cost of equity, of $6.0 million to $7.0 million;

•	adding excess cash of $70.3 million to $73.6 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $1.2 million based on the $17.6 million to $24.2 million range of the concluded enterprise value;

•	adding the Chengdu property at cost of $15.8 million;

•	adding long-term investments of $2.3 million as of December 31, 2013;

•	adding headquarters rental income, discounted at the Company’s cost of equity, of $0.46 million to $0.47 million;

•	adding intangible asset amortization tax shields, discounted at the Company’s cost of equity, of $1.2 million to $1.3 million; and

•	adding excess net working capital of $1.9 million as of December 31, 2013.

Based on the foregoing analysis, Duff & Phelps estimated a range of implied value of the Company’s ADSs of $2.76 to $2.98 per ADS.

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Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the education services industry. The transactions analyzed by Duff & Phelps included transactions announced since March 2011. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 25.0%, 27.4%, and 26.7%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the education services industry were 15.2%, 16.9%, and 39.8%, respectively. Duff & Phelps noted that the proposed per ADS Merger consideration implies a 26.7% premium over the Company’s closing price of $2.25 per ADS on December 23, 2013, the last full trading day prior to the public announcement of the terms of the offer, a 24.5% premium over the Company’s closing price of $2.29 per ADS on December 17, 2013, one week prior to the public announcement of the terms of the offer and a 18.3% premium over the Company’s closing price of $2.41 per ADS on November 24, 2013 one month prior to the public announcement of the terms of the offer.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was $15.5 million to $21.3 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / merger and acquisition transactions analyses was $19.8 million to $27.1 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of $17.6 million to $24.2 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be $102.2 million to $110.0 million by:

•	subtracting non-controlling interest, discounted at the Company’s cost of equity, of $2.7 million to $3.8 million;

•	subtracting estimated additional rent expense that the Company would incur without the Chengdu property, discounted at the Company’s cost of equity, of $6.0 million to $7.0 million;

•	adding excess cash of $70.3 million to $73.6 million as of December 31, 2013;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $1.2 million based on the $17.6 million to $24.2 million range of concluded enterprise values;

•	adding Chengdu property at cost of $15.8 million;

•	adding long-term investment of $2.3 million as of December 31, 2013;

•	adding headquarters rental income, discounted at the Company’s cost of equity, of $0.5 million to $0.5 million;

•	adding intangible asset amortization tax shields, discounted at the Company’s cost of equity, of $1.2 million to $1.3 million;

•	adding excess net working capital of $1.9 million as of December 31, 2013.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $2.71 to $2.92. Duff & Phelps noted that the per Share Merger consideration to be received by the holders of the Shares and the per ADS Merger consideration to be received by the holders of the ADSs (other than Excluded Shares, ADSs representing Excluded Shares and Dissenting Shares) in the Merger was within the range of the per ADS value indicated by its analyses.

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Duff & Phelps’s opinion was only one of the many factors considered by the Independent Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Independent Committee.

Fees and Expenses

Duff & Phelps’s affiliate, DPS, has acted as financial advisor to the Independent Committee providing such financial and market related advice and assistance as it deemed appropriate in connection with the Merger, including assisting the Independent Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to or after the signing of the Merger Agreement.

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the Independent Committee and, if requested by the Independent Committee, DPS’s services of conducting a pre-signing market check and/or a post-signing go-shop exercise, the Company agreed to pay Duff & Phelps and DPS a non-refundable retainer of $100,000 and a fee of $250,000 payable upon Duff & Phelps informing the Independent Committee that it is prepared to render the opinion. No portion of Duff & Phelps’s fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in the opinion. Part of the fees payable to DPS is contingent upon the consumption of a transaction with the Buyer Group or any third party solicited by DPS during a market check or go-shop process.

The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of their engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $30,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Independent Committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS’s engagement described above and the Duff & Phelps’s engagement to render its opinion to the Independent Committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the Merger Agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purpose of and Reasons for the Merger

The Buyer Group

Under the SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and, therefore, is required to express his, her or its reasons for the Merger to the unaffiliated shareholders and unaffiliated ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group, the primary purpose of the Merger is to enable the Buyer Group, through Parent, to acquire 100% control of the Company, in a transaction in which the Company’s shareholders and ADS holders (other than holders of the Excluded Shares and Dissenting Shares, including the Excluded Shares represented by ADSs) will be cashed out in exchange for $2.85 per Share or $2.85 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings, general growth of the Company’s business and increases in the value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to the Rollover Shareholders, the Merger will allow them to maintain a significant portion of their investment in the Company through their respective beneficial ownership in Parent as described under “Special Factors —— Interests of Certain Persons in the Merger — Interests of the Buyer Group”.

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The Buyer Group believes the operating environment has become more challenging since the Company’s initial public offering. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the concerns of unaffiliated shareholders and unaffiliated ADS holders' and to engage in an ongoing dialogue with the unaffiliated shareholders and unaffiliated ADS holders can at times distract management's time and attention from the effective operation and improvement of the business,

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain equity financing in connection with the Merger. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company

The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders (other than the Rollover Shareholders) to receive $2.85 per Share and $2.85 per ADS in cash, without interest and net of any applicable withholding taxes, which represents a 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal, and a 21.5%, 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Independent Committee and the Company's board of directors described in detail above under “— Reasons for the Merger and Recommendation of Our Board of Directors.”

Effects of the Merger on the Company

Private Ownership

The ADSs are currently listed on the NYSE under the symbol “NED.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Consortium through its ownership of Parent. Following the completion of the Merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $1.1 million and $1.1 million for the years ended June 30, 2012 and June 30, 2013, respectively. As a result of no longer being required to make SEC filings, we will no longer incur such costs and expenses. After the completion of the Merger, our shareholders and ADS holders will no longer enjoy the rights or protections that the United States federal securities laws provide.

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Upon completion of the Merger, each issued and outstanding Share and ADS, other than the Excluded Shares (including Excluded Shares represented by ADSs) and the Dissenting Shares, will be cancelled in exchange for the right to receive $2.85 per Share or $2.85 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. Upon completion of the Merger, the Shares and ADSs owned by the Rollover Shareholders will be cancelled for no consideration. At the effective time of the Merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one fully paid and non-assessable ordinary share of the surviving corporation. As a result, the unaffiliated shareholders and unaffiliated ADS holders will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the unaffiliated shareholders and unaffiliated ADS holders will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters after the effective time of the Merger. Similarly, the unaffiliated shareholders and unaffiliated ADS holders will not be exposed to the risk of loss in relation to their investment in the Company after the effective time of the Merger.

If the Merger is completed, the Company’s Share Incentive Plans and any relevant awards agreements applicable to the Share Incentive Plans will be terminated at the effective time of the Merger.

At the effective time of the Merger, except with respect to the Rollover Shareholders,

•	each vested Company Option that is then outstanding and unexercised will be cancelled in consideration and exchange for the right to receive a cash amount equal to the excess of $2.85 over the exercise price of such Company Option, without interest and net of any applicable withholding taxes;

•	each vested Company RSU and Company Restricted Share that is then outstanding will be cancelled in consideration and exchange for the right to receive $2.85 in cash, without interest and net of any applicable withholding taxes;

•	each unvested Company Option that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to the excess of $2.85 over the exercise price of such Company Option in cash upon vesting of the RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company Option without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months;

•	each unvested Company RSU and Company Restricted Share that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to $2.85 in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company RSU or Company Restricted Share without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months; and

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•	each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the exercise price of such Company Option is equal to or greater than $2.85.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the effective time of the Merger, Article I of the memorandum and articles of association of the surviving corporation will be amended to read as follows: “The name of the corporation is Noah Education Holdings Ltd.”) until thereafter changed or amended as provided therein or by applicable law. In addition, the directors of Merger Sub immediately prior to the completion of the Merger (identified below in “Annex D — Directors and Executive Officers of Each Filing Person”), unless otherwise determined by Parent prior to the effective time of Merger, will become the directors of the surviving corporation and the officers of the Company will remain the officers of the surviving corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	the receipt by such shareholders and ADS holders of the Merger consideration of $2.85 per Share or $2.85 per ADS in cash which represents a 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal, and a 21.5% 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively; and

•	the avoidance of the risks associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the unaffiliated shareholders and unaffiliated ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws (see “Material U.S. Federal Income Tax Consequences”); and

•	the fact that since the Company became publicly listed in October 2007, the highest historical closing price of its ADSs ($20.39 per ADS) exceeds the Merger consideration offered to the unaffiliated shareholders and unaffiliated ADS holders.

The primary benefits of the Merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

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•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•	an equity investment in the surviving corporation by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the Merger, there will be no trading market for the surviving corporation’s equity securities.

The Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the Company and will have a corresponding interest in our net book value and net earnings. Each shareholder of Parent will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Parent. Our net income attributable to our shareholders for the fiscal year ended June 30, 2013 was approximately $2.8 million and our net book value as of June 30, 2013 was approximately $119 million.

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Consortium before and immediately after the Merger, based on the historical net book value of the Company as of June 30, 2013 and the historical net earnings of the Company for the year ended June 30, 2013.

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	Ownership Prior to the Merger (1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
NAME	$’000%		$’000%		$’000%		$’000%
MSPEA Education Holding Limited	-	-	-	-	39,426	32.99%	915	32.99%
Jointly Gold Technologies Limited	26,241	21.96%	609	21.96%	25,919	21.69%	601	21.69%
First Win Technologies Limited	17,124	14.33%	397	14.33%	16,913	14.15%	392	14.15%
Global Wise Technologies Limited	13,940	11.67%	323	11.67%	13,768	11.52%	319	11.52%
Sunshine Nation Limited	8,606	7.20%	200	7.20%	8,179	6.84%	190	6.84%
Mr. Qicai Du	4,547	3.80%	105	3.80%	4,491	3.76%	104	3.76%
Baring Asia II Holdings (22) Limited	10,937	9.15%	254	9.15%	10,802	9.04%	251	9.04%

(1) Ownership percentages are based on 36,763,991 Shares outstanding as of the date of this proxy statement.

Subject to the equitable remedies Parent or Merger Sub may be entitled to as discussed above, Parent’s right to receive payment of a termination fee of $3.0 million is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be consummated under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Following the completion of the Merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries;

•	any other material changes in the Company’s corporate structure or business; or

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

Following the completion of the Merger, the surviving corporation’s management and board of directors will continuously evaluate and review the Company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors — Purpose of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

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Alternatives to the Merger

The board of directors of the Company did not independently initiate a process for the sale of the Company. The Independent Committee was formed on December 24, 2013 in response to the receipt of the going private proposal letter from certain members of the Consortium on December 24, 2013. Although the Consortium had expressed its intention not to sell their respective Shares or ADSs to any third party, the Independent Committee in its evaluation of the proposed transaction nevertheless considered possible alternatives to the proposed transaction. The Independent Committee, through DPS, contacted nine potential strategic buyers and 19 potential financial buyers who might be interested in a transaction with the Company between January and February 2014, presented to them the opportunity relating to the Company and provided them with reasonable time to consider and to revert back to the Independent Committee. However, none of the potential buyers made any proposal for a transaction with the Company. In addition, the Independent Committee also considered the option of continuing as a publicly held company. The Independent Committee did not believe these alternatives would present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risks. In particular, the Independent Committee did not believe an investment from a strategic investor to be a feasible alternative given the lack of any offer from any such strategic buyer as a result of the market check process.

Since the Company’s receipt of the proposal letter from certain members of the Consortium on December 24, 2013, which was publicly announced and filed with the SEC on December 24, 2013, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The Independent Committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to compliance with the terms of the Merger Agreement and the payment of a termination fee of $3.0 million as provided in the Merger Agreement. In this regard, the Independent Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Neither the Independent Committee nor the Company’s board of directors considered any other form of transaction such as a scheme of arrangement or reverse stock split because the Independent Committee and the Company’s board of directors believed that the proposed transaction was the most direct and least confusing to the unaffiliated shareholders and unaffiliated ADS holders in terms of deal structure.

Effects on the Company if the Merger is not Completed

If the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are not authorized, approved and adopted by the Company’s shareholders or if the Merger is not completed for any other reason, the Company’s shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company and the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet NYSE’s listing requirements, and the Company will remain subject to SEC reporting requirements. The market price of our ADSs prior to our public disclosure that we had received a going-private proposal on December 24, 2013 was lower than the price offered in the Merger. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is currently being operated and that the Company’s shareholders and ADS holders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline below its current level.

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Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a reverse termination fee, in each case, as described under the caption “The Agreement and Plan of Merger—Termination Fee” beginning on page 112. From time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized, approved and adopted by the Company’s shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that the total amount of funds necessary to complete the Merger and the related transactions at the closing of the Merger, including for the payment of the Merger consideration to the unaffiliated shareholders and unaffiliated ADS holders, will be approximately $35 million, assuming no exercise of dissenters’ rights by shareholders of the Company. The Buyer Group expects to provide this amount through a cash equity commitment of up to $35 million, funded by MSPEA pursuant to its equity commitment letter (as amended from time to time) with Parent. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the Merger and the related transactions.

Concurrently with the execution of the Merger Agreement, MSPEA entered into an equity commitment letter with Parent (as amended by an amendment to the equity commitment letter on June 9, 2014), pursuant to which an affiliate of MSPEA has committed to purchase, or cause the purchase of, equity interests of Parent, at or prior to the closing date under the Merger Agreement, in an amount of up to $35 million. Such amounts are to be used solely for the purpose of funding a portion of the funds required to consummate the transactions contemplated by the Merger Agreement, including the Merger. In the event that Parent does not require the full amount of the equity commitment to consummate the Merger, the amount to be funded under the equity commitment letter (as amended) is subject to reduction to a level sufficient to consummate the transactions contemplated by the Merger Agreement, including the payment of related fees and expenses pursuant to the Merger Agreement. The equity commitment of MSPEA is conditioned upon (i) the satisfaction or waiver at the closing of the Merger of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger pursuant to the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing) and (ii) the substantially contemporaneous consummation of the closing of the Merger. The equity commitment will terminate upon the earliest to occur of (i) the effective time of the Merger (subject to performance of MSPEA’s obligations under its equity commitment letter(as amended)), and (ii) the termination of the Merger Agreement in accordance with its terms. The Company is an express third-party beneficiary of the equity commitment letter (as amended) to the extent of its right to seek specific performance of the equity commitment. MSPEA may assign and/or delegate, in whole or in part, its rights, interests and obligations under the equity commitment letter (as amended) to its affiliated entities.

Rollover Equity

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent (as amended by the Amendment No. 1 to Support Agreement dated as of June 9, 2014), pursuant to which they have agreed, among other things, to have an aggregate of 24,941,344 Shares held by them (representing approximately 67.8% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $71.1 million at $2.85 per Share) cancelled in the Merger, which Shares will not be converted into the right to receive the Merger consideration.

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The consummation of the transactions contemplated by the Support Agreement (as amended) is subject to the satisfaction in full (or waiver) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement. The Support Agreement (as amended) will terminate immediately upon the earlier to occur of (a) the closing of the Merger and (b) the valid termination of the Merger Agreement in accordance with its terms. Please see “— Voting by the Rollover Shareholders at the Extraordinary General Meeting” beginning on page 79 for a description of additional terms of the Support Agreement (as amended).

Limited Guaranty

Concurrently with the execution of the Merger Agreement, each Guarantor entered into a limited guaranty in favor of the Company, pursuant to which he, she or it agreed, severally and not jointly, to guarantee his, her or its pro rata share of the obligations of Parent under the Merger Agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain enforcement expenses. Each limited guaranty will terminate upon the earliest to occur of (i) all of the obligations payable under the limited guaranty having been paid in full, (ii) the effective time of the Merger, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the reverse termination fee or any portion thereof, and (iv) 90 days after the termination of the Merger Agreement under circumstances set forth in the Merger Agreement where Parent and Merger Sub will be obligated to pay a termination fee if the Company has not presented a claim for payment by such 90th day.

Liability Cap and Limitation on Remedies

The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Merger Sub to cause the equity financing to be funded at any time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger (other than those conditions that by their terms are to be satisfied at the closing of the Merger) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing of the Merger by the date the closing is required to have occurred pursuant to the Merger Agreement, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions to its obligations to consummate the Merger have been satisfied or that it is willing to waive any of the conditions to the extent not satisfied and (B) if specific performance is granted and the equity financing is funded, then the closing of the Merger will occur.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

Subject to the equitable remedies which the Company may be entitled to as discussed above, our right to receive payment of a reverse termination fee of $6.0 million plus our enforcement expenses from Parent or Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the Merger to be consummated under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise.

Subject to the equitable remedies which Parent or Merger Sub may be entitled to as discussed above, Parent’s right to receive payment of a termination fee of $3.0 million is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be consummated under certain circumstances or for a breach or failure to perform under the Merger Agreement or otherwise.

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Interests of Certain Persons in the Merger

In considering the recommendation of the Independent Committee and our board of directors with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transactions that are, or may be, different from and/or in addition to those of our shareholders generally. The Company’s board of directors and Independent Committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

Interest of the Buyer Group

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Parent (as amended by the amendment to the Support Agreement on June 9, 2014) pursuant to which they have agreed, among other things, to have an aggregate of 24,941,344 Shares held by them (representing approximately 67.8% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $71.1 million at $2.85 per Share) cancelled in the Merger, which Shares will not be converted into the right to receive the Merger consideration. Each such Rollover Shareholder will instead receive the same number of ordinary shares of Parent as the number of his or its Shares cancelled in the Merger.

Given the Company will become a privately-held company following the completion of the Merger, the interests of such members of the Buyer Group in Parent will be illiquid, with no public trading market for such shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of such members of the Buyer Group may also enjoy benefits from future earnings and growth of the surviving corporation.

Treatment of Company Options, Company Restricted Shares and Company RSUs, including those Held by Directors and Executive Officers

If the Merger is completed, the Company’s Share Incentive Plans and any relevant awards agreements applicable to the Share Incentive Plans will be terminated.

At the effective time of the Merger, except with respect to the Rollover Shareholders,

•	each vested Company Option that is then outstanding and unexercised will be cancelled in consideration and exchange for the right to receive a cash amount equal to the excess of $2.85 over the exercise price of such Company Option, without interest and net of any applicable withholding taxes;

•	each vested Company RSU and Company Restricted Share that is then outstanding will be cancelled in consideration and exchange for the right to receive $2.85 in cash, without interest and net of any applicable withholding taxes;

•	each unvested Company Option that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to the excess of $2.85 over the exercise price of such Company Option in cash upon vesting of the RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company Option without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months;

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•	each unvested Company RSU and Company Restricted Share that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to $2.85 in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced, Company RSU or Company Restricted Share without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months; and

•	each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the exercise price of such Company Option is equal to or greater than $2.85.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (1) the number of Shares owned, (2) the cash payment that will be made in respect of the Shares at the effective time of the Merger, (3) the number of Shares underlying the vested Company RSUs and Company Restricted Shares that are outstanding at the effective time of the Merger, (4) the cash payment that will be made in respect of the vested Company RSUs and Company Restricted Shares at the effective time of the Merger, (5) the number of Shares underlying the vested Company Options with an exercise price less than $2.85 that are outstanding at the effective time of the Merger, (6) the cash payment that will be made in respect of the vested Company Options with an exercise price less than $2.85 at the effective time of the Merger, (7) the number of Shares underlying the unvested Company Options with an exercise price less than $2.85 and the unvested Company RSUs and Company Restricted Shares that are outstanding, (8) the aggregate cash value that may be made in respect of the unvested Company Options with an exercise price less than $2.85 and the unvested Company RSUs and Company Restricted Share that are outstanding, (9) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

	Shares		Vested Company RSU and Company Restricted Shares		Vested Company Options		Unvested Company Options, Company RSU and Company Restricted Shares
Name of Directors and Executive Officers	Shares beneficially Owned	Cash Payment thereof at the Closing	Shares Underlying	Cash Payment therefor at the Closing	Shares Underlying (1)	Cash Payment therefor at the Closing	Shares Underlying (1)	Restricted Cash Award therefor	Total Cash Payments

Dong Xu	8,073,200	-	-	-	180,000	-	-	-	-
Xiaotong Wang	4,288,260	-	-	-	-	-	-	-	-
Qicai Du	1,398,804	-	-	-	-	-	-	-	-
Benguo Tang	5,268,268	-	-	-	-	-	-	-	-
Xiao Chen	-	-	-	-	-	-	-	-	-
Conrad Kwong Yue Tsang	3,364,669	-	-	-	-	-	-	-	-
Benzhong Wang	-	-	-	-	-	-	-	-	-
Shengli Zheng	-	-	-	-	-	-	-	-	-
Rick Chen	-	-	-	-	-	-	-	-	-
Dora Li	-	-	28,000	$79,800	38,500	$9,625	42,000	$119,700	$209,125
Tianming Du	-	-	-	-	-	-	-	-	-

(1) with exercise price less than $2.85 per Share.

After the completion of the Merger, the maximum amount of cash payments our directors and executive officers (excluding the Rollover Shareholders) may receive in respect of their Shares and options to purchase Shares is approximately $0.09 million, including approximately $0.08 million in respect of Company Restricted Shares and Company RSUs and approximately $0.01 million in respect of Company Options.

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Indemnification and Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The surviving corporation will maintain in effect for six years from the effective time of the Merger the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time of the Merger on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time of the Merger on terms and conditions no advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the effective time of the Merger, the surviving corporation will maintain the policy in full force and effect, and continue to honor the obligations thereunder.

The Independent Committee

On December 24, 2013, our board of directors established the Independent Committee to consider the proposal from certain members of the Consortium and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Independent Committee is composed of our four independent directors, including Mr. Rick Chen, Dr. Xiao Chen, Mr. Benzhong Wang and Mr. Shengli Zheng. Mr. Rick Chen serves as the chairman of the Independent Committee. Other than their receipt of board and Independent Committee compensation (which are not contingent upon the consummation of the Merger or the Independent Committee’s or board of directors’ recommendation of the Merger), their indemnification and liability insurance rights under the Merger Agreement and their right to receive Merger consideration for the Shares, Company Options, Company Restricted Shares and Company RSUs held by them after the effective time of the Merger, none of the members of the Independent Committee has a financial interest in the Merger or any other transactions contemplated thereby and none of them is related to or is an affiliate of any member of the Buyer Group. Our board of directors did not place any limitations on the authority of the Independent Committee regarding its investigation and evaluation of the Merger.

We have compensated, and will continue to compensate, the members of the Independent Committee in exchange for their service in such capacity at a rate of $3,200 to $5,000 per month as monthly stipend for each member of the Independent Committee. The aggregate amount of the monthly stipend shall not exceed $5,000 for each member of the Independent Committee. Each member of the Independent Committee will receive a lump sum payment of $21,000 to $27,000 (less the total amount of monthly stipend already paid to such member) if the Merger is completed or terminated before such member has received aggregate monthly stipend payments of $19,000 to $29,000.

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Position with the Surviving Corporation

After completion of the Merger, Mr. Dong Xu expects to continue to serve as chairman of the board of directors and acting chief executive officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions. These arrangements will allow these persons to benefit from remuneration arrangements with the surviving corporation. These arrangements are not expected to cause significant increases in compensation to be paid to these persons and alterations in management’s executive agreements favorable to such management. None of the executive officers (other than the Rollover Shareholders) will own any share in the surviving corporation or be on the board of directors of the surviving corporation.

In addition, current employees of the Company are expected to continue as employees of the surviving corporation.

Related Party Transactions

We have adopted an audit committee charter and a related party transaction policy that require the audit committee to review all related party transactions on an ongoing basis and all such transactions to be approved by the audit committee. In addition to the arrangements in connection with the Merger discussed elsewhere in this proxy statement, we paid a management fee of RMB950,000 and RMB1.3 million, respectively, to Guangzhou Zhongda Holding Limited, the 22% shareholder of Zhongda Foundation in the fiscal years 2012 and 2013. For a complete description of our related party transactions, see our annual report on Form 20-F for the year ended June 30, 2013. See “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$
Financial advisor and other professional fees	$
Independent Committee fees	$
Miscellaneous (including filing fees, printing fees, proxy solicitation fees, mailing costs, ADS cancellation fees, directors’ and officers’ insurance costs and costs associated with the establishment of Parent and Merger Sub)	$
Total	$

These expenses will not reduce the Merger consideration to be received by the unaffiliated shareholders and unaffiliated ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement (as amended), each of the Rollover Shareholders has agreed, until either the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, to appear or otherwise cause its Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Shares:

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•	for approval of the Merger Agreement;

•	against any competing transaction or other transaction or proposal made in opposition to the Merger Agreement or in competition or inconsistent with the Merger;

•	against any other action, agreement or transaction that is intended or could reasonably be expected to materially interfere with or adversely affect the Merger;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company in the Merger Agreement, or of the Rollover Shareholder in the Support Agreement (as amended);

•	in favor of any adjournment of the shareholders’ meeting as may be reasonably requested by Parent; and

•	in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement.

Each Rollover Shareholder has also agreed not to, directly or indirectly, do any of the following:

•	initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

•	participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an actual or proposed competing transaction or offer that would reasonably be expected to lead to a competing transaction, or otherwise knowingly facilitate any effort or attempt to implement a competing transaction or offer that would reasonably be expected to lead to a competing transaction,

•	to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a competing transaction, or

•	approve or recommend, or enter into, any letter of intent, agreement in principle, Merger Agreement, acquisition agreement, option agreement or other similar agreement relating to any competing transaction or offer that would reasonably be expected to lead to a competing transaction.

The obligations of the Rollover Shareholders under the Support Agreement (as amended) will terminate upon the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, including, among others, in the event that the Company’s board of directors changes its recommendation with respect to the Merger.

The Rollover Shareholders, own an aggregate of approximately 68.1% of the total issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

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Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues”.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Registrar of Companies in the Cayman Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger and notice of the Merger being published in the Cayman Islands Gazette.

Dissenters’ Rights

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 116.

Material United States Federal Income Tax Consequences

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION CANNOT BE USED BY YOU TO PROMOTE, MARKET OR RECOMMEND TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual circumstances or to certain types of shareholders subject to special tax rules, including Rollover Shareholders, holders who exercise Dissenters’ Rights (as herein defined under “Dissenters’ Rights”), holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares or ADSs as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares or ADSs in connection with the exercise of employee share options or otherwise as compensation for services; (vii) holders that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) holders that actually or constructively own 10% or more of our voting stock; or (xii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares or ADSs are held as capital assets, within the meaning of Section 1221 of the Code.

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As used herein, a “U.S. Holder” is any beneficial owner of Shares or ADSs that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares or ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares or ADSs is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares or ADSs for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares or ADSs exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long- term capital gain or loss if the U.S. Holder’s holding period for the Shares or ADSs exchanged is greater than one year at the effective time of the Merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares or ADSs.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares or ADSs is regarded as gain sourced from the PRC (and subject to tax in the PRC), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares or ADSs pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

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Passive Foreign Investment Company

We believe we were a passive foreign investment company (or a “PFIC”) for U.S. federal income tax purposes in past taxable years, and we expect to be a PFIC for our current taxable year.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or ADSs) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares or ADSs), any gain recognized by the U.S. Holder on the disposition of Shares or ADSs will be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs. The amounts allocated to the taxable year of the Merger and to any taxable year prior to the first taxable year in which the Company became a PFIC will be taxed as ordinary income (currently taxed at a maximum U.S. federal income tax rate of 39.6% for non-corporate taxpayers) rather than capital gain (currently taxed at a maximum U.S. federal income tax rate of 20% for long-term capital gain recognized by non-corporate taxpayers). The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each such taxable year. Furthermore, such U.S. Holder will be required to file Internal Revenue Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the Merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it was a PFIC in a year during which such U.S. holder owned Shares or ADSs) and certain conditions relating to the regular trading of the ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a mark-to-market election with respect to the U.S. Holder’s ADSs. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder on the disposition of Shares or ADSs would be treated as ordinary income and any loss would be treated as an ordinary loss, but only to the extent of the net amount of income previously included as a result of the mark-to-market election.

Consequences to the Rollover Shareholders

Rollover Shareholders that do not receive any cash are not expected to recognize any gain or loss for U.S. federal income tax purposes. Rollover Shareholders that do receive cash will be taxed as described above under the heading “Consequences of Participation in the Merger” to the extent such Rollover Shareholders are treated as exchanging Shares or ADSs for cash.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (“EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese- Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, which became effective as of January 1, 2008. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash for our Shares would otherwise be subject to PRC tax to holders of such shares that are not PRC residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698,” Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. If the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the Merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

In the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is regarded as gain sourced from PRC and should be subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC-sourced gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”). The PRC State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement in October 2009 (“Circular 601”), which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. In June 2012, the State Administration of Taxation further promulgated the Notice on How to Determine the Beneficial Owners in Tax Agreement (“Circular 30”). According to Circular 601 and Circular 30, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that you will be entitled to the benefits under the relevant Treaty.

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You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed in the Cayman Islands; and (ii) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Cayman Plan of Merger and fees will be payable in respect of the publication of notice of the Merger in the Cayman Islands Gazette.

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MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low trading prices for our ADSs, each representing one Share, on the NYSE under the symbol “NED”, for (i) the years 2012 and 2013, (ii) each quarter of 2012 and 2013 and (iii) each of the past six months (through April 25, 2014):

	Sales Price (in $)
	High	Low
Yearly High and Low
Fiscal year ended June 30, 2012	2.59	1.00
Fiscal year ended June 30, 2013	2.45	1.11

Quarterly High and Low
Fiscal quarter ended March 31, 2012	2.28	1.50
Fiscal quarter ended June 30, 2012	1.64	1.02
Fiscal quarter ended September 30, 2012	1.49	1.11
Fiscal quarter ended December 31, 2012	2.45	1.19
Fiscal quarter ended March 31, 2013	2.30	1.45
Fiscal quarter ended June 30, 2013	1.67	1.31
Fiscal quarter ended September 30, 2013	2.05	1.32
Fiscal quarter ended December 31, 2013	2.69	1.90

Monthly Highs and Lows
November 2013	2.49	1.94
December 2013	2.69	2.15
January 2014	2.75	2.57
February 2014	2.77	2.64
March 2014	2.75	2.64
April 2014 (through April 25)	2.83	2.68

On December 23, 2013, the last trading day prior to the announcement by the Company’s board of directors that it had received a “going private” proposal, the reported closing sales price of our ADSs on the NYSE was $2.25 per ADS. The proposed Merger consideration of $2.85 per ADS, or $2.85 per Share, represents a 26.7% premium over the closing price of $2.25 per ADS as quoted by the NYSE on December 23, 2013, the last trading day prior to the Company’s announcement on December 24, 2013 that it had received a “going private” proposal, and a 21.5% 32.3% and 49.0% premium to the volume-weighted average closing price of the ADSs during the 30, 90 and 180 trading days prior to December 24, 2013, respectively.

Dividend Policy

On May 9, 2005, we declared a cash dividend of RMB16 million to holders of our ordinary shares and preference shares in proportion to their respective share ownership, on an as converted basis, of RMB12.3 million and RMB3.7 million, respectively. On December 22, 2006, we declared a cash dividend of RMB76 million to holders of our ordinary shares and preference shares in proportion to their respective share ownership, on an as converted basis, of RMB58.3 million and RMB17.7 million, respectively. On December 19, 2008, we declared a cash dividend of $0.56 per ordinary shares for fiscal 2008 to shareholders as of December 31, 2008, amounted totally to RMB137.5 million, of which RMB51.3 million was out of our retained earnings and the remaining RMB86.2 million out of our addition-paid-in capital.

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We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the PRC enterprise income tax law that became effective on January 1, 2008 eliminates the exemption of enterprise income tax on dividend derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Our board of directors has no intention to distribute any dividends in the near future.

If we pay any dividends, the Depositary will pay you the dividends it receives on our Shares, after deducting its fees and expenses. Cash dividends on our Shares, if any, will be paid in U.S. dollars.

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THE EXTRAORDINARY GENERAL MEETING

The Company is furnishing this proxy statement to you, as a holder of the Company’s Shares or ADSs, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Company will hold the extraordinary general meeting (the “EGM”) on _________, 2014, at ________ a.m., (Beijing time), at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger (the “Merger Agreement”), dated April 2, 2014, among Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies in the Cayman Islands (the “Cayman Plan of Merger”) (copies of such Merger Agreement and Cayman Plan of Merger being attached as Annex A to the proxy statement accompanying this notice of EGM, which will also be produced and made available for inspection at the EGM), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;

THAT each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement; the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger; and,

•	as an ordinary resolution:

THAT, the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

At the effective time of the Merger, except as described below, holders of our Shares (including Shares represented by ADSs) other than the Excluded Shares and the Dissenting Shares, will have the right to receive $2.85 per Share or $2.85 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), in each case in cash without interest and net of any applicable withholding taxes.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Independent Committee:

•	determined that the Merger, upon the terms and subject to the consideration set forth in the Merger Agreement, is fair to, and is in the best interests of the Company and the unaffiliated shareholders and unaffiliated ADS holders, and declares it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;

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•	approved the execution, delivery and performance of the Merger Agreement, the Cayman Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger; and

•	recommended the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby be submitted by the Company to its shareholders for their approval and authorization at an extraordinary general meeting of the Company’s shareholders.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the EGM if you own Shares registered in your name at the close of business in the Cayman Islands on , 2014, the Share record date for voting at the EGM. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is , 2014 at ________ a.m. (Beijing time). If you own American depositary shares of the Company (“ADSs”) representing Shares, you cannot vote at the EGM directly, but you may instruct The Bank of New York Mellon, the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on , 2014, and become a holder of Shares by the close of business in the Cayman Islands on , 2014. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the EGM and any adjournment thereof. See “Procedures for Voting” below.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. Shareholders holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote, will constitute a quorum for the EGM. The Company expects, as of the Share record date, there will be Shares entitled to be voted at the EGM. In the event that a quorum is not present at the EGM, the Company currently expects that it will adjourn the EGM to solicit additional proxies in favor of the approval, authorization and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Vote Required

The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are authorized, approved and adopted by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the EGM.

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The Rollover Shareholders beneficially own an aggregate of 25,041,344 Shares (including Shares represented by ADSs), which represent approximately 68.1% of the total number of outstanding Shares. Pursuant to the terms of the Merger Agreement as well as the Support Agreement (as amended), each Rollover Shareholder has agreed to vote in favor of the proposal to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the EGM. Accordingly, based on the number of Shares expected to be outstanding on the Share record date and the shareholdings of the Rollover Shareholders as of the date of this proxy statement, assuming the Rollover Shareholders comply with the terms of Support Agreement (as amended), a quorum will be present at the EGM and sufficient votes will be cast to authorize, approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on ________, 2014, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the EGM or any adjournment thereof. Each Share carries one vote. Shareholders intending to vote by proxy should submit their proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge the proxy card is _______, 2014 at _______ a.m. (Beijing time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the EGM.

ADSs

If you own ADSs representing Shares, you cannot vote at the EGM directly, but you may instruct The Bank of New York Mellon, the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than ____ p.m. (New York City time) on _________, 2014 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary for cancellation, pay the ADS Depositary’s fees required for such cancellation, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on ________, 2014, and become a holder of Shares by the close of business in the Cayman Islands on ________, 2014. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. The ADS Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by ADSs in accordance with your voting instructions.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on , 2014, together with (1) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (2) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to you.

The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with your instructions.

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Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the EGM in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve, authorize and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize each of the members of the Independent Committee of the board of directors of the Company and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the EGM to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM unless the shareholders appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the EGM and to obtain required votes described in “Vote Required.”

Brokers or other nominees who hold the Company’s Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non–votes will be counted toward a quorum but will not be treated as voted at the EGM.

Banks, brokers and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying such ADSs with respect to the approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying such ADSs with respect to the approval, authorization and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the EGM before the EGM commences. Any written notice revoking a proxy should be sent to the Company's registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands, and a copy sent to Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China, Attention: Ms. Dora Li;

•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the EGM; or

•	Third, a registered shareholder may attend the EGM and vote in person. Attendance, by himself or herself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the EGM.

If a shareholder holds Shares through a financial intermediary such as a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

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Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time no later than ____ p.m. (New York City time) on _________, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS Depositary.

If you hold your ADSs through a financial intermediary such as a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THAT THE ADS DEPOSITARY DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON _________, 2014 , AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON _________, 2014 . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, you can contact the Company’s Investor Relations Department, by calling at +86-755-8288-9100, emailing to ir@noaheducation.com or mailing Noah Education Holdings Ltd. at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China.

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Solicitation of Proxies

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Company’s Shares or ADSs registered in the name of such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

The Company is not currently aware of any business to be acted upon at the EGM other than the matters discussed in the notice convening the meeting.

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THE Agreement and plan of Merger

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 126.

Structure and Completion of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Cayman Plan of Merger, with the Company as the surviving entity of the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The closing will occur as soon as practicable after, and in any event no later than the third business day immediately following the day when all of the closing conditions have been satisfied or waived, or such other date as the Company, Parent and Merger Sub may mutually determine. At the closing, Merger Sub and the Company will execute the Cayman Plan of Merger and the parties will file the Cayman Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective upon the date specified in the Cayman Plan of Merger in accordance with the Cayman Islands Companies Law.

We expect that the Merger will be completed during the second or third quarter of 2014, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. However, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

At the effective time of the Merger, the memorandum and articles of association of the surviving corporation shall be amended and restated substantially in the form of the memorandum and articles of association of Merger Sub in effect immediately prior to the effective time (except that at the effective time, the memorandum and articles of association of the surviving corporation will be amended to refer to the name of the surviving corporation as “Noah Education Holdings Ltd.”) until thereafter changed or amended as provided by such memorandum and articles of association or by applicable law.

The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation and officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation, unless otherwise determined by Parent prior to the effective time.

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Merger Consideration

Each Share issued and outstanding immediately prior to the effective time of the Merger, other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, will be cancelled and cease to exist in consideration and exchange for the right to receive $2.85 in cash per Share without interest. Each ADS, each representing one Share, issued and outstanding immediately prior to the effective time of the Merger, other than ADSs representing the Excluded Shares, will represent the right to receive $2.85 (less $0.05 per ADS cancellation fees) in cash per ADS without interest.

Each of the Excluded Shares will, by virtue of the Merger and without any action on the part of its holder will be cancelled and cease to exist without payment of any consideration or distribution therefor.

Each of the Dissenting Shares will be cancelled and cease to exist, and the holders thereof will be entitled to receive only the payment of fair value of such Dissenting Shares resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see “Dissenters’ Rights” beginning on page 116 for additional information.

At the effective time, each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the effective time, will be converted into one fully paid and non-assessable ordinary share, par value $0.00005 per share, of the surviving corporation.

The Merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Parent of their current contact details prior to the effective time of the Merger. A holder of Shares will be deemed to be untraceable if (i) he has no registered address in the register of members (including branch register) maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (a) has been sent to such person and has been returned undelivered or has not been cashed, or (b) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the surviving corporation.

Treatment of Share Incentive Plans and Outstanding Company Equity Awards

If the Merger is completed, the Company’s Share Incentive Plans and any relevant awards agreements applicable to the Share Incentive Plans will be terminated.

At the effective time of the Merger, except with respect to the Rollover Shareholders,

•	each vested Company Option that is then outstanding and unexercised will be cancelled in consideration and exchange for the right to receive a cash amount equal to the excess of $2.85 over the exercise price of such Company Option, without interest and net of any applicable withholding taxes;

•	each vested Company RSU and Company Restricted Share that is then outstanding will be cancelled in consideration and exchange for the right to receive $2.85 in cash, without interest and net of any applicable withholding taxes;

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•	each unvested Company Option that is then outstanding will be cancelled in exchange for the right to receive an RCA in an amount equal to the excess of $2.85 over the exercise price of such Company Option in cash upon vesting of such RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company Option without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months;

•	each unvested Company RSU and Company Restricted Share that is then outstanding will be cancelled in exchange for the right to receive an RCA of $2.85 in cash upon vesting of the RCA, without interest and net of any applicable withholding taxes. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding replaced Company RSU or Company Restricted Share without giving effect to the Merger, provided that the vesting schedule for any employee terminated by the Company without cause within twelve months of the closing of the Merger shall be accelerated by twelve months; and

•	each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the exercise price of such Company Option is equal to or greater than $2.85.

Exchange Procedures

Prior to the effective time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the Merger. At or prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of Shares and Company Equity Awards, the exchange fund sufficient for the paying agent to make payments under the Merger Agreement. Promptly after the effective time and in any event no later than three business days thereafter, the paying agent will deliver or mail to each registered holder of Shares (other than holders of the Excluded Shares and Dissenting Shares and ADS Depositary) (i) a letter of transmittal specifying the manner in which the delivery of the Merger consideration to registered holders of the Shares will be effected and (ii) instructions for effecting the surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares in exchange for the per Share Merger consideration. If any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and if required by the surviving corporation or the paying agent, post a bond in a reasonable amount as the surviving corporation or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before such person will be entitled to receive the per Share Merger consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or non-certificated Shares together with a duly completed and validly executed letter of transmittal, each registered holder (other than holders of the Excluded Shares and Dissenting Shares) will receive an payment in an amount equal to (a) the number of Shares held multiplied by (b) the per Share Merger consideration, without interest and net of any applicable withholding taxes. The share certificate so surrendered will be marked as cancelled.

Meanwhile, promptly after the effective time of the Merger, the paying agent will transmit to the ADS Depositary a cash amount equal to (a) the number of ADSs issued and outstanding immediately prior to the effective time (other than the ADSs representing the Excluded Shares) multiplied by (b) the per ADS Merger consideration, without interest and net of any applicable withholding taxes. The ADS Depositary will distribute the per ADS Merger consideration (net of any applicable ADS cancellation fees and related charges and expenses of the ADS Depositary payable by ADS holders pursuant to the terms of the deposit agreement) to ADS holders pro rata to their holdings of ADSs (other than the ADSs representing the Excluded Shares), without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. Each holder of ADSs (other than the Rollover Shareholders) will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with distribution of the per ADS Merger consideration to such holder and the cancellation of ADSs held by such holder in accordance with the Deposit Agreement. The surviving corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with the cancellation of ADSs held by the Rollover Shareholders.

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In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, the per Share Merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only if the relevant share certificates are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC since September 24, 2007 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of the Merger Agreement. The representations and warranties made by Parent and Merger Sub were qualified by a disclosure schedule delivered by Parent to Company prior to or contemporaneously with the execution of the Merger Agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the shareholders of the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the required vote of the Company’s shareholders to authorize, approve and adopt the Merger Agreement;

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•	the recommendation from the Independent Committee, the determination of the fairness of the Merger by the board of directors of the Company, the approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, by the board of directors of the Company, the direction by the board of directors of the Company that the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, be submitted to the shareholders for authorization and approval and the resolution of the board of directors of the Company to recommend in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;

•	the receipt of an opinion from Duff & Phelps;

•	the absence of (i) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (ii) any conflict with or violation of applicable law which would have a “Company Material Adverse Effect” (as defined below), (iii) any breach or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties are bound, which would have a Company Material Adverse Effect, in each case, as a result of the Company’s execution, delivery and performance of the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since September 24, 2007 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder, the “Securities Act”) and the Securities Exchange Act of 1934 (as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”);

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from June 30, 2013 to the date of the Merger Agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans and labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

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•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	environmental matters;

•	insurance;

•	interested party transactions;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission; and

•	acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects is or would reasonably be expected to (i) be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement. However, any event, circumstance, change or effect occurring after the date of the Merger Agreement, to the extent resulting from any of the following, will not be taken into account in determining whether such event, circumstance, change or effect, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Group Companies taken as a whole to determine whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:

(a)	changes in general economic, financial market, business, regulatory, legislative or geopolitical conditions or changes affecting the credit, securities or capital markets in general,;

(b)	changes or developments that generally affect the industries or geographic markets in which the Group Companies operate;

(c)	changes in Laws, GAAP or interpretation or enforcement thereof;

(d)	the public announcement of the transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent or its Affiliates;

(e)	changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof;

(f)	any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written direction of the Buyer Group or expressly required by this Agreement,

(g)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters or other similar force majeure events;

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(h)	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of the “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); or

(i)	any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or transactions contemplated by the Merger Agreement;

provided, however, that any event, circumstance, change or effect referred to in clauses (a), (b), (c), (e) or (g) will be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such event, circumstance, change or effect has a materially disproportionate effect on the Group Companies, taken as a whole, relative to other participants in the industry in which the Group Companies operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	their memorandum and articles of association being in full force and effect;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of (i) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (ii) any conflict with or violation of any applicable law which would, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement, or (iii) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, and in case of (ii) or (iii), which would, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement, in each case, as a result of the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals in connection with the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement by Parent and Merger Sub;

•	their capitalization, ownership structure and operations;

•	the equity commitment letter and the absence of any default thereunder;

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•	sufficiency of funds in the financing contemplated by the equity commitment letter, subject to certain assumptions;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	each limited guaranty provided by each member of the Consortium or its affiliates being in full force and effect and the lack of any default thereunder;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	solvency of the surviving corporation at and immediately after the effective time of the Merger;

•	the absence of undisclosed Shares and other securities of, any other rights to acquire Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or MSPEA;

•	the absence of any agreements, other than the Merger Agreement and the ancillary agreements, among Parent, Merger Sub or any of their respective affiliates and any member of the Company’s management or directors with respect to the transactions contemplated by the Merger Agreement, or pursuant to which any shareholder of the Company would be entitled to receive a different amount or nature of per Share Merger consideration or per ADS consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger, or vote against any superior proposal from a third party bidder;

•	the absence of any undisclosed agreements among the members of the Buyer Group or any of their respective affiliates with respect to the transactions contemplated by the Merger Agreement;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, carry on its business in a lawfully permitted manner in the ordinary course of business and consistent with past practice, and use commercially reasonable efforts to preserve substantially intact its existing business organization, to keep available the services of its current officers and key employees, and the material consultants, contractors, subcontractors and agents of the Group Companies and to preserve its current relationships with the governmental authorities and with material customers, suppliers and other persons with which it has material relations as of the date of the Merger Agreement. Subject to the disclosure schedule of the Company delivered in connection with the Merger Agreement, unless Parent gives its prior written consent (which consent cannot be unreasonably conditioned, delayed or withheld), the Group Company will not, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

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•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any shares or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any of its subsidiaries, or (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of RMB2,000,000;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company consistent with past practice;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiaries, other than (i) any such subsidiary incorporated in the PRC and does not require capital injection from outside the PRC;

•	(i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets (other than the acquisition, sale or other disposition of assets in the ordinary course of business consistent with past practice or pursuant to existing contracts); (ii) incur, assume, alter, amend or modify any indebtedness in excess of RMB1,000,000 individually or RMB2,000,000 in the aggregate, or guarantee such indebtedness, or issue any debt securities or make any loans or advances; (iii) create or grant any lien on any assets of any Group Company (other than permitted encumbrances or any non-exclusive franchising, licensing or management contracts entered into in the ordinary course of business); or (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB2,000,000 or capital expenditures which are, in the aggregate, in excess of RMB4,000,000 for the Group Companies taken as a whole;

•	except as otherwise required by law, under the terms of any employee benefit plan or any company employee agreement in existence on the date of the Merger Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees or consultants below the officer level with aggregate annual compensation of less than RMB200,000, (ii) grant or provide any severance or termination payments or benefits to any director, office or employee of the Company or any of its subsidiaries, (iii) other than in the ordinary course of business consistent with past practice increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any employee of the Company or any of its subsidiaries, (iv) establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding Company Equity Awards or issue, grant or make any new Company Equity Awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan to the extent not required under such plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vii) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

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•	make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, except as required by changes in GAAP;

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

•	enter into, amend, modify or consent to the termination of any material contract with an aggregate annual payment of RMB2,000,000 or a term longer than one year, or amend, waive, modify or consent to the termination of any Group Company’s rights thereunder, other than entering into, amending, or modifying any non-exclusive franchising, licensing or management contracts in the ordinary course of business;

•	enter into any Contract between a Group Company, on the one hand, and any of its affiliates, officers, directors or employees (other than the Group Companies), on the other hand;

•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	commence any action for a claim of more than RMB1,000,000 (excluding any action seeking for an injunctive relief or other similar equitable remedies) or settle any action other than any settlement involving the payment of monetary damages not in excess of RMB1,000,000;

•	permit any item of material intellectual property owned by the Company or any of its subsidiaries that is material to the business of the Company and its subsidiaries taken as a whole, to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of intellectual property owned by the Company or any of its subsidiaries that is material to the business of the Company and its subsidiaries taken as a whole;

•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

•	enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by the Company or any of its subsidiaries to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make, change or revoke any material tax election, materially amend any tax return (except as required by applicable law), waive any statute of limitations with respect to any material tax claim or assessment, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any aspect of its method of accounting for Tax purposes; or

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•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Competing Transactions

The Company has agreed that, until the earlier of the effective time of the Merger or, if earlier, the termination of the Merger Agreement, neither it nor any of its subsidiaries nor any of the directors, officers or employees of any Group Company will, and the Company will instruct and cause its and its subsidiaries’ agents, advisors and other representatives, not to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any competing transaction (as defined below);

•	enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction;

•	agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract, or commitment contemplating or otherwise relating to any competing transaction (other than a confidentiality agreement permitted under the Merger Agreement); or

•	authorize or permit any of the officers, directors or employees of the Company or any of the subsidiaries of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting directly or indirectly under the direction of the Company or its subsidiaries, to do any of the foregoing.

As used herein and for purposes of the Merger Agreement, a “competing transaction” means any of the following (other than the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

The Company has agreed to notify Parent promptly (within 48 hours after the Company has knowledge thereof) of receipt by the Company of any proposal of offer, or any inquiry or contact with any person, regarding a competing transaction or that would reasonably be expected to lead to a competing transaction, specifying the material terms and conditions thereof (including any material amendments or proposed material amendments), the identity of the party making such proposal or offer or inquiry or contact, and whether the Company has any intention to provide confidential information to such person, and providing copies of any written requests, proposals or offers, including proposed amendments. The Company must also keep Parent informed, on a reasonably current basis (within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including any amendments thereof). The Company is required to (i) promptly notify Parent if it determines to initiate actions concerning any such proposal, offer, inquiry, contact or request and (ii) provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Independent Committee) of any meeting of the board of directors of the Company or Independent Committee at which the board of directors of the Company or Independent Committee, as applicable, is reasonably expected to consider any competing transaction.

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The Company has agreed (i) to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted as of the date of the Merger Agreement with respect to a competing transaction and (ii) not to release any third party from, or waive any provision of, any confidentiality or standstill agreement.

The Company (acting under the direction of the Independent Committee) may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction that (provided that such bona fide proposal or offer shall not have been obtained in violation of the Company’s “no-shop” obligations described above), if the Independent Committee has (i) determined, in its good faith judgment (after consultation with a financial advisor and outside legal counsel), that such proposal or offer constitutes, or would reasonably be expected to result in, a superior proposal (as defined below), (ii) determined, in its good faith judgment (upon advice by outside legal counsel), that, in light of such superior proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreement between the Company and the members of the Consortium (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

As used herein and for purposes of the Merger Agreement, a “superior proposal” means an unsolicited, written, bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Independent Committee determines, in its good faith judgment (after (x) consultation with a financial advisor and outside legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent or otherwise prior to the time of determination), to be more favorable to the Company shareholders (other than the Rollover Shareholders) than the Merger.

No Change of Recommendation

The board of directors of the Company and the Independent Committee have each resolved to recommend that the Company’s shareholders authorize, approve and adopt the Merger Agreement. Under the terms of the Merger Agreement, the board of directors of the Company or any committee of the board of directors of the Company may not:

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•	change, withhold, withdraw, qualify or modify or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation of the board of directors of the Company in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby to the shareholders of the Company;

•	approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to any competing transaction.

However, if the Independent Committee determines, in its good faith judgment, prior to the time of the shareholders’ meeting and upon advice by outside legal counsel, that failure to make a change of its recommendation with respect to such superior proposal would reasonably be expected to be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, the board of directors of the Company may, upon the recommendation of the Independent Committee, recommend a superior proposal, but only if the Company has complied with its “no-shop” obligations described above and only after:

•	providing at least five business days’ written notice to Parent advising Parent that the Company has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that the board of directors of the Company intends to change its recommendation and the manner in which it intends (or may intend) to do so, provided that any material modifications to such third party proposal or offer that the board of directors of the Company has determined to be a superior proposal will be deemed a new superior proposal and the Company shall be required to again comply with the requirements of the ”no-shop” obligations described above;

•	negotiating with and causing its financial and legal advisors to negotiate with Parent and its representatives in good faith, to the extent Parent desires to negotiate, to make adjustments in the terms and conditions of the Merger Agreement, so that such third party proposal or offer would cease to constitute a superior proposal;

•	permitting Parent and its representatives to make a presentation to the board of directors of the Company and the Independent Committee regarding the Merger Agreement and any adjustments with respect to the Merger Agreement, to the extent Parent desires to make such presentation; and

•	if Parent does not, within five business days of Parent’s receipt of the notice of superior proposal, make an offer that board of directors of the Company determines, in its good faith judgment upon the recommendation of the Independent Committee (after consultation with a financial advisor and outside legal counsel) to be at least as favorable to the Company’s shareholders as such superior proposal.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless we have concurrently paid to Parent the termination fee as described in further detail in “ - Termination Fee” beginning on page 112.

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Shareholders’ Meeting

Unless the Merger Agreement is terminated, the Company must duly convene and cause to occur as soon as reasonably practicable following the mailing of this proxy statement to the shareholders of the Company an extraordinary general meeting for the purpose of obtaining shareholder approval of the Merger Agreement, the Cayman Plan of Merger and the Merger. The Company may, after consultation in good faith with Parent, recommend the adjournment of the extraordinary general meeting (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the extraordinary general meeting, (ii) as otherwise required by applicable law, (iii) if the Company has received a bona fide written proposal or offer with respect to a competing transaction and the Independent Committee determines, in its good faith judgment upon written advice by its financial advisor and outside legal counsel, that such proposal or offer constitutes a superior proposal and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (iv) if there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting as of the time for which such meeting is scheduled as set forth in this proxy statement. If the extraordinary general meeting is adjourned, the Company must convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter. With respect to clause (iii), the Company is not allowed to recommend to its shareholders the adjournment of the extraordinary general meeting to a date that is later than five business days prior to the termination date under the Merger Agreement.

Unless our board of directors effects a change of recommendation in the manner described above, the board of directors of the Company is required to recommend that the shareholders of the Company vote to authorize, approve and adopt the Merger Agreement, the Cayman Plan of Merger and the Merger and include such recommendation in this proxy statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement and the Merger and take all other actions necessary or advisable to secure the required shareholder authorization and approval. In the event that the board of directors of the Company changes its recommendation, the Company will have the right not to submit the Merger Agreement to the shareholders of the Company for approval at the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions no advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

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•	From and after the effective time, the surviving corporation will comply with all of its obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the present and former officers and directors thereof against all kinds of liabilities arising out of, relating to or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company a copy of an executed equity commitment letter from MSPEA, pursuant to which MSPEA has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent, up to the aggregate amount set forth therein, the proceeds of which will be used to finance the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The equity commitment letter provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.

Parent will use its reasonable best efforts to arrange the financing for the Merger on the terms and conditions described in the equity commitment letter and apply any and all the net proceeds received by Parent pursuant to the equity commitment letter to the Exchange Fund (as defined in the Merger Agreement).

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement; provided that no Group Company will be required to take any action if such action would be reasonably expected to have a Company Material Adverse Effect; provided further, that none of Parent, Merger Sub or any of their affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the effective time of the Merger, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

Buyer Group Contracts

Without the prior written consent of the Company and the Independent Committee, Parent shall not agree to any termination of any Buyer Group Contract (as defined in the Merger Agreement). Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, any Buyer Group Contract, or enter into any new agreement, arrangement or understanding with another member of the Buyer Group or any third party with respect to any securities of the Company, without the prior written consent of the Company and the Independent Committee if such amendment, modification, waiver or new agreement, arrangement, or understanding would (i) expand upon the conditions precedent to such Buyer Group Contract in any material way, (ii) reasonably be expected to prevent, impair or delay the consummation of the transactions or otherwise adversely affect the ability of Parent or Merger Sub to consummate the transactions or (iii) adversely impact the ability of the Company to enforce its third party beneficiary rights under the voting agreement. Parent shall promptly notify the Independent Committee, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between the members of the Buyer Group or between a member of the Buyer Group and any third party, in each case, with respect to any securities of the Company.

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Certain additional Covenants

•	Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants relating to, among other things: the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•	access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the effective time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the prompt delivery to the Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	delisting by the surviving corporation from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the effective time; and

•	elimination or minimization of the effects of certain takeover statutes.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated by the Merger Agreement being authorized, approved and adopted by the shareholders at the extraordinary general meeting; and

•	no governmental entity having enacted, issued, promulgated, enforced or entered any law, or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order that is in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date); provided that (i) such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (ii) certain representations and warranties of the Company being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or the defined term “Company Material Adverse Effect;”

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•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

•	since the date of the Merger Agreement, there not having occurred and be continuing a Company Material Adverse Effect;

•	the Company having delivered to Parent an officer certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

•	The holders of Shares representing no more than fifteen percent of the total issued and outstanding Shares (including Shares represented by ADSs) shall have validly served a written objection under Section 238(2) of the Cayman Companies Law.

For the avoidance of doubt, because this condition may be waived by Parent at its discretion, the exercise by holders of Shares representing more than fifteen percent of the total issued and outstanding Shares (including Shares represented by ADSs) of their dissenters’ rights under Section 238 of the Cayman Companies Law cannot prevent the Merger from occurring if Parent chooses to waive this condition. Currently, Parent has not determined whether or not it would waive this condition if it is, in fact, not satisfied. Because ADS holders will not have the right to dissent from the Merger and seek appraisal and payment of the fair value of the Shares underlying their ADSs, no ADS holders will be counted as holders of Shares having validly served a written objection under Section 238(2) of the Cayman Companies Law for purposes of this condition. However, Shares represented by ADSs will be counted for purposes of calculating whether the fifteen percent threshold has been reached. For ADS holders wishing to exercise their dissenters' rights, the ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if such ADS holders requests that the ADS Depositary do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on __________, 2014, and become holders of Shares by the close of business in the Cayman Islands on __________, 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Companies Law.

The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made on and as of such date and time, except to the extent such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated by the Merger Agreement;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent having delivered to the Company an officer certificate, dated the date of the closing, signed by an executive officer of Parent, certifying as to the satisfaction of the above conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to effective time of the Merger:

(a)	by mutual written consent of the Company and Parent; or

(b)	by either of the Company or Parent (provided that this termination right is not available to either the Company or Parent whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), if:

•	the Merger is not completed by the termination date of the Merger Agreement, which is six months after the date of the Merger Agreement;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, which, or taken any other final and non-appealable action that, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; or

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•	the shareholders of the Company do not authorize and approve the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting or any adjournment thereof; or

(c)	by the Company:

•	if Parent or Merger Sub has breached or failed in any material respect of any of its representation, warranty, agreement or covenant under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Company’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, agreements or covenants under the Merger Agreement;

•	the Merger shall not have been consummated within ten business days of the satisfaction of all the mutual conditions to completion of the Merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period; or

•	prior to obtaining the shareholders’ authorization and approval, the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and immediately prior to or substantially concurrently with termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal or (ii) made a change of its recommendation pursuant to the Merger Agreement; provided that, in each case of (i) and (ii) the Company has complied in all material respects with the terms of the Merger Agreement in connection with its “no-shop” obligations and “no change of recommendation” obligations described above and in all respects with the requirements of the Merger Agreement in connection with payment of termination fee; or

(d)	by Parent, if:

•	the Company has breached or failed in any material respect of any of its representation, warranty, agreement or covenant under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Parent’s and Merger Sub’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date, provided that this termination right is not available to Parent if Parent or Merger Sub is then in material breach of any of its representations, warranties, agreements or covenants under the Merger Agreement; or

•	(i) the board of directors of the Company has changed its recommendation to the shareholders of the Company, (ii) the board of directors of the Company has recommended to the shareholders of the Company a competing transaction or has entered into any alternative acquisition agreement, (iii) the Company has failed to include in this proxy statement the recommendation of its board of directors to the shareholders of the Company in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, (iv) the board of director of the Company has publicly announced its intention to do any of the foregoing or (v) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; but not including a “stop, look and listen” communication or a statement that the board of directors of the Company has received and is currently evaluating such tender offer or exchange offer), in each case, provided that this termination right is not available to Parent if Parent or Merger Sub’s failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such event.

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Termination Fee

The Company is required to pay Parent a termination fee of $3,000,000 in the event the Merger Agreement is terminated:

•	by Parent if (i) the Company has breached or failed in any material respect any of its representations, warranties, agreements or covenants under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Parent’s and Merger Sub’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date, (ii) the board of directors of the Company has changed its recommendation to the shareholders of the Company, the board of directors of the Company has recommended to the shareholders of the Company a competing transaction or has entered into any alternative acquisition agreement, the Company has failed to include in this proxy statement the recommendation of its board of directors to the shareholders of the Company in favor of the authorization, approval and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, or the board of director of the Company has publicly announced its intention to do any of the foregoing, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; but not including a “stop, look and listen” communication or a statement that the board of directors of the Company has received and is currently evaluating such tender offer or exchange offer);

•	by the Company if prior to obtaining the shareholders’ authorization and approval, the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and immediately prior to or substantially concurrently with termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal or (ii) made a change of its recommendation pursuant to the Merger Agreement; or

•	by either of the Company or Parent if (i) the Merger is not completed by the termination date of the Merger Agreement, which is six months after the date of the Merger Agreement; or (ii) the shareholders of the Company do not authorize and approve the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting or any adjournment thereof, if (x) a bona fide competing transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn prior to the termination date or prior to the shareholders’ meeting, and (y) within 12 months after the termination of the Merger Agreement, the Company enters into a definitive agreement in connection with any competing transaction (provided that all references to “20%” in the definition of “competing transaction” under the Merger Agreement will be deemed to be references to “50%” here).

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Parent is required to pay the Company a termination fee of $6,000,000 in the event the Merger Agreement is terminated by the Company if:

•	Parent or Merger Sub has breached or failed in any material respect any of its representations, warranties, agreements or covenants under the Merger Agreement, which breach or failure gives rise to the failure of any mutual condition to completion of the Merger or any condition to the Company’s obligations to complete the Merger and as a result of such breach or failure, such condition is incapable of being satisfied prior to the termination date; or

•	the Merger shall not have been consummated within ten business days of the satisfaction of all the mutual conditions to completion of the Merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing.

In the event that the Company or Parent fails to pay the termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties thereto at any time prior to the effective time of the Merger with the approval of their respective boards of directors(in the case of the Company, the Independent Committee), provided that after approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or adversely affect the rights of the Company’s shareholders hereunder or is otherwise required under applicable law to be approved by such shareholders without, in each case, the approval of such shareholders.

At any time prior to the effective time of the Merger, each of the parties to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

Remedies

The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. However, the Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case solely with respect to causing the equity financing from MSPEA to be funded at any time, is subject to (i) all of the mutual conditions to completion of the Merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the closing by the date on which the closing should have occurred pursuant to the Merger Agreement, and (iii) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the equity financing is funded, then the closing of the Merger will occur.

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While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of $6,000,000 and $3,000,000, respectively, and reimbursement of expenses, as the case may be.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and the other parties to the Merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and should be read in conjunction with the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the Merger and exercising your Dissenters’ Rights, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the Merger, provided that such shareholder follows the procedures summarized below.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the resolution at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the dissenting shareholder must give a written notice of his or her decision to dissent (a “Notice of Dissent”) to the Company stating his or her name and address, the number and class of Shares with respect to which he or she dissents and demanding payment of the fair value of his or her Shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of his or her Shares (and the right to participate in court proceedings to determine the fair value of his or her Shares or the right to institute proceedings on the grounds that the Merger is void or unlawful). A dissenting shareholder must dissent in respect of all the Shares which he or she holds;

•	within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the Cayman Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase his or her Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, and the petition by the Company must be accompanied by a verified list containing the names and address of all shareholders who filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

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•	if a petition is timely filed and served, the Grand Court will determine the fair value of the Shares held by the dissenting shareholders and the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of shareholders of the Company. If the Shares are registered in the name of a person who holds them in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are registered in the names of more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares which are registered in the name of another person, such as a broker or nominee, and who wishes to exercise Dissenters’ Rights directly in respect of such Shares, must act promptly to become the registered holder of such Shares, in order to follow the steps summarized above in a timely manner to exercise such Dissenters’ Rights in respect of such Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs representing Shares held by the ADS Depositary who wishes to dissent must surrender his or her ADSs to the ADS Depositary before the extraordinary general meeting on ________, 2014 and pay any applicable fees to the ADS Depositary to withdraw his or her Shares and then become registered as the record holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the vote to approve the Merger is taken at the extraordinary general meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Companies Law. If you wish to cancel your ADSs, please contact your broker. If your broker needs further instruction, please have your broker contact the ADS Depositary.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the approval, authorization and adoption of the Merger and the approval, authorization and adoption of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $2.85 in cash without interest for each Share that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of Shares covered by a Notice of Dissent, the Company and Parent intend to assert that the per Share Merger consideration of $2.85 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the Cayman Companies Law, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

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financial information

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two (2) years ended June 30, 2012 and 2013. The historical financial information as of June 30, 2012 and 2013 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2013, at pages F-1 through F-77, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2013, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

CONSOLIDATED STATEMENTS OF INCOME

	Years ended June 30,
	2012	2013	2013
	RMB	RMB	$
Continuing operations
Net revenue	163,022,321	211,764,124	34,503,882
Cost of revenue	(86,377,388)	(120,979,945)	(19,711,921)
Gross profit	76,644,933	90,784,179	14,791,961
Research and development expenditures	(3,103,168)	(2,100,036)	(342,170)
Selling and marketing expenses	(6,096,483)	(6,289,173)	(1,024,729)
General and administrative expenses	(86,725,310)	(89,021,907)	(14,504,824)
Other operating expenses	(2,059,054)	(285,123)	(46,457)
Impairment loss on goodwill	(57,393,867)	-	-
Other operating income	17,446,516	20,543,727	3,347,301
Operating (loss) income	(61,286,433)	13,631,667	2,221,082
Impairment loss on investments	(809,270)	(6,390,487)	(1,041,237)
Interest income	1,402,253	1,626,726	265,051
Investment income	18,682,916	18,159,919	2,958,894
Other non-operating (expenses) income	4,762,338	5,235,169	852,994
(Loss) income before income tax	(37,248,196)	32,262,994	5,256,784
Income tax expenses	(10,430,402)	(9,509,236)	(1,549,392)
Net (loss) income from continuing operations	(47,678,598)	22,753,758	3,707,392
Net loss from discontinued operation	-	-	-
Net (loss) income	(47,678,598)	22,753,758	3,707,392
Less: net income attributable to non-controlling interests	(5,879,287)	(5,738,124)	(934,943)
Net (loss) income attributable to the Noah Education Holdings Ltd. shareholders	(53,557,885)	17,015,634	2,772,449
Net (loss) income per share

From continuing and discontinued operations
Basic	(1.47)	0.47	0.08
Diluted	(1.47)	0.47	0.08
From continuing operations
Basic	(1.47)	0.47	0.08
Diluted	(1.47)	0.47	0.08

From discontinued operation
Basic	-	-	-
Diluted	-	-	-

Weighted average ordinary shares outstanding
Basic	36,519,353	36,564,223	36,564,223
Diluted	36,588,077	36,568,954	36,568,954

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Consolidated Balance Sheets

	Years ended June 30,
	2012	2013	2013
	RMB	RMB	$
Assets
Current assets
Cash and cash equivalents	501,772,653	447,928,254	72,983,389
Investments	20,503,441	83,003,441	13,524,203
Accounts receivable, net of allowance of doubtful debts of RMB583,753 and RMB1,046,041 as of June 30, 2012 and 2013, respectively	750,854	294,145	47,927
Inventories	5,451,811	5,040,347	821,251
Prepaid expenses and other current assets	19,798,366	17,810,299	2,901,929
Total current assets	548,277,125	554,076,486	90,278,699
Investments	17,761,427	15,185,603	2,474,273
Property, plant and equipment, net	184,477,616	197,605,249	32,196,899
Intangible assets, net	68,815,388	80,314,386	13,086,060
Goodwill	56,738,812	75,486,942	12,299,498
Deposits for property, plant and equipment	618,519	8,515,947	1,387,550
Deferred tax assets	298,831	104,314	16,996
Total assets	876,987,718	931,288,927	151,739,975

Liabilities and Shareholders' Equity
Current liabilities
Accounts payables (including accounts payables of the consolidated variable interest entities (“VIEs”) without recourse to the Company of RMB1,704,882 and RMB2,073,692 as of June 30, 2012 and 2013, respectively)	1,778,569	2,120,699	345,537
Amount due to related party (including amount due to related party of the consolidated VIEs without recourse to the Company of RMB34,998 as of June 30, 2013)	-	34,998	5,702
Other payables and accruals (including other payables and accruals of the consolidated VIEs without recourse to the Company of RMB11,508,151 and RMB21,132,742	27,925,392	46,637,314	7,598,872
Advances from customers (including advances from customers of the consolidated VIEs without recourse to the Company of RMB427,071 and RMB850,842 as of June 30, 2012 and 2013, respectively)	431,748	860,708	140,240
Income tax payables (including income tax payables of the consolidated VIEs without recourse to the Company of RMB7,031,865 and RMB8,057,989 as of June 30, 2012 and 2013, respectively)	14,217,785	22,146,786	3,608,496
Deferred revenue (including deferred revenue of the consolidated VIEs without recourse to the Company of RMB13,020,663 and RMB18,612,829 as of June 30, 2012 and 2013, respectively)	28,105,992	36,410,159	5,932,505
Contingent consideration payable	7,272,337	2,500,000	407,339
Total current liabilities	79,731,823	110,710,664	18,038,691
Non-current liabilities
Deferred tax liabilities	7,585,920	9,407,560	1,532,825
Deferred revenue	3,864,580	2,638,848	429,962
Other liabilities	1,102,801	1,102,801	179,685
Total non-current liabilities	12,553,301	13,149,209	2,142,472
Total liabilities	92,285,124	123,859,873	20,181,163
Commitments and contingencies

Shareholders' Equity
Ordinary Shares, $0.00005 par value; 1,000,000,000 shares authorized as of June 30, 2012 and 2013; 36,569,866 and 36,563,991 shares issued and outstanding as of June 30, 2012 and 2013, respectively	14,843	14,841	2,418
Additional paid-in capital	1,046,863,605	1,047,772,763	170,719,321
Accumulated other comprehensive loss	(124,039,206)	(123,518,246)	(20,125,500)
Accumulated losses	(207,870,563)	(190,854,929)	(31,097,033)
Total Noah Education Holdings Ltd. shareholders' equity	714,968,679	733,414,429	119,499,206
Non-controlling interests	69,733,915	74,014,625	12,059,606
Total equity	784,702,594	807,429,054	131,558,812
Total liabilities and shareholders' equity	876,987,718	931,288,927	151,739,975

Ratio of Earnings to Fixed Charges

	As of June 30,
	2012	2013
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges	(88)	37

Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2013 was $3.27 based on the weighted average number of outstanding Shares during fiscal year 2013.

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Transactions in the shares and ADS

Purchases by the Company

On June 10, 2011, our board of directors approved a share repurchase plan to repurchase up to $15 million of our ADSs in the open market through June 10, 2013. The following table summarizes the repurchase of ADSs by us under the 2011 Share repurchase program.

Transaction Period	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS

June 17, 2011 to June 30, 2011	42,850	$1.97 - $2.15	$2.08
September 1, 2011 to September 30, 2011	12,595	$1.63 - $1.96	$1.82
June 1, 2012 to June 30, 2012	13,600	$1.11 - $1.45	$1.27
July 5, 2012 to July 25, 2012	5,875	$1.30 - $1.44	$1.40
Total	74,920	$1.11 - $2.15	$1.84

Purchases by the Rollover Shareholders and Their Affiliates

Neither Rollover Shareholders nor their affiliates have purchased any Shares or ADSs at any time within the past two years.

Purchases by Other Members of Buyers’ Group

Neither Parent nor Merger Sub has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

We completed our initial public offering of ADSs in October 2007. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

On March 25, 2014, Mr. Qicai Du sold 10,500 ADSs in open market transactions at an average price of $2.68 per ADS. On May 21, 2014, Jointly Gold Technologies Ltd. sold 5,000 ADSs in open market transactions at an average price of $2.7632 per ADS. On May 21, 2014, Mr. Global Wise Technologies Ltd. sold 3,600 ADSs in open market transactions at an average price of $2.7629 per ADS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our outstanding Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person. As of the date of this proxy statement, 36,763,991 Shares were issued and outstanding (excluding Shares represented by 1,048,316 ADSs that are reserved for issuance and allocation pursuant to the Share Incentive Plan). The amounts and percentages of Shares beneficially owned are determined on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

	Shares beneficially owned
Name	Number	Percent

Directors and Executive Officers

Dong Xu (1)	8,253,200	22.4%

Benguo Tang (2)	5,268,268	14.3%

Xiaotong Wang (3)	4,288,260	11.7%

Qicai Du (4)	1,398,804	3.8%

Xiao Chen (5)	2,000	*

Conrad Kwong Yue Tsang (6)	3,364,669	9.2%

Dora Li (7)	74,500	*

All Directors and Executive Officers as a Group	22,650,101	61.6%

Principal Shareholders:

Jointly Gold Technologies Ltd. (8)	8,073,200	22.4%

First Win Technologies Ltd. (9)	5,268,268	14.3%

Global Wise Technologies Ltd. (10)	4,288,660	11.7%

Baring Asia II Holdings (22) Limited (11)	3,364,669	9.2%

Sunshine Nation Limited (12)	2,647,743	7.2%

*Less than 1% of our total issued and outstanding

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(1)	Includes 7,416,810 Shares and 656,390 ADSs, representing 656,390 Shares, held by Jointly Gold Technologies Ltd., a British Virgin Islands limited liability company wholly owned by Mr. Xu. These shares also include 180,000 Shares issuable upon exercise of vested options held by Mr. Xu.

(2)	Includes 4,711,208 Shares and 557,060 ADSs, representing 557,060 Shares, held by First Win Technologies Limited, a British Virgin Islands limited liability company wholly owned by Mr. Tang.

(3)	Includes 3,713,710 Shares and 574,950 ADSs, representing 574,950 Shares, held by Global Wise Technologies Ltd., a British Virgin Islands limited liability company wholly owned by Mr. Wang.

(4)	Includes 1,398,804 ADSs, representing 1,398,804 Shares.

(5)	Represents Shares issuable upon exercise of vested Company Options held by Mr. Chen.

(6)	Includes 3,364,669 Shares held by Baring Asia II Holdings (22) Limited, a British Virgin Islands company with limited liability. Mr. Tsang is a board representative of Baring Asia II Holdings (22) Limited. Mr. Tsang disclaims beneficial ownership of all of our shares held by the investment entities affiliated with Baring Asia II Holdings (22) Limited except to the extent of his pecuniary interest therein. The business address of Mr. Tsang is 3801, Two International Finance Centre, Central, Hong Kong.

(7)	Represents 28,000 vested restricted Shares and 46,500 Shares issuable upon exercise of vested Company Options held by Ms. Li.

(8)	Jointly Gold Technologies Ltd., a company incorporated in the British Virgin Islands, is wholly owned by Mr. Dong Xu. The registered address of Jointly Gold Technologies Ltd. is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

(9)	First Win Technologies Ltd., a company incorporated in the British Virgin Islands, is wholly owned by Mr. Benguo Tang. The registered address of First Win Technologies Ltd. is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

(10)	Global Wise Technologies Ltd., a company incorporated in the British Virgin Islands, is wholly owned by Mr. Xiaotong Wang. The registered address of Global Wise Technologies Ltd. is Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

(11)	Baring Asia II Holdings (22) Limited, a British Virgin islands company with limited liability, is controlled by Baring LP 1 and Baring LP 2. Voting and dispositive power of the Shares held by Baring Asia II Holdings (22) Limited is exercised by the investment committee of Baring Asia Fund II (GP) LP, the general partner of each of Baring LP 1 and Baring LP 2. This investment committee is comprised of Jean Eric Salata, Gordon Shaw Sun Kan and Christopher Brotchie, each of whom disclaims beneficial ownership of all Shares held by Baring Asia II Holdings (22) Limited, except to the extent of their pecuniary interest in them. The address of Baring Asia II Holdings (22) Limited is P.O. Box 71 Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

(12)	Sunshine Nation Limited is a company incorporated in the British Virgin Islands. The registered address of Sunshine Nation Limited is Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Ms. Siyuan Du is the sole owner and director of Sunshine Nation Limited.

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FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the Merger is not completed, we plan to hold an annual general meeting later in the year.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts”, “projects,” “will”, “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummation of the Merger, including the approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including the presence of competing offers;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption in “Item 3D. Risk Factors” in our Annual Report on Form 20–F for the year ended June 30, 2013. See “Where You Can Find More Information” on page 126.

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Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and special reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.noaheducation.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on October 31, 2013 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since October 31, 2013, if any, are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department at +86-755-8288-9100, ir@noaheducation.com or Noah Education Holdings Ltd., Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

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THIS PROXY STATEMENT IS DATED             , 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A

Agreement and Plan of Merger

Part I

 EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

RAINBOW EDUCATION HOLDING LIMITED,

RAINBOW EDUCATION MERGER SUB HOLDING LIMITED

and

NOAH EDUCATION HOLDINGS LTD.

Dated as of April 2, 2014

i

ii

ANNEX A	Plan of Merger
ANNEX B	VIE Arrangements

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2014 (this “Agreement”), among Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Noah Education Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Independent Committee of the Company Board (the “Independent Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than Parent and its Affiliates (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Jointly Gold Technologies Limited, a company incorporated under the laws of the British Virgin Islands, First Win Technologies Limited, a company incorporated under the laws of the British Virgin Islands, Global Wise Technologies Limited, a company incorporated under the laws of the British Virgin Islands, Sunshine Nation Limited, a company incorporated under the laws of the British Virgin Islands, Mr. Du Qicai and Baring Asia II Holdings (22) Limited (collectively, the “Rollover Shareholders” and each, a “Rollover Shareholder”) have executed and delivered to Parent a support agreement (the “Support Agreement”) dated as of the date hereof, providing that, among other things, the Rollover Shareholders will (i) vote the number of Shares held by each of them as set forth in the Support Agreement (the “Rollover Shares”) in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) agree to receive no consideration for the cancellation of their Shares in accordance with this Agreement; and

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WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Rollover Shareholders and MSPEA Education Holding Limited (the “Sponsor”, and, together with the Rollover Shareholders, the “Consortium Members”, each a “Consortium Member”) or their respective Affiliate are entering into a limited guaranty in favor of the Company to guarantee the discharge of certain payment obligations of Parent under this Agreement (each, a “Limited Guaranty” and collectively, the “Limited Guaranties”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

Section 1.02         Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China as soon as practicable after, and in any event no later than the third (3) Business Day immediately following, the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03         Effective Time.

Subject to the provisions of this Agreement, as early as practical on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04         Effects of the Merger.

The Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

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Section 1.05         Memorandum and Articles of Association of Surviving Corporation.

At the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be amended and restated in the form of the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time (until thereafter amended as provided by the CICL and such memorandum and articles of association); provided, however, that, at the Effective Time, Article I of the memorandum of association of the Surviving Corporation shall be amended to read as follows: “The name of the company is Noah Education Holdings Ltd.” and the articles of association of the Surviving Corporation shall be amended to refer to the name of the Surviving Corporation as “Noah Education Holdings Ltd.”.

Section 1.06         Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)          each ordinary share, par value US$0.00005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist, in consideration and exchange for the right to receive US$2.85 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b)          each American Depositary Share, representing one (1) Share (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), and the shares represented by such ADSs, shall be cancelled and cease to exist, in consideration and exchange for the right to receive US$2.85 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement;

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(c)          each of the Excluded Shares and ADSs representing the Excluded Shares shall, by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)          each of the Dissenting Shares shall be cancelled and cease to exist in accordance with Section 2.03;

(e)          the register of members of the Company will be amended to reflect the cancellation of all outstanding Shares in accordance with this Section 2.01; and

(f)          each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

Section 2.02         Share Incentive Plans; Outstanding Company Equity Awards.

(a)          At the Effective Time, the Company shall terminate the Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans.

(b)          At the Effective Time, except with respect to the Rollover Shareholders or otherwise provided in Section 2.02(d), (i) each vested Company RSU and Company Restricted Share that is then outstanding shall be cancelled in consideration and in exchange for the Per Share Merger Consideration and (ii) each vested Company Option that is then outstanding and unexercised shall be cancelled in consideration and in exchange for the Per Share Merger Consideration minus the Exercise Price of such vested Company Option.

(c)          At the Effective Time, except with respect to the Rollover Shareholders or otherwise provided in Section 2.02(d), each unvested Company Option, Company RSU and Company Restricted Share that is then outstanding, shall be cancelled and converted into and exchanged for restricted cash awards (each, a “RCA” and collectively, the “RCAs”). Each RCA shall entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration (minus any Exercise Price with respect to any unvested Company Option) in cash upon vesting of the RCA. Each RCA shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each such replaced Company Equity Award; provided that the vesting schedule for any employee terminated by the Company without cause within twelve (12) months of the Closing shall be accelerated by twelve (12) months.

(d)          At the Effective Time, each Company Option (whether vested or unvested) that is then outstanding and unexercised shall be cancelled without any payment therefor if the Exercise Price of such Company Option is equal to or greater than the Per Share Merger Consideration.

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(e)          At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the individual holders of Company Equity Awards, to effectuate the provisions of this Section 2.02. Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Equity Awards, informing such holder of the treatment of such Company Equity Awards contemplated by this Agreement.

Section 2.03         Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive from Parent pursuant to Section 2.04(a)(iii) only the payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 238, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled as of the Effective Time, in consideration for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent (and the Paying Agent shall, promptly thereafter, transmit to the Depositary) any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the value of such Shares.

(b)          The Company shall give Parent (i) prompt notice of any notices of objection, notice of dissent or demands for appraisal under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)          In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

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Section 2.04         Exchange of Share Certificates, etc.

(a)          Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent and with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) and shall deposit, or cause to be deposited, including by applying the proceeds received by Parent pursuant to the Equity Commitment Letter, with the Paying Agent, for the benefit of the holders of Shares, ADSs and Company Equity Awards, cash (such cash being hereinafter referred to as the “Exchange Fund”) in an amount sufficient to pay all amounts required to be made (collectively, the “Merger Consideration”):

(i)    pursuant to Sections 2.01(a) and 2.01(b), with such amount under Section 2.01(b) to be further remitted to the Depositary by the Paying Agent,

(ii)   pursuant to Section 2.02(b) to be further remitted to the Company by the Paying Agent for the Company to distribute pursuant to Section 2.02(b); and

(iii)  pursuant to Section 2.03 with respect to Dissenting Shareholders who failed to perfect or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL, an amount equal to the number of such Dissenting Shares times Per Share Merger Consideration, and, when ascertained, any additional amount pursuant to Section 2.03 due to such Dissenting Shareholders.

(b)          Exchange Procedures.

(i)     As promptly as practicable after the Effective Time, and in any event no later than three (3) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (A) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (B) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares (the “Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled.

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(ii)    Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. Each holder of ADSs (other than the Rollover Shareholders) will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with distribution of the Per ADS Merger Consideration to such holder and the cancellation of ADSs held by such holder in accordance with the Deposit Agreement. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with the cancellation of ADSs held by the Rollover Shareholders.

(iii)   No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any Per Share Merger Consideration shall be issued to the transferee upon, as applicable, due surrender to the Paying Agent of the Share Certificate representing Shares prior to the Effective Time, and such other documents reasonably required to evidence and effect such transfer, including the right of the transferee to receive the Per Share Merger Consideration to the exclusion of the transferor, and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c)          Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

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(d)          Untraceable. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (including branch register) maintained by the Company or the Depositary, as applicable or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e)          Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.

(f)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to Parent; provided that no such investment shall affect the amount of Merger Consideration payable by the Paying Agent and Parent shall promptly replace or cause to be replaced any amount of loss as a result of such investment. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or any investment thereof) that remains undistributed to the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Sections 2.01(a), 2.01(b) and 2.03. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(h)          No Liability. None of the Paying Agent, the Consortium Members, Parent or the Surviving Corporation shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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(i)          Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. In the event Parent, the Surviving Corporation, the Paying Agent or the Depositary determines that withholding is required under applicable Tax Law and permitted under this Agreement, Parent shall so notify the Company in writing at least five (5) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such withholding obligation occur less than five (5) days prior to the Closing Date). If such obligation to deduct or withhold can be reduced or eliminated under applicable Tax Law though the provision of an applicable certification or form, Parent and the Company shall cooperate to provide the applicable shareholder with the opportunity to complete and provide such certification or form prior to the Closing Date. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be (A) remitted by Parent, the Surviving Corporation, the Paying Agent or the Depositary to the applicable Governmental Authority, and (B) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Equity Awards in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be. Each former holder of Shares, ADSs or Company Equity Awards shall be personally responsible for the proper reporting and payment of all Taxes related to any amounts payable pursuant to this Agreement.

Section 2.05         No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or the Surviving Corporation for transfer or any other reason shall be canceled (except for the Excluded Shares and the Dissenting Shares) in consideration for the right to receive the cash consideration to which the holders of the Shares represented thereby are entitled pursuant to Section 2.01(a).

Section 2.06         Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to The Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated August 31, 2007 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (as amended from time to time, the “Deposit Agreement”) in accordance with its terms. Subject to Section 2.4(b)(ii), the Surviving Corporation shall pay all applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) in connection with the termination of the Deposit Agreement or the ADS program or facility.

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Section 2.07         Agreement of Fair Value.

Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection to the extent it is reasonably apparent that such information is relevant to such other section or subsection), (b) the Company SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), as an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01         Organization and Qualification.

(a)          Each Group Company (i) is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its organization or formation, (ii) has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed as a foreign corporation or other legal entity to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          A true and complete list of all Group Companies and other entities in which a Group Company owns any non-controlling equity interest as of the date of this Agreement, together with the jurisdiction of organization of each such Group Company and entity and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company and entity owned by such Group Company, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, as of the date of this Agreement (i) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

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Section 3.02         Memorandum and Articles of Association.

The memorandum and articles of association or equivalent organizational documents, as applicable, of each Group Company are in full force and effect. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable, in any material respect.

Section 3.03         Capitalization.

(a)          The authorized share capital of the Company consists of 1,000,000,000 Shares of a par value of US$0.00005 per share. As of April 2, 2014 (i) 36,763,991 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 1,226,861 Shares are reserved for future issuance pursuant to outstanding Company Equity Awards granted pursuant to the Share Incentive Plans. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)          The Company has delivered to Parent a schedule setting forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the name and address of the Company Equity Award recipient; (ii) the number of Shares subject to such Company Equity Award; (iii) the exercise or purchase price of such Company Equity Award; (iv) the date on which such Company Equity Award was granted; (v) the applicable conditions on vesting, including applicable performance criteria, and vesting schedule; (vi) the date on which such Company Equity Award expires; and (vii) whether the exercisability of such Company Equity Award will be accelerated in any way by the Transactions, and the extent of acceleration. Each grant of Company Equity Award was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with GAAP consistently applied. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule or as contemplated by this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Equity Award as a result of the Transactions.

(c)          All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding, and (y) the form of all award agreements evidencing such Company Equity Awards.

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(d)          There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other person.

(e)          The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is owned by such Group Company free and clear of all Liens (other than Permitted Encumbrances). Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such equity securities.

Section 3.04         Authority Relative to This Agreement; Fairness.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the CICL (the “Requisite Company Vote”). The Depositary is obligated pursuant to the Deposit Agreement to vote all Shares represented by ADSs in accordance with the instructions of holders of such corresponding ADSs on the applicable record date for determining the entitlement of holders to give instructions for the exercise of the voting rights pertaining to such Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)          The Independent Committee comprises four (4) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than Parent and its Affiliates), (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend approval of this Agreement and the Transactions to the holders of Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement and the Transactions be submitted to holders of Shares for approval.

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(c)          The Independent Committee has received the written opinion of Duff & Phelps (the “Financial Advisor”), dated the date hereof, to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares and the Per ADS Merger Consideration to be received by holders of ADSs are fair, from a financial point of view, to such holders (other than Parent and its Affiliates), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not,  assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not have a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.06         Permits; Compliance with Laws.

(a)          Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). Except as set forth in Section 3.06(a) of the Company Disclosure Schedule, as of the date hereof, (i) no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened and (ii) all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made by each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including but not limited to registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws. Each Group Company that is organized in the PRC has complied, in all material respects, with all applicable PRC Laws regarding the contribution and payment of its registered capital.

(b)          Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, no Group Company is in conflict with, or in default, breach or violation of (i) any Law applicable to it (including without limitation, (A) any Laws applicable to its business, (B) any Tax Laws, and (C) any Laws related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, or (ii) any Contract, Material Company Permit or obligation to which it is a party or by which it or any of its share, security, equity interest, property or asset is bound. Since January 1, 2009, no Group Company has received any written notice or communication of any material non-compliance with any applicable Laws that has not been cured. No Group Company or any of its shareholders, directors, officers, employees, agents or consultants, to the knowledge of the Company, acting on behalf of any Group Company (a “Company Representative”) has violated any Anticorruption Laws, nor has any Group Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or the giving of anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official, for the purpose of: (A) influencing any act or decision of a Government Official in their official capacity; (B) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Government Official to influence or affect any act or decision of any Government Entity; or (E) assisting a Group Company or any Company Representative in obtaining or retaining business for or with, or directing business to, a Group Company or any Company Representative; or to a person in violation in material respects laws governing commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

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(c)          No Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Government Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.06(c).

(d)          To the knowledge of the Company, no officer, director or employee of any Group Company is a Government Official.

(e)          To the knowledge of the Company, each Group Company has maintained books and records in accordance with GAAP in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(f)          To the knowledge of the Company and except as set forth in Section 3.06(f) of the Company Disclosure Schedule, (i) each holder or beneficial owner of Shares and/or Company Equity Awards who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 75, SAFE Circular 7 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, (ii) neither the Company nor such holder has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations; and (iii) the Company and such holder have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches applicable thereto.

(g)          No Group Company, nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of any Group Company, (i) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) has violated, or operated not in compliance with, any applicable export restrictions, anti-boycott regulations or embargo regulations.

Section 3.07         SEC Filings; Financial Statements.

(a)          The Company has filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC since September 24, 2007 (the “Applicable Date”) (the forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is currently subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act.

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(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(c)          Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on October 31, 2013, including the notes thereto (the “Annual Report”), no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, determined, determinable, contingent or otherwise), except for liabilities and obligations (x) incurred in the ordinary course of business consistent with past practice since June 30, 2013, (y) incurred pursuant to this Agreement or in connection with the Transactions, or (z) which do not, or would not reasonably be expected to, have a Company Material Adverse Effect.

(d)          No Group Company has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) that would be required to be disclosed under Item 303 of Reg S-K.

(e)          The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are likely to materially affect, the Company’s internal control over financial reporting.

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(f)          The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)          The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.08         Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting or any subject matter which has become false or misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and will contain all material information reasonably necessary to enable the shareholders of the Company to make an informed decision on whether or not to attend the Shareholders’ Meeting and how to vote. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 3.09         Absence of Certain Changes or Events.

Since June 30, 2013, except as set forth in Section 3.09 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) each Group Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any event, change, occurrence or effect which has had a Company Material Adverse Effect.

Section 3.10         Absence of Litigation.

Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (i) has, or if decided adversely against the Company, would reasonably be expected to have a Company Material Adverse Effect, (ii) seeks to enjoin, restrain or prevent the Merger or (iii) prevents, materially delays or materially impedes, or if decided adversely against the Company, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no Group Company, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority which has, or if decided adversely against the Company, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11         Labor and Employment Matters.

(a)          Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened between any Group Company and its employees, contractors, subcontractors, agents or other persons engaged by it in connection with their businesses (collectively, “Company Personnel”). No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, there is no labor unions or works councils representing or purporting to represent any Company Personnel, nor to the knowledge of the Company, is there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Group Company. To the knowledge of the Company, there are no material unfair labor practice complaints pending or threatened against any Group Company before any Governmental Authority. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel.

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(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. Except as would not otherwise have a Material Adverse Effect, each Group Company has withheld and paid in full to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary, commission or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by any Group Company. To the knowledge of the Company, no Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to persons employed or engaged by it or their labor or employment practices. There is no material charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to any Group Company.

(c)          The Company has provided to Parent a schedule setting forth the name, place of employment, the current annual salary rate, bonus potential, deferred or contingent compensation participation, pension, vacation accrual schedule, “golden parachute” or other severance eligibility (in cash or otherwise), the date of employment and a description of position and job function of, each current salaried employee, officer, director, consultant or agent of any Group Company whose base salary in 2013 exceeded (or in 2014 is expected to exceed) RMB200,000.

(d)          The Company has made available to Parent correct and complete copies of each material Company Employee Plan including all amendments thereto and all related trust documents.

(e)          Each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements in all material respects. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis in all material respects. There are no material claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened in writing against any Company Employee Plan or against the assets of any Company Employee Plan.

(f)          Except as otherwise contemplated under in this Agreement regarding the Company Equity Awards or as otherwise set forth in Section 3.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any compensation or payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any compensation or benefits otherwise payable under any of the Company Employee Plans or Company Employee Agreement; or (iii) result in any acceleration of the time of payment, vesting or funding of any such compensation or benefits. Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, the Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

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(g)          No Company Employee Plan has been or is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended.

Section 3.12         Real Property; Title to Assets.

(a)          Except as set forth in Section 3.12(a) of the Company Disclosure Schedule: (i) the relevant Group Company has good and marketable indefeasible and valid title to each Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy any Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b)          Except as set forth in Section 3.12(b) of the Company Disclosure Schedule: (i) each Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Lease, (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease.

Section 3.13         Intellectual Property.

To the knowledge of the Company and except as disclosed in Section 3.13 of the Company Disclosure Schedule, since January 1, 2009, no claim has been asserted in writing to any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party. With respect to each item of Intellectual Property owned by any Group Company that is material to the business of the Group Companies taken as a whole (“Company Owned Intellectual Property”), such Group Company is the owner of all right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. To the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable and, since January 1, 2009, has not been adjudged invalid or unenforceable in whole or in part. With respect to each item of Intellectual Property licensed to any Group Company that is material to the business of the Group Companies taken as a whole (“Company Licensed Intellectual Property”), to the knowledge of such Group Company, such Group Company has the right to use such Company Licensed Intellectual Property in the operation of its respective business as currently conducted in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property. To the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect and, the Company or applicable Group Company has made all payments of any Taxes or maintenance fees and has taken any other actions required by applicable Law to maintain the validity or effectiveness of the registered Company Owned Intellectual Property, except for such applications or registrations that the applicable Group Company has elected to abandon or permit to lapse. To the knowledge of the Company, there are no pending or, to the knowledge of the Company, threatened Actions by any person alleging the validity, enforceability, ownership of or the right to use any Company Owned Intellectual Property or any Company Licensed Intellectual Property. Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any Group Company’s rights with respect to the material Company Owned Intellectual Property or the Company Licensed Intellectual Property.

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Section 3.14        Taxes.

(a)          Each Group Company has timely filed all material Tax returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects. As of the date hereof, no taxing authority or agency is now asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against any Group Company. Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. The accruals and reserves for Taxes reflected in the Annual Report are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no material Tax Liens upon any shares, securities, equity interests, property or assets of any Group Company except liens for current Taxes not yet due or Taxes that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(b)          No Group Company incorporated outside of the PRC takes the position for tax purposes that it is a resident enterprise of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(c)          Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have adversely affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge threatened. The consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

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Section 3.15         No Secured Creditors; Solvency.

(a)          No Group Company has any secured creditors holding a fixed or floating security interest.

(b)          No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.

Section 3.16         Material Contracts.

(a)          Subsections (i) through (xi) of Section 3.16(a) of the Company Disclosure Schedule list the following types of Contracts to which any Group Company is a party (such Contracts as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”), and none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.16(a) of the Company Disclosure Schedule:

(i)          each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)         each Contract (excluding any Company Employee Agreement or Company Employee Plan) which is likely to involve consideration of more than RMB2,000,000, in the aggregate, over the remaining term of such Contract;

(iii)        all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any Group Company);

(iv)         all joint venture contracts, strategic cooperation or partnership arrangements, or other agreements involving a sharing of profits, losses, costs or liabilities by any Group Company;

(v)          all Contracts that (x) provide the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (y) provide the Company or any Subsidiary of the Company a right or an option to purchase the equity interests in any Operating Subsidiary, or (z) transfer economic benefits from any Operating Subsidiary to any other Subsidiary of the Company;

(vi)         all Contracts relating to the purchase or sale of any shares or securities of, or other equity interests in, any Group Company;

(vii)        all Contracts that limit, in any material respect, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time in a manner that is material to the Group Companies, taken as a whole;

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(viii)      all Contracts involving any directors, officers or shareholders of the Company holding more than 3% of the outstanding share capital of the Company, or any of their respective Affiliates (other than the Group Companies) or immediate family members;

(ix)         all franchising, licensing or management Contracts (other than non-disclosure agreements entered into in the ordinary course of business on standard terms consistent with past practice);

(x)          all Contracts providing for any change of control or similar payments upon the consummation of any Transaction; and

(xi)         all other Contracts, whether or not made in the ordinary course of business, which are material to any Group Company or the conduct of its business, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect and to the knowledge of the Company, (i) each Material Contract is a valid and binding agreement, and no Group Company is in material breach or violation of, or default under, any Material Contract, (ii) no Material Contract has been canceled by the other party; (iii) no other party is in material breach or violation of, or default under, any Material Contract; (iv) no Group Company has received any claim of material default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that could give rise to any claim of material default under any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.17         Environmental Matters.

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and, to the knowledge of the Company, all such Environmental Permits are in full force and effect, (ii) no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved and (iv) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

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Section 3.18         Insurance.

The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

Section 3.19         Interested Party Transactions.

Except as set forth in Section 3.19 of the Company Disclosure Schedule, no director, officer or other affiliate of any Group Company, or any individual in such person’s immediate family (i) has or has had, directly or indirectly, an economic interest in any person that (A) has furnished or sold, or furnishes or sells, services or products that any Group Company furnishes or sells, or proposes to furnish or sell, or (B) is otherwise engaged in business as a competitor of any Group Company; (ii) has or has had, directly or indirectly, an economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services; (iii) has or has had, directly or indirectly, a beneficial interest in any Contract disclosed in Section 3.16(a) of the Company Disclosure Schedule; (iv) has or has had, directly or indirectly, any material contractual or other arrangement with any Group Company; (v) received any payment or other benefit from any Group Company (except for payments and benefits received in connection with such person’s employment in the ordinary course and in a manner consistent with past practice); (vi) filed or intends to file a cause of action or other claim against any Group Company; or (vii) advanced or owed any material amount to any Group Company; provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.19. No Group Company has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 3.20         M&A Rules.

The consummation of the Merger and other Transactions is not and will not be at the Closing Date affected by the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the China Securities Regulatory Commission (the “CSRC”), the SAIC and SAFE on August 8, 2006 (as amended, the “M&A Rules”) or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules, including the guidance and notices issued by the CSRC on September 8 and September 21, 2006 (collectively, the “M&A Rules and Related Clarifications”). As of the date hereof, the M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the CSRC prior to the Effective Time or the consummation of the Transactions.

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Section 3.21         Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.22         Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.23         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01         Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company true, complete and correct copies of (i) the memorandum and articles of association of Parent and Merger Sub, each as amended to date and in full force and effect and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.

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Section 4.02         Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement (a “Parent Material Adverse Effect”).

(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the Requisite Regulatory Approvals and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          Merger Sub has no secured creditors holding a fixed or floating security interest.

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Section 4.04          Capitalization.

(a)           The authorized share capital of Parent consists solely of 50,000 ordinary shares, par value of US$1.00 each. As of the date hereof, one (1) ordinary share of Parent was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b)          The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value of US$1.00 each, one (1) of which is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

Section 4.05         Financing.

(a)          Parent has delivered to the Company true and complete a copy of (i) an executed equity commitment letter from the Sponsor (the “Equity Commitment Letter”) pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent, up to the aggregate amount set forth therein (the “Financing”), the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.

(b)          As of the date hereof, (i) the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the Sponsor (subject to the Bankruptcy and Equity Exception), (ii) the Equity Commitment Letter has not been amended or modified, and the commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any material respect. Assuming (A) the Financing is funded in accordance with the Equity Commitment Letter, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02 or the waiver of such conditions, as of the date hereof, the net proceeds contemplated by the Equity Commitment Letter will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letter contains all of the conditions precedent (or, where applicable, refers to customary conditions precedent for a transaction of the nature contemplated by the Equity Commitment Letter) to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein.

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(c)          As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Equity Commitment Letter. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent at the Effective Time; provided, however, that Parent and Merger Sub are not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties contained therein, or compliance by the Company with its obligations under this Agreement.

Section 4.06         Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07         Limited Guaranties.

Each Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Consortium Member or its Affiliate that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Consortium Member or its Affiliate under the Limited Guaranty.

Section 4.08         Absence of Litigation.

There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates before any Governmental Authority. Neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.09         Solvency.

Neither Parent nor Merger Sub is entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation will be solvent at and immediately after the Effective Time, as such term is used under the laws of the Cayman Islands.

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Section 4.10         Ownership of Company Shares.

Except as set forth in the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement, as of the date hereof, other than the Rollover Shares, neither Parent, Merger Sub nor the Sponsor beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.11         Certain Actions.

As of the date hereof, except for the Buyer Group Contracts, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 4.12         Buyer Group Contracts.

Parent has delivered to the Company a true and complete copy of: (a) the Consortium Agreement; (b) the Limited Guaranties; (c) the Support Agreement; (d) the Equity Commitment Letter; (e) the Interim Investors Agreement and (f) the Guarantees (collectively, the “Buyer Group Contracts”), including all amendments thereto or modifications thereof. As of the date hereof, other than the Buyer Group Contracts, there are no side letters or other oral or written Contracts relating to the Transactions between two or more of the following persons: each of the Rollover Shareholders, the Sponsor or any of their respective Affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Corporation following the Effective Time).

Section 4.13         Proxy Statement.

None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time it is first mailed to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

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Section 4.14         Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.15         Non-Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.

Section 4.16         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01         Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) (i) the businesses of the Group Companies shall be conducted, and the Group Companies shall not take any action except, in a lawfully permitted manner in the ordinary course of business and consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies, and the material consultants, contractors, subcontractors and agents of the Group Companies and to preserve the current relationships of the Group Companies with Governmental Authorities, and with material customers, suppliers and other persons with which any Group Companies has material relations as of the date hereof.

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Except as set forth in Section 5.01 of the Company Disclosure Schedule, no Group Company shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, delayed or withheld):

(a)          amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with the exercise of any Company Equity Awards in accordance with the applicable Share Incentive Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of RMB2,000,000;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares(other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice) ;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiaries (other than any such Subsidiary incorporated in the PRC and does not require capital injection from outside the PRC);

(f)          (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets (other than the acquisition, sale or other disposition of assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts); (ii) incur, assume, alter, amend or modify any Indebtedness in excess of RMB1,000,000 individually or RMB2,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances; (iii) create or grant any Lien on any assets of any Group Company (other than Permitted Encumbrances or any non-exclusive franchising, licensing or management Contracts entered into in the ordinary course of business); or (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB2,000,000 or capital expenditures which are, in the aggregate, in excess of RMB4,000,000 for the Group Companies taken as a whole;

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(g)          except as otherwise required by Law, under the terms of any Company Employee Plan or Company Employee Agreement in existence on the date hereof , (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company (other than the hiring or termination of employees or consultants below the officer level with aggregate annual compensation of less than RMB200,000), (ii) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Group Company, (iii) other than in the ordinary course of business consistent with past practice increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any employee of any Group Company, (iv) establish, adopt, amend or terminate any Company Employee Plan, amend the terms of any outstanding Company Equity Awards or issue, grant or make any new Company Equity Awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan to the extent not required under such plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vii) forgive any loans to directors, officers or employees of any Group Company;

(h)          make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in GAAP;

(i)          pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

(j)          enter into, amend, modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) with an aggregate annual payment of RMB2,000,000 or a term longer than one (1) year, or amend, waive, modify or consent to the termination of any Group Company’s rights thereunder, other than entering into, amending, or modifying any non-exclusive franchising, licensing or management Contracts in the ordinary course of business;

(k)          enter into any Contract between a Group Company, on the one hand, and any of its Affiliates, officers, directors or employees (other than the Group Companies), on the other hand;

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(l)          terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(m)          commence any Action for a claim of more than RMB1,000,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle any Action other than any settlement involving the payment of monetary damages not in excess of RMB1,000,000;

(n)          permit any item of material Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of material Company Owned Intellectual Property;

(o)          fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(p)          enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(q)          engage in the conduct of any new line of business, material to the Company and its Subsidiaries, taken as a whole;

(r)          make, change or revoke any material Tax election, materially amend any Tax return (except as required by applicable Law), waive any statute of limitations with respect to any material Tax claim or assessment, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any aspect of its method of accounting for Tax purposes; or

(s)          announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02         VIE Arrangement.

As soon as practicable following the date of this Agreement, the Company shall use its commercially reasonable efforts to procure the actions set forth in Annex B hereto to be taken to the reasonable satisfaction of Parent.

Section 5.03         Operation of Parent’s and Merger Sub’s Business.

Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

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Section 5.04         No Control of Other Party’s Business.

Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01         Proxy Statement and Schedule 13E-3.

(a)          As soon as practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement (consisting of a circular to shareholders and a notice to shareholders convening the Shareholders’ Meeting in accordance with the Company’s articles of association) relating to the authorization and approval of this Agreement and the Plan of Merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all comments reasonably proposed by Parent and Merger Sub. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that (y) the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (z) the shareholders of the Company are able to make an informed decision on whether or not to attend the Shareholders’ Meeting and how to vote, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

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(b)          Each of Parent, Merger Sub and the Company agrees, as to it and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          At the Shareholders’ Meeting, Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Transactions, including the Merger.

Section 6.02         Company Shareholders’ Meeting.

(a)          As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting, provided, that, in the event that the date of such shareholders’ meeting as originally called is adjourned or postponed or otherwise delayed pursuant to Section 6.02(c), the Company may establish a new record date, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting, which meeting the Company shall duly convene and cause to occur as soon as reasonably practicable following the mailing of the Proxy Statement (the “Shareholders’ Meeting”), for the purpose of voting upon approval of this Agreement, the Plan of Merger and the Merger, and (iii) instruct the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, authorization and approval of this Agreement and the Plan of Merger are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.

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(b)          Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement and the Plan of Merger and approve the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the Requisite Company Vote.

(c)          Notwithstanding Section 6.02(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if (A) the Company has received a bona fide written proposal or offer with respect to a Competing Transaction and (B) the Independent Committee determines, in its good faith judgment upon written advice by its financial advisor and outside legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (iv) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, with respect to clause (iii) above, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting on a date beyond five (5) Business Days prior to the Termination Date.

Section 6.03         Access to Information.

(a)          From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the terms of any Contract to which any Group Company is a party, upon reasonable advance notice from Parent, the Company shall and shall cause its Subsidiaries to (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

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(b)          All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04         No Solicitation of Transactions.

(a)          Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries nor any of the directors, officers or employees of any Group Company will, and that it will cause its and its Subsidiaries’ agents, advisors and other Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (other than a confidentiality agreement permitted under this Agreement), or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other Representative retained by or acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 6.04, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Independent Committee) of any meeting of the Company Board or Independent Committee at which the Company Board or Independent Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

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(b)          Notwithstanding anything to the contrary in this Section 6.04, the Company (acting under the direction of the Independent Committee) may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such bona fide proposal or offer shall not have been obtained in violation of Section 6.04(a) and the Company shall have complied with the requirements of Section 6.04(a) with respect to such proposal or offer), if the Independent Committee has (i) determined, in its good faith judgment (after consultation with a financial advisor and outside legal counsel), that such proposal or offer constitutes, or would reasonably be expected to result in, a Superior Proposal, (ii) determined, in its good faith judgment (upon advice by outside legal counsel), that, in light of such Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two (2) Business Days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.

(c)          Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Independent Committee determines, in its good faith judgment, prior to the time of the Shareholders’ Meeting and upon advice by outside legal counsel, that failure to make a Change in the Company Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Independent Committee, recommend a Superior Proposal, but only (i) if the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b) with respect to such proposal or offer; (ii) after (A) providing at least five (5) business days’ written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Independent Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such third party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04; and (iii) if Parent does not, within five (5) Business Days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment upon the recommendation of the Independent Committee (after consultation with a financial advisor and outside legal counsel) to be at least as favorable to the Company’s shareholders as such Superior Proposal.

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(d)          A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

(e)          A “Superior Proposal” means an unsolicited, written, bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Independent Committee determines, in its good faith judgment (after (x) consultation with a financial advisor and outside legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than the Rollover Shareholders) than the Merger.

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(f)          Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$130,000 in the aggregate). In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

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(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including without limitation the approval, recommendation or otherwise of this Agreement, the Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(d)          Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under Section 6.05(c), any Group Company’s organizational and governing documents, or any existing indemnification agreements, the person seeking indemnification shall notify the Surviving Corporation promptly, but in all events no later than the earlier of (i) five (5) days after actual receipt, and (ii) as soon as necessary after actual receipt to prevent the Surviving Corporation or any of its subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Corporation (or a subsidiary nominated by it) shall have the right to participate in any such Action and, at its option, assume the defense of such Action. The person seeking indemnification shall have the right, but not the obligation, to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action. In the event the Surviving Corporation (or a subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d), neither the Surviving Corporation nor any of its subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action.

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(e)          In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f)          The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(g)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06         Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

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together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07         Financing.

Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Equity Commitment Letter and to apply any and all Commitment funded by the Sponsor to the Exchange Fund or otherwise towards the payment obligations of Parent under this Agreement.

Section 6.08         Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) promptly make its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (A) employing such resources as are necessary to obtain the Requisite Regulatory Approvals and (B) taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that no Group Company shall be required to take any such action if such action would be reasonably be expected to have a Company Material Adverse Effect; provided further, that none of Parent, Merger Sub or any of their affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

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(b)          Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.09         Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10         Participation in Litigation.

Prior to the Effective Time, each of Parent and the Company shall (a) give prompt notice to each other of any Actions commenced or, to its knowledge, threatened, against it and/or its directors which relate to this Agreement or the Transactions, and (b) give each other the opportunity to participate in the defense or settlement of any shareholder Action against it and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and neither Parent nor the Company may take any action to adversely affect or prejudice any such Action, without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11         Resignations.

To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company.

Section 6.12         Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, unless this Agreement is terminated pursuant hereto, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 6.13         Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Corporation from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

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Section 6.14         Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Transactions.

Section 6.15         Rule 16b-3.

Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of the Shares and other equity securities of the Company pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16         Actions Taken at Direction of Buyer Group.

Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder including ARTICLE VI hereof, if the alleged breach is the result of an action or inaction taken by, or an action or inaction taken by the Company at the written direction of, any member of the Buyer Group without the approval or direction of the Company Board (acting with the concurrence of the Independent Committee) or the Independent Committee. Parent shall not have any right to (i) assert the failure of any condition in Section 7.02(a) or Section 7.02(b), (ii) terminate this Agreement pursuant to Section 8.04(a), or (iii) claim any Damages or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent such breach or inaccuracy is the result of any action or inaction taken by, or any action or inaction taken by the Company at the written direction of, any member of the Buyer Group, without the approval or direction of the Company Board (acting with the concurrence of the Independent Committee) or the Independent Committee.

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Section 6.17         Amendment to Buyer Group Contracts.

Without the prior written consent of the Company and the Independent Committee, Parent shall not agree to any termination of any Buyer Group Contract. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, any Buyer Group Contract, or enter into any new agreement, arrangement or understanding with another member of the Buyer Group or any Third Party with respect to any Company Securities, without the prior written consent of the Company and the Independent Committee if such amendment, modification, waiver or new agreement, arrangement, or understanding would (i) expand upon the conditions precedent to such Buyer Group Contract in any material way, (ii) reasonably be expected to prevent, impair or delay the consummation of the Transactions or otherwise adversely affect the ability of Parent or Merger Sub to consummate the Transactions or (iii) adversely impact the ability of the Company to enforce its third party beneficiary rights under the Voting Agreement. Parent shall promptly notify the Independent Committee, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between the members of the Buyer Group or between a member of the Buyer Group and any third party, in each case, with respect to any securities of the Company.

Section 6.18         SAFE Registration.

The Company shall use its commercially reasonable efforts to assist management members of the Company who are PRC nationals to, as soon as practicable after the date hereof, submit an application to SAFE for the registration of their respective holding of Shares (whether directly or indirectly) in the Company or correct or update such registration in accordance with applicable requirements of SAFE and complete such registration as soon as practicable thereafter.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)          Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized, approved and adopted by way of special resolution by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”) which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

Section 7.02         Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

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(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03, 3.04 and 3.06, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such specified date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03, 3.04 and 3.06 shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such a specified date), in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).

(d)          Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e)          Dissenting Shareholders. The holders of no more than fifteen percent (15%) of the Shares shall have validly served a written objection under Section 238(2) of the CICL.

Section 7.03         Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of a specified date, in which case as of such a specified date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

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Section 7.04         Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Independent Committee).

Section 8.02         Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (upon the unanimous approval of the Independent Committee) or Parent at any time prior to the Effective Time, if:

(a)          the Merger shall not have been consummated on or before the date falling six (6) months from the date of this Agreement (the “Termination Date”);

(b)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(c)          the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure to satisfy any of the applicable conditions or otherwise consummate the Merger by such date.

Section 8.03         Termination by the Company.

This Agreement may be terminated by the Company (upon the recommendation by the Independent Committee) at any time prior to the Effective Date, if:

(a)          a breach or failure in any material respect of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants hereunder;

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(b)          the Merger shall not have been consummated within ten (10) Business Days of the satisfaction of all the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period;

(c)          prior to obtaining the Company Requisite Vote, (i) the Company Board (acting on the recommendation of the Independent Committee) authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing section (i), provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied in all material respects with the requirements of Section 6.04 and in all respect with the requirements of Section 8.06(a); or

(d)          prior to obtaining the Company Requisite Vote, the Company has effected a Change in the Company Recommendation, provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d) unless the Company has complied in all material respects with the requirements of Section 6.04 and in all respect with the requirements of Section 8.06(a).

Section 8.04         Termination by Parent.

Subject to Section 6.16, this Agreement may be terminated by Parent at any time prior to the Effective Date, if:

(a)          a breach or failure in any material respect of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties, agreements or covenants hereunder; or

(b)          a Company Triggering Event shall have occurred; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if Parent or Merger Sub’s failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such Company Triggering Event.

Section 8.05         Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

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Section 8.06         Fees Following Termination.

(a)          The Company will pay, or cause to be paid, to one or more designees of Parent an amount equal to US$3,000,000 (the “Company Termination Fee”) if this Agreement is terminated (i) by Parent pursuant to Section 8.04; (ii) by the Company pursuant to Section 8.03(c) or Section 8.03(d); or (iii) by the Company or Parent pursuant to Section 8.02(a) or (c), if (x) a bona fide Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn prior to the termination of this Agreement pursuant to Section 8.02(a) or, with respect to termination pursuant to Section 8.02(c), prior to the Shareholders’ Meeting, and (y) within twelve (12) months after such termination the Company enters into a definitive agreement in connection with any Competing Transaction (provided that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”), such payment to be made, in the case of termination pursuant to clauses (i) and (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above as promptly as possible (but in any event within two (2) Business Days following the entry by the Company into a definitive agreement in connection with the Competing Transaction).

(b)          Parent will pay, or cause to be paid, to the Company an amount equal to US$6,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or (b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination.

(c)          In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate of Citibank N.A. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement. For the avoidance of doubt, in no event shall the Company or Parent be obligated to pay, or cause to be paid, the Company Termination Fee or Parent Termination Fee on more than one occasion.

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(e)          Notwithstanding anything to the contrary in this Agreement but subject to Section 9.07, the Equity Commitment Letter or the Limited Guaranties, in the event that Parent or Merger Sub fails to effect the Closing pursuant to Section 8.03, then the Company’s right to terminate this Agreement and receive either the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Limited Guaranties (subject to the terms, conditions and limitations therein), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) - (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise).

(f)          Notwithstanding anything to the contrary in this Agreement but subject to Section 9.07, in the event that the Company fails to effect the Closing pursuant to Section 8.04, to the extent Parent or Merger Sub is not exercising or granted its right to specific performance under the Merger Agreement, the right of Parent, Merger Sub or any Parent Group to terminate this Merger Agreement and receive the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Group Company and no Group Company shall be responsible for any other loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 6.05 and 6.12 and this Article IX shall survive the Effective Time.

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Section 9.02         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested). All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

190 Elgin Avenue, George Town
Grand Cayman KY1-9001
Cayman Islands
Attention: Ms Samantha Jennifer Cooper
Facsimile: +1 212 507-0508
Email: samantha.cooper@morganstanley.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang / Daniel Dusek
Facsimile: +86 (10) 6535 5577
Email: peter.huang@skadden.com / daniel.dusek@skadden.com

if to the Company:

Noah Education Holding Ltd.
Unit F, 33rd Floor, NEO Tower A
Futian District, Shenzhen
Guangdong Province 518040
People’s Republic of China
Attention: Dora Li
Facsimile: +86 (755) 8288 9123

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with a copy to:

Latham & Watkins
18th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Timothy Gardner / Karen Yan
Facsimile: +852 2912 2600
Email: tim.gardner@lw.com / karen.yan@lw.com

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Alternative Acquisition Agreement” means any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)).

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including, without limitation, laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, Hong Kong and Beijing, the PRC.

“Buyer Group” means Parent, Merger Sub, the Rollover Shareholders and the Sponsor.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, repatriation or expatriation agreement or other contract between the Company or an affiliate and any current or former employee, director or officer of the Company or its Subsidiaries.

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“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any affiliate has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any event, circumstance, change or effect occurring after the date hereof to the extent resulting from (i) changes in general economic, financial market, business, regulatory, legislative or geopolitical conditions or changes affecting the credit, securities or capital markets in general, (ii) changes or developments that generally affect the industries or geographic markets in which the Group Companies operate, (iii) changes in Laws, GAAP or interpretation or enforcement thereof, (iv) the public announcement of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company due to the identity of Parent or its Affiliates, (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (vi) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written direction of the Buyer Group or expressly required by this Agreement, (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters or other similar force majeure events, (viii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of the “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (ix) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the Transactions, except, in case of the foregoing clauses (i), (ii), (iii), (v) and (vii), to the extent having a materially disproportionate effect on the Group Companies, taken as a whole, relative to other participants in the industry in which the Group Companies operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

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“Company Equity Award” means each Company Option, each Company Restricted Share and each Company RSU under the Share Incentive Plans.

“Company Restricted Share” means each restricted share award under the Share Incentive Plans.

“Company RSU” means each restricted share unit under the Share Incentive Plans.

“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation; (ii) the Company Board shall have recommended to the shareholders of the Company a Competing Transaction or shall have entered into any Alternative Acquisition Agreement; (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; (iv) the Company Board shall have publicly announced its intention to do any of the foregoing; or (v) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; but not, for the avoidance of doubt, including a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such tender offer or exchange offer).

“Confidentiality Agreement” means the confidentiality agreement between the Company and the Sponsor, dated as of February 14, 2014.

“Consortium Agreement” means the consortium agreement among the Consortium Members, dated as of December 24, 2013.

“Contract” means any written note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other similar written instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

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“Excluded Shares” means, collectively, Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Rollover Shareholders and any Shares held by the Depositary that are not represented by ADSs.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Governmental Authority” means (i) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any political party.

“Government Entity” means any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Government Entity or (ii) any political party or party official or candidate for political office.

“Group Company” means any of the Company and its Subsidiaries.

“Guarantees” means the guarantees entered into by each of Morgan Stanley Private Equity Asia IV Holdings Limited, The Baring Asia Private Equity Fund II, L.P. 1 and The Baring Asia Private Equity Fund II, L.P. 2 in favor of the Rollover Shareholders, each dated as of the date hereof.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

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“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, brands, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets, know-how, database rights and discoveries.

“Interim Investors Agreement” means the interim investors agreement among the Consortium Members or their respective Affiliate dated as of the date hereof.

“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.3(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party, in each case, after due inquiry.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any Group Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

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“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (a) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Government Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Reg S-K” means Regulation S-K promulgated under the Securities Act.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005.

“SAFE Circular 7” means the Notice Regarding Certain Administrative Measures on the Participation by Domestic Individuals in Stock Option Plans of Offshore Listed Companies issued by SAFE on February 15, 2012 and which became effective as of February 15, 2012.

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“Share Incentive Plans” means, collectively, the Company’s 2007 Share Incentive Plan, the Company’s 2008 Share Incentive Plan and the Company’s 2011 Share Incentive Plan, and all amendments and modifications thereto.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (i) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (ii) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (iii) of which such party or any subsidiary of such party is a general partner, or (iv) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	Section 3.10
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Financing	Section 6.07(b)
Alternative Financing Documents	Section 6.07(b)
Applicable Date	Section 3.07(a)
Annual Report	Section 3.07(c)
Bankruptcy and Equity Exception	Section 3.04(a)
Buyer Group Contracts	Section 4.12

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Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Licensed Intellectual Property	Section 3.13
Company Owned Intellectual Property	Section 3.13
Company Personnel	Section 3.11(a)
Company Recommendation	Section 3.04(b)
Company Representative	Section 3.06(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Competing Transaction	Section 6.04(e)
Consortium Members	Recitals
CSRC	Section 3.20
Damages	Section 6.05(c)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Equity Commitment Letter	Section 4.05(a)
Evaluation Date	Section 3.07(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
GAAP	Section 3.07(b)
Indemnified Parties	Section 6.05(b)
Independent Committee	Recitals
Law	Section 3.05(a)
Limited Guaranties	Recitals
M&A Rules	Section 3.20
M&A Rules and Related Clarifications	Section 3.20
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(c)
NYSE	Section 3.05(b)
Order	Section 7.01(b)
Parent	Preamble
Parent Material Adverse Effect	Section 4.03(a)
Parent Plan	Section 2.02(c)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)

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Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)
RCAs	Section 2.02(b)
Record ADS Holders	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
Rollover Shares	Recitals

SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(f)
SAIC	Section 3.06(a)
SAT	Section 3.06(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shareholders’ Meeting	Section 6.02(a)
Shares	Section 2.01(a)
Sponsor	Recitals
Superior Proposal	Section 6.04(f)
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Voting Agreement	Recitals

Section 9.04         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Assignment.

This Agreement (including the exhibits and schedules hereto) and the Company Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 9.06         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Equity Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07         Specific Performance.

(a)          Subject to Section 9.07(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.07(b), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)          Notwithstanding the foregoing, the Company shall have the right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded at any time, but only in the event that each of the following conditions has been satisfied (i) all conditions in Sections 7.01 and 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing is funded, then the Closing will occur.

(c)          Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the acceptance (other than acceptance under protest) of payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

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Section 9.08         Governing Law.

This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.08, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.09         Waiver of Jury Trial.

Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions contemplated by this Agreement.

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Section 9.10         Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, the Independent Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or adversely affect the rights of the Company’s shareholders hereunder or is otherwise required under applicable Law to be approved by such shareholders without, in each case, the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11         Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12         Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13         Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Rainbow Education Holding Limited

By	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

Rainbow Education Merger Sub Holding Limited

By	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

Noah Education Holdings Ltd.

By	/s/ Dora Li
Name: Dora Li
Title: Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on ________ 2014.

BETWEEN

(1)	Rainbow Education Merger Sub Holding Limited, an exempted company incorporated under the laws of the Cayman Islands on January 29, 2014, with its registered office situate at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Merger Sub”); and

(2)	Noah Education Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands on April 8, 2004, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated [•] made between Rainbow Education Holding Limited (“Parent”), Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which Merger Sub will cease to exist and the Surviving Corporation will continue as the surviving company in the Merger.

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2.	The surviving company (as defined in the Companies Law) shall be the Surviving Corporation which shall continue to be named Noah Education Holdings Ltd.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000.00 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one (1) share has been issued.

5.	Immediately prior to the Effective Date the authorized share capital of the Company was US$50,000 divided into 1,000,000,000 ordinary shares of US$0.00005 par value per share, of which [•] ordinary shares have been issued fully paid.

6.	On the Effective Date the authorized share capital of the Surviving Corporation shall be US$50,000.00 divided into 1,000,000,000 ordinary shares of US$0.00005 par value per share of which [•] share[s] shall be in issue credited as fully paid.

7.	On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)	Each Share other than (i) any Dissenting Shares, (ii) Excluded Shares and (iii) Shares represented by ADSs shall be cancelled and cease to exist in consideration and exchange for the right to receive the Per Share Merger Consideration, being US$2.85 in cash per Share.

(b)	Each Share represented by an ADS (other than Excluded Shares) shall be cancelled and cease to exist, in consideration and exchange for the right of the holder of the relevant ADS to receive the Per ADS Merger Consideration, being US$2.85 in cash per ADS.

(c)	Excluded Shares shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d)	Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to section 238 of the Companies Law shall be cancelled in exchange for payment of the appraised value of the Dissenting Shares resulting from the procedure in section 238 of the Companies Law.

(e)	Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of a nominal or par value US$0.00005 each in the share capital of the Surviving Corporation.

8.	On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Corporation shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on [•] 2014 (the “Effective Date”).

PROPERTY

10.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION OR AMENDMENT

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Rainbow Education Merger Sub Holding Limited:

Name:
Director

For and on behalf of Noah Education Holdings Ltd.:

Name:
Director

Part II

Execution Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2014 (this “Amendment”), among Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and Noah Education Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company is hereinafter referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of April 2, 2014, which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, Parent, the Company and the Rollover Shareholders entered into a support agreement (the “Support Agreement”) dated as of April 2, 2014, pursuant to which, among other things, each Rollover Shareholder agreed to (a) vote or cause to be voted all of such Rollover Shareholder’s Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions; and (b) have his or its respective Rollover Shares (as defined in the Support Agreement) cancelled for no consideration in connection with the Merger;

WHEREAS, Morgan Stanley Private Equity Asia IV Holdings Limited (the "Sponsor") and Parent have entered into an Equity Commitment Letter (the “Equity Commitment Letter”) dated as of April 2, 2014, pursuant to which the Sponsor has committed, subject to the terms and conditions therein, to subscribe, or cause to be subscribed, directly or indirectly through one or more Affiliates, for newly issued preferred shares of Parent and to pay, or cause to be paid, to Parent in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $34,000,000;

WHEREAS, Parent, the Company and the Rollover Shareholders desire to amend the Support Agreement to reflect that the numbers of Shares that are held by Jointly Gold Technologies Limited, Global Wise Technologies Limited and Sunshine Nation Limited and will be cancelled for no consideration in connection with the Merger will be reduced by 5,000, 3,600, and 100,000 respectively;

WHEREAS, the Sponsor and Parent desire to amend the Equity Commitment Letter to increase the Commitment (as defined in the Equity Commitment Letter) from $34,000,000 to $35,000,000;

WHEREAS, the Parties desire to amend the Original Agreement to make conforming changes to the definition of Rollover Shares and Excluded Shares, and to fix a typographic error contained in Section 6.17 of the Original Agreement;

WHEREAS, Section 9.10 of the Original Agreement provides that the Original Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, by action taken by or on behalf of the Independent Committee) at any time prior to the Effective Time, and that the Original Agreement may not be amended except by an instrument in writing signed by each of the Parties;

WHEREAS, the Independent Committee has authorized and approved the execution and delivery of this Amendment by the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree to amend the Original Agreement as follows:

1.	Definitions; References

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Original Agreement shall, from and after this Amendment comes into effect in accordance with the terms hereof, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement, as amended by this Amendment, shall in all instances continue to refer to April 2, 2014, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 2, 2014. The Original Agreement and, as the context requires, the Original Agreement as amended by this Amendment and as may be further amended from time to time, are referred to herein as the “Merger Agreement.”

2.	Amendments to the Original Agreement

2.1          The fourth recital of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Jointly Gold Technologies Limited, a company incorporated under the laws of the British Virgin Islands, First Win Technologies Limited, a company incorporated under the laws of the British Virgin Islands, Global Wise Technologies Limited, a company incorporated under the laws of the British Virgin Islands, Sunshine Nation Limited, a company incorporated under the laws of the British Virgin Islands, Mr. Du Qicai and Baring Asia II Holdings (22) Limited (collectively, the “Rollover Shareholders” and each, a “Rollover Shareholder”) have executed and delivered to Parent a support agreement dated as of the date hereof (as amended from time to time, the “Support Agreement”), providing that, among other things, the Rollover Shareholders will (i) vote or cause to be voted all of such Rollover Shareholder’s Shares in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) agree to receive no consideration for the cancellation of the number of Shares held by each of them as set forth in Schedule A of the Support Agreement (the “Rollover Shares”) in accordance with this Agreement;

2.2          The definition of “Excluded Shares” in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“Excluded Shares” means, collectively, (i) the Rollover Shares; (ii) Shares held by Parent, the Company or any of their Subsidiaries; and (iii) any Shares held by the Depositary that are not represented by ADSs.

2.3          Section 6.17 of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

6.17 Amendment to Buyer Group Contracts.

Without the prior written consent of the Company and the Independent Committee, Parent shall not agree to any termination of any Buyer Group Contract. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, any Buyer Group Contract, or enter into any new agreement, arrangement or understanding with another member of the Buyer Group or any Third Party with respect to any Company Securities, without the prior written consent of the Company and the Independent Committee if such amendment, modification, waiver or new agreement, arrangement, or understanding would (i) expand upon the conditions precedent to such Buyer Group Contract in any material way, (ii) reasonably be expected to prevent, impair or delay the consummation of the Transactions or otherwise adversely affect the ability of Parent or Merger Sub to consummate the Transactions or (iii) adversely impact the ability of the Company to enforce its third party beneficiary rights under the Support Agreement. Parent shall promptly notify the Independent Committee, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between the members of the Buyer Group or between a member of the Buyer Group and any third party, in each case, with respect to any securities of the Company.

3.	Miscellaneous

3.1           No Further Amendment

The Parties agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Original Agreement.

3.2           Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as of the date this Amendment becomes effective that:

(a)          The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

(b)          The Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by the Company of this Amendment have been duly authorized by the Company Board and the Independent Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)          The execution and delivery of this Amendment by the Company do not (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

(d)          The execution and delivery of this Amendment by the Company do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay, or be reasonably be expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

3.3           Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as of the date this Amendment becomes effective that:

(a)          Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

(b)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)          The execution and delivery of this Amendment and the performance of this Amendment by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under the Merger Agreement.

(d)          The execution and delivery of this Amendment by Parent and Merger Sub do not, and the performance of this Amendment by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder.

3.4           Other Miscellaneous Terms

The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above

Rainbow Education Holding Limited

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

Rainbow Education Merger Sub Holding Limited

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

Noah Education Holdings Ltd.

By:	/s/ Dora Li
Name: Dora Li
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

ANNEX B

VIE ARRANGEMENTS

(i)          Amend the Wentai VIE Arrangements to reflect that Wentai Investment has increased its equity interest in Zhongda Foundation from 67% to 78%, in form reasonably acceptable to Parent;

(ii)         Amend the Wentai Equity Pledge to extend the obligations secured by the pledge to all outstanding obligations of the pledgers and Wentai Investment under the Wentai Call Option Agreement, Wentai Power of Attorneys, Wentai Loan Agreement and Wentai Operation and Management Agreement, in form reasonably acceptable to Parent, and duly register such pledge with competent PRC Governmental Authority;

(iii)        As to be agreed by the Company and Parent, take one of the following actions: (x) amending the Leisen Equity Pledge to extend the obligations secured by the pledge to all outstanding obligations of the pledgers under the Leisen Call Option Agreement, the Leisen Power of Attorney and the Leisen Loan Agreement and duly registering such pledge with competent PRC Governmental Authority, or (y) cancelling the internet content provider license currently held by Leisen Education, terminating the Leisen VIE Arrangements, and transferring 100% of the equity interest in Leisen Education currently owned by Mr. Xu to a Subsidiary of the Company; and

(iv)        As to be agreed by the Company and Parent, take one of the following actions: (x) duly changing the sponsors of each of Foshan Nanhai District Zhongda Siji Huacheng Foreign Language Kindergarten, Datong Little New Star Foreign Language School and Huizhou Foreign Language School to a Subsidiary of the Company, or (y) entering into VIE arrangements with respect to each of the abovementioned kindergarten or schools.

For the purpose of this Schedule,

“Wentai VIE Arrangements” means each of the following agreements (including any amendments and supplements thereto) (i) the loan agreement (the “Wentai Loan Agreement”) dated April 23, 2010 by and among Shenzhen Wentai Education Industry Development Co. Ltd. (“Wentai Education”), Mr. Dong Xu (“Mr. Xu”) and Mr. Qicai Du (“Mr. Du”), (ii) the call option agreement (the “Wentai Call Option Agreement”) dated April 23, 2010 by and among Wentai Education, Shenzhen Wentai Investment Co. Ltd. (“Wentai Investment”), Mr. Xu and Mr. Du, (iii) the power of attorney executed by Mr. Xu on April 23, 2010, (iv) the power of attorney (together with the power attorney described in item (iii) above, the “Wentai Power of Attorney”) executed by Mr. Du on April 23, 2010, (v) the operation and management agreement (“Wentai Operation and Management Agreement”) dated April 23, 2010 by and among Wentai Education, Wentai Investment, Mr. Xu and Mr. Du on April 23, 2010, (vi) the service agreement dated October 28, 2010 by and between Wentai Education and Wentai Investment, (vii) the service agreements dated March 12, 2010 by and among Wentai Education and seven schools and kindergartens held by Guangzhou Zhongda Fundamental Education Investment Management Co., Ltd. (“Zhongda Foundation”) and (viii) the equity pledge agreement (the “Wentai Equity Pledge”) dated April 23, 2010 by and among Mr. Xu, Mr. Du, Wentai Education and Wentai Investment.

“Leisen VIE Arrangements” means each of the following agreements (including any amendments and supplements thereto) (i) the loan agreement (the “Leisen Loan Agreement”) dated June 8, 2011 by and between Changsha Little New Star Animation Digital Technology Co. Ltd. (“Animation Digital”) and Mr. Xu, (ii) the call option agreement (the “Leisen Call Option Agreement”) dated June 8, 2011 by and among Mr. Xu, Animation Digital and Changsha Leisen Education Software Co., Ltd. (“Leisen Education”), (iii) the power of attorney (the “Leisen Power of Attorney”) executed by Mr. Xu, (iv) the software development and maintenance agreement dated June 8, 2011 by and between Animation Digital and Leisen Education, (v) the exclusive technology supporting and consulting service agreement dated June 8, 2011 by and between Animation Digital and Leisen Education, (vi) the content providing agreement dated June 8, 2011 by and between Animation Digital and Leisen Education, (vii) the equity pledge agreement dated June 8, 2011 by and among Mr. Xu, Animation Digital and Leisen Education.

ANNEX B

Opinion of Duff & Phelps as the Independent Committee’s Financial Advisor

Confidential Special Committee of Independent Directors Noah Education Holdings Ltd. NEO Tower A, Unit F, 33rd Floor, Che Gong Miao, Futian District Shenzhen, Guangdong Province, China, 518040	April 2, 2014

Dear Members of the Special Committee:

Noah Education Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company and to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.00005 per share, of the Company (individually, a “Share” and collectively, the “Shares”), other than the Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), and the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares and the Dissenting Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Rainbow Education Holding Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned by MSPEA Education Holding Limited, an investment holding company indirectly controlled by Morgan Stanley, Jointly Gold Technologies Limited, First Win Technologies Limited, Global Wise Technologies Limited, Sunshine Nation Limited, Du Qicai and Baring Asia II Holdings (22) Limited (collectively, the “Consortium Members”), and Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which was dated as of March 26, 2014. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US $2.85 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADSs (other than ADSs representing the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive US $2.85 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”).

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

B-1

Special Committee of Independent Directors

Noah Education Holdings Ltd.

April 2, 2014

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended June 30, 2012 and 2013;

b.	The Company’s unaudited financial statements for the six months ended December 31, 2013 and the six months ended December 31, 2012;

c.	A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company in relation to financial years ending June 30, 2014 through 2023, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

d.	Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

B-2

Special Committee of Independent Directors

Noah Education Holdings Ltd.

April 2, 2014

e.	A letter dated March 26, 2014 from the chief financial officer of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

f.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated March 26, 2014;

2.	Discussed the information referred to in paragraph 1 above and the business, operations and financial condition and prospects of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent and without independent verification:

1.	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company management;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available estimates and good faith judgment of the person furnishing the same; Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based;

B-3

Special Committee of Independent Directors

Noah Education Holdings Ltd.

April 2, 2014

4.	Assumed that information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are true and correct and each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Duff & Phelps has not undertaken to reaffirm or revise this Opinion or otherwise comment upon any event occurring after the date hereof and does not have any obligation to update, revise or reaffirm this Opinion.

B-4

Special Committee of Independent Directors

Noah Education Holdings Ltd.

April 2, 2014

Duff & Phelps did not (i) evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter; (ii) estimate, or express any opinion regarding, the liquidation value of any entity or business; (iii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be agreed upon among the parties to the Agreement and the Proposed Transaction; (iv) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction; or (v) undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares and the Dissenting Shares).

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

B-5

Special Committee of Independent Directors

Noah Education Holdings Ltd.

April 2, 2014

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated January 9, 2014 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, including assisting the Special Committee in initiating, soliciting and encouraging alternative transaction proposals from third parties prior to the signing of the Merger Agreement, and will receive a fee for its services. In addition, pursuant to the Engagement Letter the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and indemnify Duff & Phelps and DPS for certain liabilities. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Special Committee that it is prepared to render the Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the holders of the ADSs (other than the ADSs representing the Excluded Shares and the Dissenting Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or the ADSs other than in their capacity as a holder of the Shares or the ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

B-6

ANNEX C

Cayman Companies Law Cap.22 (Law 3 of 1961, As Consolidated and Revised) - Section 238

Rights of dissenters

(1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

C-1

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-755-8288-9100. The name, business address, present principal employment and citizenship of each director and executive officer of the Company is set forth below.

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Company
Directors and Executive Officers	Business Address	Present Principal Employment	Citizenship

Dong Xu	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Chairman, Chief Strategy Officer and Acting Chief Executive Officer	PRC
Xiaotong Wang	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Director	PRC
Qicai Du	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Director	PRC
Benguo Tang	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Director	PRC
Xiao Chen	201D Weilun Building Tsinghua University, Haidian, Beijing 100084, People’s Republic of China	Independent Director	PRC

D-1

Conrad Kwong Yue Tsang	28E, Tower 3, Estoril Court, 55 Garden Road, Central, Hong Kong	Independent Director	Hong Kong
Benzhong Wang	Room 1-12, No.3 Yunti Lane, Xicheng District, Beijing 100032, People’s Republic of China	Independent Director	PRC
Shengli Zheng	School of Law of Peking University, Haidian District, Beijing, 100871, People’s Republic of China	Independent Director	PRC
Rick Chen	Room 501, Building A, No. 563 Songtao Road, Pudong New District, Shanghai 201203, People’s Republic of China	Independent Director	PRC
Dora Li	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Chief Financial Officer	PRC
Tianming Du	Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Vice President	PRC

Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The name, business address, present principal employment and citizenship of the directors and executive officers of Parent are set forth below.

D-2

Name	Business Address	Present Principal Employment/Principal Business	Citizenship
Samantha Jennifer Cooper	1585 Broadway, New York, NY 10036, USA	Vice President of Morgan Stanley Private Equity Asia IV, Inc. (“MSPEA IV Inc”), Alternative Director to Alan K. Jones of MSPEA IV, Sole director of MSPEA Education, Director of Parent and Merger Sub	United States
Wing Cheung Ryan Law	40th Floor, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong SAR	Managing Director of Morgan Stanley Asia Limited, Director of Parent and Merger Sub	Hong Kong SAR
Karen A. Cassidy	750 Seventh Avenue New York 10019	Treasurer of MSPEA IV Inc, MSPEA IV, MSPEA Education and Parent	United States
Edwin van Keulen	1633 Broadway New York, New York 10019	Vice President of MSPEA IV Inc, Treasure of MSPEA IV, MSPEA Education and Parent	Dutch

Ms. Samantha Jennifer Cooper has been a Vice President of MSPEA IV Inc since 5 June 2012, an Alternate Director to Alan K. Jones of MSPEA IV since 2 August 2013, the sole Director of MSPEA Education since 11 December 2013, and a Director of Parent and Merger Sub since 29 January 2014. She has been employed by Morgan Stanley, the ultimate parent of MSPEA IV Inc since 12 August 2002.

Wing Cheung Ryan Law has been employed by Morgan Stanley since September 2012. Prior to that, he founded GCL Capital and was the managing director of GCL Capital from February 2010 to August 2012, and before that, he was employed by Mount Kellett Capital from October 2008 to November 2009 and by Morgan Stanley from July 1998 to October 2008.

Ms. Karen A. Cassidy has been a Treasurer of MSPEA IV Inc since 1 November 2012, a Treasurer of MSPEA IV since 8 August 2013, a Treasurer of MSPEA Education since 18 December 2013 and a Treasurer of Parent since 24 February 2014. She has been employed by Morgan Stanley since May 2011. Prior to that, she was a real estate agent with Coldwell Banker from 2006 through 2011.

Mr. Edwin Van Keulen has been a Vice President of MSPEA IV Inc since 5 June 2012, a Treasurer of MSPEA IV since 8 August 2013, a Treasurer of MSPEA Education since 18 December 2013 and a Treasurer of Parent since 24 February 2014. He has been employed by Morgan Stanley since May 2008. Prior to that, he was employed by Ernst & Young from 2001 to May 2008.

During the last five (5) years, none of Parent or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-3

Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The name, business address, present principal employment and citizenship of the directors of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not any executive officer.

Name	Business Address	Present Principal Employment/Principal Business	Citizenship
Samantha Jennifer Cooper	1585 Broadway, New York, NY 10036, USA	Vice President of MSPEA IV Inc, Alternative Director to Alan K. Jones of MSPEA IV, Sole director of MSPEA Education, Director of Parent and Merger Sub	United States
Wing Cheung Ryan Law	40th Floor, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong SAR	Managing Director of Morgan Stanley Asia Limited, Director of Parent and Merger Sub	Hong Kong SAR

During the last five (5) years, none of Merger Sub or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Jointly Gold Technologies Limited

Jointly Gold Technologies Limited is a company incorporated under the laws of the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

The name, business address, present principal employment and citizenship of the directors and officers of Jointly Gold Technologies Limited are set forth below. As of the date of this proxy statement, Jointly Gold Technologies Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Dong Xu	c/o Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Chairman, chief Strategy officer and acting chief executive officer of the Company	PRC

During the last five (5) years, none of Jointly Gold Technologies Limited or any of its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-4

Directors and Executive Officers of First Win Technologies Limited

First Win Technologies Limited is a company incorporated under the laws of the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

The name, business address, present principal employment and citizenship of the directors and officers of First Win Technologies Limited are set forth below. As of the date of this proxy statement, First Win Technologies Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Benguo Tang	c/o Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Director of the Company	PRC

During the last five (5) years, none of First Win Technologies Limited or any of its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Global Wise Technologies Limited

Global Wise Technologies Limited is a company incorporated under the laws of the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

The name, business address, present principal employment and citizenship of the sole director of Global Wise Technologies Limited are set forth below. As of the date of this proxy statement, Global Wise Technologies Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Xiaotong Wang	c/o Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen, Guangdong Province 518040, People’s Republic of China	Director of the Company	PRC

During the last five (5) years, none of Global Wise Technologies Limited or any of its director or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Sunshine Nation Limited

Sunshine Nation Limited is a company incorporated under the laws of the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola British Virgin Islands.

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The name, business address, present principal employment and citizenship of the sole director of Sunshine Nation Limited are set forth below. As of the date of this proxy statement, Sunshine Nation Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Siyuan Du	c/o 5F Wuyi Xinganxian, No. 717 Wuyi West Road, Changsha, Hunan Province, China	Employee of the Company	Canada

During the last five (5) years, none of Sunshine Nation Limited or any of its director or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Baring Filing Persons

Baring Asia II Holdings (22) Limited (“Baring SPV”) is a company with limited liability incorporated under the laws of the British Virgin Islands. Baring SPV was formed for the purpose of making investments for Baring LP 1 (as defined below), Baring LP 2 (as defined below) and their respective affiliates, including holding interests in the Company and in Holdco. The principal business address and telephone number for Baring SPV is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands, (+44) 1481 735825.

The name, business address, present principal employment or business, and citizenship of the directors of Baring SPV are set forth below. As of the date of this proxy statement, Baring SPV does not have any executive officers.

Name	Business Address	Present Principal Employment/Business	Citizenship
IPES Director (Guernsey) Limited	1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL	Administration	Guernsey
Peter Touzeau	1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL	Administration	Guernsey

Baring SPV is controlled by The Baring Asia Private Equity Fund II, L.P. 1 (“Baring LP 1”), a Guernsey limited partnership, and The Baring Asia Private Equity Fund II, L.P. 2 (“Baring LP 2”), a Guernsey limited partnership. The general partner of each of Baring LP 1 and Baring LP 2 is Baring Asia Fund II (GP) LP (“Baring GP”), a Guernsey limited partnership, and the general partner of Baring GP is Baring Asia Fund Managers II Limited (“Baring Limited”), a Guernsey registered company. Maximus GP Holdings Limited (“Maximus Limited”), a company with limited liability incorporated under the laws of the British Virgin Islands, is the controlling shareholder of Baring Limited. The principal business of Baring LP 1, Baring LP 2, Baring GP, Baring Limited and Maximus Limited is investment activities. The principal business address and telephone number for each of Baring LP 1, Baring LP 2, Baring GP and Baring Limited is 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL, (+44) 1481 735825. The principal business address and telephone number for Maximus Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, (+852) 2851 0260.

The name, business address, present principal employment, and citizenship of the directors of Baring Limited are set forth below. As of the date of this proxy statement, Baring Limited does not have any executive officers.

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Name	Business Address	Present Principal Employment	Citizenship
Tek Yok Hua	2 Battery Road #23-01, Maybank Tower, 049907, Singapore	Administration	Singapore
David S Huckfield	Richardsons Farm, Goggs Lane, Redlynch, Salisbury, Wiltshire, SP5 2NY, United Kingdom	Administration	United Kingdom
Barry G McClay	1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL	Administration	Guernsey
Peter Touzeau	1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL	Administration	Guernsey

The name, business address, present principal business, and citizenship of the sole director of Maximus Limited are set forth below. As of the date of this proxy statement, Maximus Limited does not have any executive officers.

Name	Business Address	Present Principal Business	Citizenship
Maximus Group Holdings Limited	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Investment activities	British Virgin Islands

During the last five years, none of Baring SPV, Baring LP 1, Baring LP 2, Baring GP, Baring Limited, Maximus Limited or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of MS Filing Persons

The general partner of MSPEA IV LP is MSPEA IV LLC. Neither MSPEA IV LLC nor MSPEA IV LP has officers or directors.

MSPEA IV

MSPEA IV is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

The name, business address, present principal employment and citizenship of the directors and executive officers of MSPEA IV are set forth below. Unless otherwise indicated, each individual is a United States citizen and each occupation set forth an individual’s name refers to MSPEA IV.

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Name	Title	Address

Alan K. Jones	Director	1585 Broadway New York, New York 10036

Samantha Jennifer Cooper	Alternate Director to Alan K. Jones	1585 Broadway New York, New York 10036

Karen A. Cassidy	Treasurer	750 Seventh Avenue New York 10019

Edwin van Keulen*	Treasurer	1633 Broadway New York, New York 10019

* Citizenship – Dutch

Mr. Alan K. Jones has been a Director, President and Managing Director of MSPEA IV Inc since 5 June 2012, and the sole Director of MSPEA IV since 22 October 2012. He has been employed by Morgan Stanley since August 1993.

During the last five (5) years, none of MSPEA IV or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MSPEA Education

MSPEA Education is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

The name, business address, present principal employment and citizenship of the sole director and executive officers of MSPEA Education are set forth below. Unless otherwise indicated, each individual is a United States citizen and each occupation set forth an individual’s name refers to MSPEA Education.

Name	Title	Address

Samantha Jennifer Cooper	Director	1585 Broadway New York, New York 10036

Karen A. Cassidy	Treasurer	750 Seventh Avenue New York 10019

Edwin van Keulen*	Treasurer	1633 Broadway New York, New York 10019

* Citizenship – Dutch

During the last five (5) years, none of MSPEA Education or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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ANNEX E

Proxy card

NOAH EDUCATION HOLDINGS LTD.

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: NED)

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Form of Proxy for Extraordinary General Meeting

to Be Held on , 2014

(or any adjourned or postponed meeting thereof)

I/We ________ __________________________________ __________________________________ (name of the shareholder) of ________________________________________________________________________ (address of the shareholder), being the registered holder of ______________________________ ordinary shares2, par value US$0.00005 per share, of Noah Education Holdings Ltd. (the “Company”), hereby appoint the Chairman of the extraordinary general meeting 3 or _____________________________________ (name of the proxy) of _______________________________________________________ (address of the proxy) as my/our proxy to attend and act for me/us at the extraordinary general meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at Unit F, 33rd Floor, NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People’s Republic of China on_____ , 2014 at _____ a.m. (Beijing time), and to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit 3.

No.	PROPOSALS	FOR[4]	AGAINST [3]	ABSTAIN [3]
1.	As a special resolution, THAT the agreement and plan of merger (the “Merger Agreement”), dated April 2, 2014, 2014, among Rainbow Education Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Rainbow Education Merger Sub Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies in the Cayman Islands, (the “Cayman Plan of Merger”), (copies of the Merger Agreement and the Cayman Plan of Merger being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting, which will also be produced and made available for inspection at the extraordinary general meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;	☐	☐	☐

2         Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

3         If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

4         IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR”. If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST”. If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN”. Failure to complete any or all the boxes will entitle your proxy to cast his votes at his discretion. Your proxy will also be entitled to vote or abstain at his discretion on any amendment to the resolutions referred to in the notice of extraordinary general meeting which has been properly put to the Meeting.

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2.	As a special resolution, THAT each of the members of the independent committee of the board of directors of the Company and the chief financial officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Cayman Plan of Merger, and the transactions contemplated thereby, including the Merger; and

3.	As an ordinary resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.	☐	☐	☐

Dated ____________________, 2014	Signature(s) [5]

5         This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either executed under its common seal or executed under the hand of an officer or attorney duly authorized to sign the same.

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ANNEX F

Form of ADS Voting Instructions Card

Extraordinary General Meeting of Noah Education Holdings Ltd.

Date: xxxxxxxx xx, 2014

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ **Use pen only**

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here _______________ Please Date Above _______________

Please Sign Here _______________ Please Date Above _______________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of Noah Education Holdings Ltd.
to be held xxxxxxxx xx, 2014
For Holders as of xxxxxxxx xx, 2014

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 pm, New York City Time xxxxxxxx xx, 2014.

PROXY TABULATOR FOR
NOAH EDUCATION HOLDINGS LTD.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2014 Mediant Communications LLC. All Rights Reserved

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NOAH EDUCATION HOLDINGS LTD.

Instructions to The Bank of New York Mellon, as Depositary

(Must be received prior to 5:00 p.m. New York City time on xxxxxxx xx, 2014)

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of Noah Education Holdings Ltd. registered in the name of the undersigned on the books of the Depositary as of the close of business on xxxxxxx xx, 2014 at the Extraordinary General Meeting of the Shareholders of Noah Education Holdings, Ltd. to be held at Unit F, 33rd Floor NEO Tower A, Che Gong Miao, Futian District, Shenzhen 518048, Guangdong Province, People's Republic of China on xxxxxxxx xx, 2014 at xx:xx a.m. (local time).

NOTE:

1. **Please direct the Depositary how it is to vote by placing an X in the appropriate box opposite the resolution.**
2. **If you sign and return this form but do not indicate provide indications in the boxes how you wish the shares underlying your ADSs to be voted, or you fail to sign and return this form, the Depository will not vote or attempt to exercise the right to vote any shares underlying your ADSs.**

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR
NOAH EDUCATION HOLDINGS LTD.
P.O. Box 8016
CARY, NC 27512-9903

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